EXHIBIT 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

dated as of October 16, 2015,

among

HSRE Quad Merger Parent, LLC,

HSRE Quad Merger Sub, LLC,

CCGSR INC.

and

CAMPUS CREST COMMUNITIES, INC.

-i-

-ii-

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of October 16, 2015, is entered into by and among HSRE Quad Merger Parent, LLC, a Delaware limited liability company (“Parent”), HSRE Quad Merger Sub, LLC, a Maryland limited liability company and a wholly owned Subsidiary of Parent (“Merger Sub”), CCGSR, Inc., a Delaware corporation (the “Stockholders’ Representative”) and Campus Crest Communities, Inc., a Maryland corporation (the “Company”). Capitalized terms used in this Agreement are used as defined in Section 8.03.

RECITALS

WHEREAS, pursuant to this Agreement, and upon the terms and subject to the conditions set forth herein, the Company will be merged with and into Merger Sub with Merger Sub as the Surviving Entity (the “Merger,” and together with the other transactions contemplated by this Agreement, the “Transactions”), in accordance with the Maryland General Corporation Law (the “MGCL”) and the Maryland Limited Liability Company Act (the “MLLCA”), whereby each issued and outstanding share of common stock, par value $0.01 per share, of the Company (the “Common Stock”), other than as set forth herein, will be converted into the right to receive the Merger Consideration, subject to any withholding of taxes required by applicable Law;

WHEREAS, the Board of Directors of the Company (the “Board”), on the terms and subject to the conditions set forth herein, has unanimously (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement, (ii) approved the execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions, including the Merger and (iii) resolved to recommend adoption of this Agreement by the stockholders of the Company;

WHEREAS, the Board of Managers of Parent, and the sole member of Merger Sub, on the terms and subject to the conditions set forth herein, have unanimously approved and declared advisable this Agreement and the consummation of the Transactions, including the Merger;

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

WHEREAS, contemporaneously with the Effective Time, the Company shall consummate, or shall cause the Company Operating Partnership to consummate, the transactions contemplated by the Copper Beech Agreement;

WHEREAS, immediately prior to the Effective Time, the Company shall consummate, or shall cause the applicable Company Subsidiaries to consummate, the Pre-Closing Dispositions;

WHEREAS, Parent, Merger Sub and the Company agree that, if the Montreal Closing Date shall not have occurred prior to the Effective time, then, at the Effective Time, Parent and the Stockholders’ Representative shall enter into a contingent value rights agreement in form and substance mutually agreeable to Parent and the Stockholders’ Representative (the “CVR Agreement”) with an institution selected by Parent that is reasonably satisfactory to the Company to act as Rights Agent (as such term will be defined in the CVR Agreement), pursuant to which Parent shall grant to each holder of Common Stock (other than Cancelled Shares) a Contingent Value Right entitling each holder thereof to receive, subject to the terms and conditions of this Agreement, certain payments as part of the Merger Consideration;

WHEREAS, Parent, Merger Sub and the Company agree that, if the Montreal Closing Date shall not have occurred prior to the Effective time, then, concurrent with the execution of the CVR Agreement, Parent, Merger Sub, the Company and the Stockholders’ Representative shall enter into an escrow agreement (the “Montreal Escrow Agreement”) with a United States national bank selected by the Company that is reasonably satisfactory to Parent to act as escrow agent, pursuant to which such escrow agent shall hold the Exchange Rate Adjusted Montreal Guaranty Amount and the Montreal Interests in accordance with the CVR Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement, the Equity Investors have entered into Equity Commitment Letters with Parent; and

WHEREAS, subject to the terms and conditions set forth herein, following the execution and delivery of this Agreement, the Company and Parent shall enter into an escrow agreement substantially in the form of Exhibit A hereto (the “Escrow Agreement”) securing certain obligations of Parent and Merger Sub hereunder, and pursuant to the terms and conditions set forth herein and in the Escrow Agreement Parent shall deposit, or shall cause to be deposited, into an escrow account (the “Escrow Account”) an amount in cash equal to the Reverse Termination Fee;

WHEREAS, following the Effective Time, the Surviving Entity shall enter into a merger agreement with the Company Operating Partnership and a wholly owned subsidiary of the Surviving Entity (the “OP Merger Agreement”) pursuant to which (i) such wholly owned subsidiary and the Company Operating Partnership shall merge (the “OP Merger”), and (ii) the Scheduled Limited Partners shall be entitled to receive such amounts and consideration as set forth in Section 2.05 of this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and subject to the conditions set forth herein, the parties intending to be legally bound hereto agree as follows:

Article I.
THE MERGER

Section 1.01         The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the MGCL and the MLLCA, at the Effective Time, (a) the Company shall be merged with and into Merger Sub and the separate corporate existence of the Company shall cease, and (b) Merger Sub shall continue as the surviving entity of the Merger (the “Surviving Entity”) and shall succeed to and assume all the rights and obligations of the Company in accordance with the MGCL and the MLLCA.

Section 1.02         Closing. The closing of the Merger (the “Closing”) will take place at 10:00 a.m., Eastern Time, on a date to be specified by the Company and Parent, which shall be no later than the second (2nd) Business Day after satisfaction or (to the extent permitted by applicable Law and this Agreement) waiver of the conditions set forth in ARTICLE VI (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by applicable Law and this Agreement) waiver of those conditions), at the offices of Kilpatrick Townsend & Stockton LLP, 1100 Peachtree Street NE, Suite 2800, Atlanta, Georgia 30309-4528, unless another time, date or place is agreed to in writing by Parent and the Company. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

Section 1.03         Effective Time. On the Closing Date, the Company and Merger Sub shall (a) file an articles of merger with the State Department of Assessments and Taxation of Maryland (the “SDAT”) in such form as is required by, and executed in accordance with, the relevant provisions of the MGCL and the MLLCA (the “Articles of Merger”), and (b) make all other filings or recordings required by the MGCL and the MLLCA to effectuate the Merger. The Merger shall become effective at such time as the Articles of Merger are duly filed with, and accepted by, the SDAT or at such subsequent date and time as the Company and Merger Sub shall agree and specify in the Articles of Merger (the date and time that the Merger becomes effective is referred to as the “Effective Time”).

Section 1.04         Effects of the Merger. The Merger shall have the effects set forth in Section 3-114 of the MGCL and Section 4A-709 of the MLLCA.

Section 1.05         Articles of Organization and Limited Liability Company Agreement. The articles of organization and limited liability company agreement of Merger Sub, in each instance, in effect immediately prior to the Effective Time, shall be the articles of organization and limited liability company agreement, respectively, of the Surviving Entity, in each instance, until thereafter changed or amended as provided therein or by applicable Law.

Section 1.06         Manager. As of the Effective Time, the sole member of Merger Sub shall manage the Surviving Entity.

Article II.
EFFECT OF MERGER ON CAPITAL STOCK OF CONSTITUENT CORPORATIONS;
COMPANY STOCK OPTIONS; EXCHANGE OF CERTIFICATES

Section 2.01         Effect on Common Stock; Merger Sub Membership Units. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of any shares of Common Stock or the holders of any membership units of Merger Sub (the “Merger Sub Membership Units”):

(a)          each share of Common Stock (i) held by the Company as treasury stock, (ii) owned by any direct or indirect wholly-owned Company Subsidiary, or (iii) that is issued or outstanding and owned directly or indirectly by Parent or Merger Sub immediately prior to the Effective Time (the “Cancelled Shares”) shall be automatically cancelled and retired and shall cease to exist, and no cash, stock or other consideration shall be delivered or deliverable in exchange therefor;

(b)          each Merger Sub Membership Unit that is issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) validly issued, fully paid and non-assessable membership unit of the Surviving Entity; and

(c)          each share of Common Stock that is issued and outstanding immediately prior to the Effective Time, other than Cancelled Shares, shall automatically be converted into the right to receive (i) the Cash Merger Consideration, and (ii) the Per Share Contingent Consideration, if any (together with the Cash Merger Consideration, the “Merger Consideration”). At the Effective Time, all such shares of Common Stock shall cease to be outstanding and shall be automatically cancelled and retired and shall cease to exist, and each holder of a certificate (a “Common Stock Certificate”) or book-entry shares (“Book-Entry Shares”) that, immediately prior to the Effective Time, represented any shares of Common Stock shall thereafter cease to have any rights with respect to such shares of Common Stock, except, in all cases, the right to receive (other than with respect to the Cancelled Shares) the Merger Consideration, to be paid in consideration therefor upon surrender of such Certificate in accordance with Section 2.07. If the Montreal Closing Date shall have occurred prior to the Effective Time, the “Per Share Contingent Consideration” shall consist of the amount equal to (i) the Montreal Net Proceeds (converted to United States Dollars at the Exchange Rate), if any, divided by (ii) the Contingent Consideration Denominator. If the Montreal Closing Date shall not have occurred prior to the Effective Time, the “Per Share Contingent Consideration” shall consist of one non-transferable contingent value right (a “Contingent Value Right”) to be issued by Parent pursuant to the CVR Agreement, with each Contingent Value Right representing the right to receive a pro-rata portion (based on the Contingent Consideration Denominator) of (A) the amount, if any, of the Exchange Rate Adjusted Montreal Guaranty Amount that is not required after the Effective Time to fully satisfy and discharge the Montreal Guaranty, and (B) the net cash proceeds, if any, received by Montrealco after deducting certain operating expenses and transaction costs described in the CVR Agreement, from the sale of the Montreal Interests or Montreal Properties after the Effective Time, in each case as shall be set forth in the CVR Agreement. If the Montreal Closing Date has occurred prior to the Effective Time, the Company shall promptly provide Parent with all necessary information, financial and otherwise, necessary or required to calculate the Per Share Contingent Consideration. For purposes of this Agreement, the following terms shall have the meanings given below:

“Cash Merger Consideration” means an amount in cash equal to the result of (i) the Nominal Per-Share Cash Consideration minus (ii) the quotient of (x) the Montreal Guaranty Shortfall Amount, if any, divided by (y) the Contingent Consideration Denominator; provided, however, that if the Montreal Closing Date shall not have occurred prior to the Effective Time, then the Nominal Per-Share Cash Consideration shall be reduced by the amount equal to the quotient of (a) the Montreal Guaranty Amount, as adjusted to give effect to the CAD/USD exchange rate quoted in the Wall Street Journal on the date that the Montreal Guaranty Amount is deposited into the Montreal Escrow Account in accordance with Section 6.03(e) (the “Exchange Rate Adjusted Montreal Guaranty Amount”), divided by (b) the Contingent Consideration Denominator.

“Contingent Consideration Denominator” means the sum of (i) the number of shares of Common Stock (other than Cancelled Shares) issued and outstanding immediately prior to the Effective Time plus (ii) the aggregate number of outstanding Company OP Units held by the Scheduled Limited Partners immediately prior to the Effective Time.

“Exchange Rate” means the CAD/USD exchange rate quoted in the Wall Street Journal on the Montreal Closing Date.

“Montreal Closing Date” means the closing date for the sale of the Montreal Properties or the Montreal Interests pursuant to the Montreal Sale Agreement.

“Montreal Expenses” means the sum of (i) the Montreal Operating Expenses plus (ii) the Montreal Transaction Expenses plus (iii) any costs, fees, or expenses incurred by the Company or any Company Subsidiary in connection with Section 5.20 (which, for the avoidance of doubt shall include costs, fees, or expenses incurred by the Company or any Company Subsidiary (A) in connection with complying with or attempting to comply with the provisions set forth in Section 5.20, and (B) as a result of failing to cause the actions set forth in clauses (i) and (ii) of Section 5.20 to occur, including any severance costs or any penalties in connection therewith).

“Montreal Guaranty” means that certain Guarantee dated as of January 14, 2014, executed by the Company and the Company Operating Partnership in favor of Royal Bank of Canada, as Administrative Agent.

“Montreal Guaranty Amount” means the amount equal to CAD 56,000,000.

“Montreal Guaranty Shortfall Amount” means the amount, if any, paid by the Company, any Affiliate or Montrealco at or prior to the Effective Time to satisfy and discharge in full all obligations of the Company (and its Affiliates) and Montrealco under the Montreal Guaranty.

“Montreal Interests” means all of the Company’s direct and indirect ownership interests and other rights in the Montreal Properties.

“Montreal Net Proceeds” means the result of (i) the net cash proceeds (after repayment of any indebtedness related thereto and expressed in CAD) actually received by Montrealco or the Company in respect of the Montreal Interests from the sale of the Montreal Properties or the Montreal Interests (including but not limited to cash proceeds and any cash repayment of outstanding amounts owed to Montrealco or the Company by the purchaser pursuant to the Montreal Sale Agreement) at or prior to the Effective Time, minus (ii) the Montreal Expenses.

“Montreal Operating Expenses” means the aggregate amount of actual costs and expenses, in CAD, incurred or funded prior to the Effective Time by Montrealco or the Company (and any Affiliate) for operating expenses of the entity which manages the Montreal Properties.

“Montreal Properties” means (i) the property located at 777 rue University, Montreal, Quebec (formerly known as Delta Hotel and being operated as student housing as evo Vieux-Montreal) and (ii) the property located at 420 Sherbrooke West, Montreal, Quebec (formerly known as the Holiday Inn Hotel and being operated as student housing as evo Centre-Ville).

“Montreal Sale Agreement” means a purchase and sale agreement with respect to the sale of the Montreal Properties or the Montreal Interests.

“Montreal Transaction Expenses” means the aggregate amount, expressed in CAD, of (i) any and all costs, fees or expenses incurred by Montrealco or the Company (or any Affiliate), including any and all legal, accounting, tax, financial advisory and other professional or transaction-related costs, fees and expenses, and (ii) any and all taxes, if any, required to be paid or withheld by Montrealco or the Company (or any Affiliate), in each of clauses (i) and (ii), in connection with, or as a result of, the sale, transfer or disposition of the Montreal Properties or the Montreal Interests.

“Nominal Per-Share Cash Consideration” means an amount in cash equal to $6.90, without interest and subject to any withholding of taxes required by applicable Law.

Section 2.02         Appraisal Rights. No appraisal rights shall be available with respect to the Merger or the other Transactions.

Section 2.03         Restricted Stock. Prior to the Effective Time, the Company shall take, and cause the Board or any committee administering the Stock Plan to adopt resolutions approving the taking of, all actions to provide that each share of Common Stock outstanding immediately prior to the Effective Time that is subject to vesting or other lapse restrictions pursuant to the Stock Plan or any applicable restricted stock award agreement (collectively, “Restricted Stock”) (i) shall automatically vest and become free of such restrictions immediately prior to the Effective Time and (ii) shall be automatically converted into the right to receive the Merger Consideration in accordance with Section 2.01(c); provided, however, that the Merger Consideration to be paid with respect to any such shares of Restricted Stock shall be paid net of any applicable tax withholdings as set forth in Section 2.07(g), which the Surviving Entity or the Parent, as the case may be, shall promptly pay when due to the appropriate Governmental Entity for the account of each holder of the Restricted Stock.

Section 2.04         Preferred Stock. At the Effective Time, the Company shall either (i) cause each share of the Company’s 8.00% Series A Cumulative Redeemable Preferred Stock, $0.01 par value per share (the “Series A Preferred Stock”) to be redeemed in accordance with the terms thereof, or, in the alternative, (ii) set aside sufficient funds for the redemption of each share of Series A Preferred Stock in trust for the benefit of the holders of the Series A Preferred Stock in accordance with the terms thereof.

Section 2.05         Company OP Units. At the effective time of the OP Merger in accordance with the OP Merger Agreement, and in satisfaction of Section 11.3(a) of the Company Operating Partnership Agreement, each Scheduled Limited Partner shall be entitled to receive for each Company OP Unit held by such Scheduled Limited Partner as of the Effective Time an amount equal to the Merger Consideration.

Section 2.06         Certain Adjustments. Notwithstanding any provision of this ARTICLE II to the contrary, if, between the date of this Agreement and the Effective Time, (a) the outstanding shares of Common Stock shall have been increased, decreased, changed into or exchanged for a different number of shares or different class, in each case, by reason of any reclassification, recapitalization, stock split (including reverse stock split), split-up, combination or exchange or readjustment of shares, (b) a stock dividend or dividend payable in any other securities of the Company shall be declared with a record date within such period, or (c) any similar event shall have occurred, then in each case the Merger Consideration shall be appropriately adjusted to provide the holders of shares of Common Stock the same economic effect as contemplated by this Agreement prior to such event.

Section 2.07         Exchange of Certificates and Book-Entry Shares; Paying Agent.

(a)          Paying Agent.

(i)          Prior to the Closing Date, Parent shall designate, and enter into an agreement with, a bank or trust company reasonably acceptable to the Company to act as paying agent for the Merger Consideration payable to holders of Common Stock as a result of the consummation of the Merger upon surrender of Certificates or Book-Entry Shares, as applicable (the “Paying Agent”). Immediately following acceptance of the Articles of Merger by the SDAT, Parent will deposit, or cause to be deposited, with the Paying Agent, for the benefit of the holders of shares of Common Stock that have been converted into the right to receive Merger Consideration pursuant to Section 2.01(c), cash sufficient to effect the payment of the aggregate Cash Merger Consideration to which such holders are entitled pursuant to Section 2.01(c), and the Per Share Contingent Consideration, if any, payable at the Effective Time, upon surrender of Certificates or Book-Entry Shares, as applicable. Such funds, once deposited with the Paying Agent, shall, pending its disbursement to such holders, be held in trust for the benefit of such holders and shall not be used for any other purposes.

(ii)         Immediately following acceptance of the Articles of Merger by the SDAT, Parent will deposit, or cause to be deposited, with the Paying Agent, for the benefit of the Scheduled Limited Partners pursuant to Section 2.05, cash sufficient to effect the payment of the aggregate Cash Merger Consideration to which such Scheduled Limited Partners are entitled pursuant to Section 2.05, and the Per Share Contingent Consideration, if any, payable at the Effective Time. Such funds, once deposited with the Paying Agent, shall, pending its disbursement to such Scheduled Limited Partners, be held in trust for the benefit of such Scheduled Limited Partners and shall not be used for any other purposes.

(b)         Payment Procedures.

(i)          As soon as practicable after the Effective Time (but no later than the second (2nd) Business Day thereafter), the Surviving Entity shall cause the Paying Agent to mail to each holder of record of Common Stock as of immediately prior to the Effective Time (i) a letter of transmittal (which shall be in such a form reasonably acceptable to the Company), and (ii) instructions for use in effecting the surrender of the Certificates and Book-Entry Shares in exchange for payment of the applicable Merger Consideration to which the holder thereof is entitled. Upon surrender of a Certificate or Book-Entry Shares, as applicable, for cancellation to the Paying Agent, together with such letter of transmittal, duly completed and validly executed, the holder of such Certificate or Book-Entry Shares, as applicable, shall be entitled to receive the applicable Merger Consideration to which the holder thereof is entitled in accordance with the terms of this ARTICLE II, in exchange for each share of Common Stock, formerly represented by such Certificate or Book-Entry Shares, as applicable, and the Certificate or Book-Entry Shares, as applicable, so surrendered shall forthwith be cancelled. Until surrendered as contemplated by this Section 2.07(b)(i), each Certificate or Book-Entry Shares, as applicable (other than a Certificate or Book-Entry Shares, as applicable, representing shares of Common Stock constituting Cancelled Shares), shall be deemed, at any time after the Effective Time, to represent only the right to receive upon such surrender the Merger Consideration, without interest, into which the shares of Common Stock theretofore represented by such Certificate or Book-Entry Shares, as applicable, are convertible into pursuant to Section 2.01(c).

(ii)         As soon as practicable following the effective time of the OP Merger, the Surviving Entity shall cause the Paying Agent to deliver to the Scheduled Limited Partners the applicable and respective Merger Consideration that each such Scheduled Limited Partner is entitled to receive pursuant to Section 2.05.

(c)          No Further Ownership Rights in Common Stock; Transfer Books. All consideration paid upon the surrender of a Certificate or Book-Entry Shares, as applicable, in accordance with the terms of this ARTICLE II, including the Cash Merger Consideration and the Per Share Contingent Consideration, if any, shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Common Stock theretofore represented by such Certificate or Book-Entry Shares, as applicable, and, at the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers on the stock transfer books of the Surviving Entity of the shares of Common Stock which were outstanding immediately prior to the Effective Time. From and after the Effective Time, the holders of Certificates or Book-Entry Shares, as applicable, that evidenced ownership of either shares of Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Common Stock except as otherwise provided for herein or by applicable Law. If, after the Effective Time, Certificates or Book-Entry Shares, as applicable, are presented to the Surviving Entity, Parent or the Paying Agent for any reason, they shall be cancelled and exchanged as provided in this ARTICLE II, except as otherwise provided by applicable Law.

(d)          Undistributed Merger Consideration. Any portion of the funds made available to the Paying Agent pursuant to Section 2.07(a) that remains undistributed to holders of Certificates or Book-Entry Shares, as applicable, on the date that is one (1) year after the Effective Time shall be delivered to the Surviving Entity or its designee, and any holder of a Certificate or Book-Entry Shares, as applicable, who has not theretofore complied with this ARTICLE II shall thereafter look only to the Surviving Entity (subject to abandoned property, escheat or other similar Laws) and only as a general creditor thereof with respect to the payment of any Merger Consideration to which such holder is entitled pursuant to this ARTICLE II upon surrender of a Certificate or Book-Entry Shares, as applicable. Any portion of the funds made available to the Paying Agent pursuant to Section 2.07(a) that remains unclaimed by holders of Certificates or Book-Entry Shares, as applicable, on the date that is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity shall, to the extent permitted by Law, become the property of the Surviving Entity, free and clear of all claims or interests of any Person previously entitled thereto.

(e)          No Liability. None of Parent, Merger Sub, the Company, the Surviving Entity, the Paying Agent or their respective representatives shall be liable to any Person in respect of any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(f)          Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, then, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Entity, the posting of a bond in customary form in favor of the Surviving Entity, in such reasonable amount as Surviving Entity may direct, as an unsecured indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall deliver in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable pursuant to this Agreement in respect of the shares of Common Stock formerly represented by such Certificate, as contemplated by this ARTICLE II.

(g)          Withholding Rights. The Surviving Entity and Parent shall be entitled, and shall be entitled to direct the Paying Agent, to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Person such amounts as Parent, the Surviving Entity or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of any other tax Law. To the extent that amounts are so deducted and withheld by the Surviving Entity, Parent or the Paying Agent, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made by the Surviving Entity, Parent or the Paying Agent, and shall be paid, by the Surviving Entity, Parent or Paying Agent, as applicable, to the appropriate Governmental Entity.

Article III.
REPRESENTATIONS AND WARRANTIES

Section 3.01         Representations and Warranties of the Company. Except as disclosed in the disclosure schedule delivered on the date hereof to Parent and Merger Sub which is attached to this Agreement (the “Company Disclosure Schedule”) (which exceptions and responses will qualify the section or subsection they specifically reference and will also qualify other sections or subsections in this ARTICLE III to the extent that it is reasonably apparent on the face of an exception or response that such exception or response is applicable to such other section or subsection, whether or not any such section references the Company Disclosure Schedule) or as set forth in any reports on Form 10-K, 10-Q or 8-K filed or furnished (or incorporated by reference into such reports) by the Company with the SEC on after January 1, 2012 and publicly available prior to the date of this Agreement (but excluding statements in any “Risk Factors” section contained therein or any statement constituting a “forward-looking statement,” in each case, to the extent that such statements are cautionary, predictive or speculative in nature) (the “Reporting Documents”), the Company represents and warrants to each of Parent and Merger Sub as follows:

(a)          Organization, Standing and Corporate Power. The Company and each Subsidiary of the Company is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or formation, as the case may be, and has all requisite corporate or similar power and authority required to own, lease and operate its properties and to carry on its business as presently conducted. The Company and each Subsidiary of the Company is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed has not had and would not reasonably be expected to have a Material Adverse Effect.

(b)          Capital Structure.

(i)          The authorized capital stock of the Company consists of 500 million shares of Common Stock and 50 million shares of preferred stock, par value $0.01 per share (“Preferred Stock”). Of the authorized shares of Preferred Stock, 6,210,000 shares of the Preferred Stock have been designated as shares of Series A Preferred Stock. As of the close of business on the Business Day immediately preceding the date of this Agreement:

(A)         64,756,541 shares of Common Stock, including 124,014 shares of Restricted Stock, are issued and outstanding;

(B)         4,977,857 shares of Common Stock are held by the Company in its treasury;

(C)         6,100,000 shares of Series A Preferred Stock are issued and outstanding; and

(D)         12,808,537 Company OP Units are issued and held by limited partners of the Company Operating Partnership, and Campus Crest Communities GP, LLC is the sole general partner of the Company Operating Partnership.

(ii)         All issued and outstanding shares of Common Stock and Series A Preferred Stock of the Company are duly authorized, validly issued, fully paid and non-assessable and are not subject to and were not issued in violation of any preemptive right.

(iii)        Except as set forth on Section 3.01(b)(iii) of the Company Disclosure Schedule, there are no bonds, debentures, notes or other Indebtedness of the Company or any Subsidiary of the Company having, or providing the holders thereof, the right to vote (or which are convertible into, exchangeable for or exercisable for, shares of capital stock of the Company, equity or other securities of the Company having the right to vote) on any matters on which stockholders of the Company may vote. There are no Contracts, agreements or understandings to which the Company or any Subsidiary of the Company is a party with respect to the issuance of or the voting interest in any shares of capital stock of the Company or any equity interests in any Subsidiary of the Company or which restrict the transfer of any such shares or equity interests (other than agreements restricting the transfer of Restricted Stock).

(iv)        Except for outstanding shares of Common Stock, Series A Preferred Stock, and the Company OP Units held by limited partners of the Company Operating Partnership, there are not issued, reserved for issuance or outstanding (A) any shares of capital stock or other voting securities or equity interests of the Company, (B) any securities of the Company or any of the Subsidiaries of the Company convertible into or exchangeable or exercisable for shares of capital stock or other voting securities or equity interests of the Company or any of the Subsidiaries of the Company, or (C) any warrants, calls, options, subscriptions, convertible securities or other rights to acquire from the Company or any of the Subsidiaries of the Company, and no Contract, obligation, agreement or commitment of the Company or any of the Subsidiaries of the Company to issue, transfer or sell any shares of capital stock, voting securities, equity interests or securities convertible into or exchangeable or exercisable for shares of capital stock or voting securities or equity interests of the Company, and there are not any outstanding Contracts relating to or obligations of the Company or any of the Subsidiaries of the Company to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities, including any Contracts or agreements granting or extending any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or similar rights with respect to any securities of the Company or any of the Subsidiaries of the Company.

(v)         Section 3.01(b)(v) of the Company Disclosure Schedule sets forth a true, complete and correct list of the unvested Restricted Stock outstanding under the Stock Plan, including the name of the Persons to whom such Restricted Stock awards have been granted and the number of shares granted. Neither the Company nor any Subsidiary of the Company has issued any “phantom” stock or stock appreciation rights.

(vi)        Section 3.01(b)(vi) of the Company Disclosure Schedule sets forth a true and complete list of each Company Subsidiary as of the date of this Agreement, including a designation of each Subsidiary of the Company that is a “qualified REIT subsidiary” within the meaning of Section 856(i)(2) of the Code (a “Qualified REIT Subsidiary”) or a “taxable REIT subsidiary” within the meaning of Section 856(l) of the Code (a “Taxable REIT Subsidiary”), and, for each such Subsidiary of the Company, its jurisdiction of incorporation or organization and the owner of all of the issued and outstanding equity interests. Prior to the date of this Agreement, the Company has made available to Parent true, correct and complete copies of (A) the Company’s articles of amendment and restatement (as amended and supplemented, the “Articles”) and bylaws (as amended and supplemented, the “Bylaws”), and (B) the certificate or articles of incorporation or formation and bylaws, limited liability company agreements or partnership agreements (or equivalent organizational documents) of each Subsidiary of the Company, in each instance as in effect on the date of this Agreement, and neither the Company nor any of the Subsidiaries of the Company is in violation of any of the provisions of any their respective organizational documents except where such violation would not reasonably be expected to have a Material Adverse Effect.

(vii)       Section 3.01(b)(vii) of the Company Disclosure Schedule sets forth as of the date hereof a list of all of the partners of the Company Operating Partnership, together with the number of Company OP Units held by each such partner in the Company Operating Partnership. Other than the Company OP Units owned by the limited partners of the Company Operating Partnership set forth in Section 3.01(b)(vii) of the Company Disclosure Schedule, the Company directly owns all of the issued and outstanding Company OP Units of the Company Operating Partnership, free and clear of any Liens (other than transfer and other restrictions under applicable federal and state securities Laws or the Company Operating Partnership Agreement), and all Company OP Units have been duly authorized and validly issued and are free of preemptive rights. There is no capital stock, voting securities or other equity interests of the Company Operating Partnership issued and outstanding other than such Company OP Units listed in Section 3.01(b)(vii) of the Company Disclosure Schedule, and there is no Indebtedness or other securities convertible into or exchangeable or exercisable for any Company OP Units or other ownership interest, voting securities or other equity interests in the Company Operating Partnership.

(viii)      Except as set forth on Section 3.01(b)(viii) of the Company Disclosure Schedule, all of the outstanding capital stock or other voting securities of, or ownership interests in, each Subsidiary of the Company is owned by the Company, directly or indirectly, free and clear of any Lien (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests). There are no issued, reserved for issuance or outstanding (A) securities of the Company or any of the Subsidiaries of the Company convertible into or exchangeable or exercisable for shares of capital stock or other voting securities of, or other ownership interests in, any Subsidiary of the Company, (B) warrants, calls, options or other rights to acquire from the Company or any of the Subsidiaries of the Company, or other Contracts, obligations of the Company or any of the Subsidiaries of the Company to issue, any capital stock or other voting securities of, or other ownership interests in, or any securities convertible into or exchangeable or exercisable for any capital stock or other voting securities of, or other ownership interests in, any Subsidiary of the Company or (C) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities of, or other ownership interests in, any Subsidiary of the Company (the items in clauses (A) through (C) being referred to collectively as the “Company Subsidiary Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Subsidiary Securities. All of the outstanding shares of capital stock of, or other equity or voting interests in, each Subsidiary of the Company have been validly issued, were issued free of preemptive rights and are fully paid and non-assessable.

(ix)         Except for (A) the capital stock or other voting securities of, or other ownership interests in, the Company Subsidiaries, (B) shares of publicly traded securities held for investment by the Company or any Subsidiary of the Company (which, in no case, exceeds five percent (5%) of the outstanding securities of any such entity), and (C) as set forth on Section 3.01(b)(ix) of the Company Disclosure Schedule, the Company does not own, directly or indirectly, any capital stock or other voting securities of, or other ownership interests in, any Person.

(x)          All dividends or other distributions on the shares of Common Stock and Series A Preferred Stock and any dividends or other distributions on any Company Subsidiary Securities which have been authorized and declared prior to the date hereof have been paid in full (except to the extent that such dividends have been publicly announced and are not yet due and payable).

(xi)         The Company has not exempted any “Person” from the “Aggregate Stock Ownership Limit” or the “Common Stock Ownership Limit” or established or increased an “Excepted Holder Limit,” as such terms are defined in the Articles, which exemption or increased limit is currently in effect.

(xii)        The Company does not have a “poison pill” or other similar stockholder rights plan.

(c)          Authority; Noncontravention.

(i)          The Company has all requisite corporate power and authority to execute and deliver this Agreement and, subject to obtaining the Stockholder Approval, to consummate the Merger and each of the other Transactions. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Merger and each of the other Transactions have been duly and validly authorized and approved by the Board and, other than obtaining the Stockholder Approval, no other corporate proceedings on the part of the Company or any Subsidiary of the Company are necessary to authorize the execution and delivery of this Agreement or to consummate the Merger and each of the other Transactions. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies (the “Bankruptcy and Equity Exceptions”). The Board, at a meeting duly called and held, has (A) adopted resolutions unanimously approving and declaring advisable this Agreement, the Merger and the other Transactions, (B) resolved to unanimously recommend that the stockholders of the Company adopt this Agreement and approve the Merger, and (C) directed that this Agreement be submitted to the holders of Common Stock for their adoption (the “Company Recommendation”).

(ii)         The execution, delivery and performance of this Agreement by the Company does not, and the consummation by the Company of the Transactions, including the Merger, and compliance by the Company with the provisions of this Agreement will not, conflict with, or result in any violation or breach by the Company or any Subsidiary of the Company of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give rise to a right of, or result in, the termination, amendment, cancellation or acceleration of any obligation or to the loss of any benefit under, or result in the creation of any pledges, liens, limitations, restrictions, charges, rights of any third party, claims, easements, encroachments, encumbrances, mortgages, rights of first refusal, rights of first offer or security interests of any kind or nature whatsoever or rights of others of any kind or nature (collectively, “Liens”) in or upon any of the properties or other assets of the Company or any Company Subsidiary under, (A) the Articles or the Bylaws or the comparable organizational documents of any Subsidiary of the Company, (B) except as set forth on Section 3.01(c)(ii) of the Company Disclosure Schedule, any loan or credit agreement, bond, debenture, note, mortgage, indenture, lease or other contract, agreement, obligation, deed, covenant, restriction, undertaking, commitment, arrangement, understanding, instrument, permit, franchise or license (each, whether written or oral and including all amendments thereto, a “Contract”) to which the Company or any Subsidiary of the Company is a party or any of their respective properties or other assets may be bound, or (C) subject to (1) obtaining the Stockholder Approval and (2) the governmental filings and the other matters referred to in Section 3.01(d), any (x) Law applicable to the Company or any Subsidiary of the Company or their respective properties or other assets or (y) order, writ, injunction, decree, statute, rule, regulation, judgment or stipulation, in each case applicable to the Company or any of the Subsidiaries of the Company or their respective properties or other assets, other than, in the case of clauses (B) and (C), any such conflicts, violations, breaches, defaults, rights, losses or Liens that would not reasonably be expected to have a Material Adverse Effect (without giving effect to clause (B)(II) contained in the definition of “Material Adverse Effect”).

(iii)        The Stockholders’ Representative is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. The Company has made available to Parent complete and correct copies of the certificate of incorporation and bylaws of the Stockholders’ Representative as currently in effect. None of the issued and outstanding capital stock of the Stockholders’ Representative is or will be, directly or indirectly, owned by the Company or any Company Subsidiary. The Stockholders’ Representative has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement, the CVR Agreement and the Montreal Escrow Agreement. This Agreement has been, and the CVR Agreement and the Montreal Escrow Agreement will be, duly executed and delivered by the Stockholders’ Representative and constitutes, or will constitute, valid and binding agreements of the Stockholders’ Representative, enforceable against it in accordance with their respective terms, subject to the Bankruptcy and Equity Exceptions. No notices, reports or other filings are required to be made by the Stockholders’ Representative with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Stockholders’ Representative from, any Governmental Entity in connection with the execution, delivery and performance of this Agreement, the CVR Agreement or the Montreal Escrow Agreement. The execution, delivery and performance of this Agreement, the CVR Agreement and the Montreal Escrow Agreement by the Stockholders’ Representative do not, and will not, constitute or result in (x) a breach or violation of, or a default under, the certificate of incorporation or bylaws of the Stockholders’ Representative, or (y) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or default under, the creation or acceleration of any obligations under or the creation of a Lien on any of the assets of the Stockholders’ Representative pursuant to, any Contract binding upon the Stockholders’ Representative or any Laws to which the Stockholders’ Representative is subject.

(d)          Governmental And Other Approvals. No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any Federal, state, local or foreign government, any court, administrative, regulatory or other governmental agency, tribunal, commission, authority or accrediting body or any non-governmental self-regulatory agency, commission, authority or accrediting body (whether or not private or quasi-private) including any taxing authority (each, a “Governmental Entity”) is required by or with respect to the Company or any Subsidiary of the Company in connection with the execution, delivery and performance of this Agreement by the Company or the consummation of the Transactions, including the Merger, except for (i) the filing with the Securities and Exchange Commission (the “SEC”) of (A) a proxy statement relating to the adoption by the stockholders of the Company of this Agreement (as amended or supplemented from time to time, the “Proxy Statement”), and (B) such reports under the Securities Exchange Act of 1934, as amended (including the rules and regulations promulgated thereunder, the “Exchange Act”), the Securities Act (as hereinafter defined) and state securities or state “blue sky” laws as may be required in connection with this Agreement and the consummation of the Transactions, (ii) the MGCL and the MLLCA with respect to the filing of the Articles of Merger with the SDAT and appropriate documents with the relevant authorities of other states in which the Company or any Company Subsidiary is qualified to do business, (iii) any filings, which do not include requests for any consents or approval, required under the rules and regulations of the New York Stock Exchange, (v) such filings, which do not include requests for any consents or approval, as may be required in connection with state and local transfer taxes, and (iv) such other consents, approvals, orders, authorizations, actions, registrations, declarations and filings the failure of which to be obtained or made would not reasonably be expected to have a Material Adverse Effect.

(e)          Company SEC Reports.

(i)          Other than as set forth on Section 3.01(e)(i) of the Company Disclosure Schedule, the Company has timely filed with or furnished to the SEC all forms, reports, statements, certifications and other documents required to be filed by it with the SEC since January 1, 2012 (collectively, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the “Company SEC Documents”). As of their respective effective dates (in the case of Company SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act of 1933, as amended (including the rules and regulations promulgated thereunder, the “Securities Act”)) and as of their respective SEC filing dates (in the case of all other Company SEC Documents), the Company SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder, applicable to such Company SEC Documents, and none of the Company SEC Documents as of such respective dates (or, if amended prior to the date of this Agreement, the date of the filing of such amendment, with respect to the disclosures that are amended) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein to make the statements therein, in light of the circumstances under which they were made, not misleading.

(ii)         Each of the audited consolidated financial statements and unaudited consolidated financial statements of the Company included in the Company SEC Documents (including the related notes and schedules), as of their respective effective dates (in the case of Company SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other Company SEC Documents), complied in all material respects with all applicable published rules and regulations of the SEC with respect thereto (except, in the case of unaudited statements, as permitted by Form 10-Q and Regulation S-X of the SEC), were prepared in accordance with generally accepted accounting principles in the United States consistently applied (“GAAP”) and applicable published rules and regulations of the SEC consistently applied during the periods involved (except (A) with respect to financial statements included in Company SEC Documents filed as of the date of this Agreement, as may be indicated in the notes thereto, or (B) as permitted by the rules and regulations of the SEC, including Regulation S-X), and fairly present in all material respects in accordance with GAAP the consolidated financial position of the Company and its consolidated Subsidiaries (the “Consolidated Company”) as of the dates thereof and the consolidated statements of operations, changes in stockholders’ equity and cash flows of such companies as of the dates and for the periods shown therein. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC or its staff.

(iii)        Other than as set forth on Section 3.01(e)(iii) of the Company Disclosure Schedule, neither the Company nor any Subsidiary of the Company has any liabilities or obligations of any nature (whether known or unknown, whether asserted or unasserted, whether accrued or unaccrued, whether absolute or contingent or otherwise and whether due or to become due) and there is no existing condition, situation or set of circumstances that would be required to be reflected or reserved against on a consolidated balance sheet of the Company prepared in accordance with GAAP or the notes thereto, except liabilities or obligations (A) reflected or reserved against on the consolidated balance sheet, including the notes thereto (the “Balance Sheet”) of the Company as of June 30, 2015 (the “Balance Sheet Date”) included in the Company SEC Documents, (B) incurred after the Balance Sheet Date in the ordinary course of business consistent with past practice, or (C) as specifically contemplated by this Agreement or otherwise in connection with the consummation of the Transactions, including those transaction fees set forth on Section 3.01(e)(iii) of the Company Disclosure Schedule.

(iv)        Other than as set forth on Section 3.01(e)(iv) of the Company Disclosure Schedule or as described in the Company’s Form 10-K for the year ended December 31, 2014 and its Form 10-Q for the quarters ended March 31, 2015 and June 30, 2015: (a) since January 1, 2012, the Company has designed and maintained disclosure controls and procedures and internal control over financial reporting (as such terms are defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) as required by Rules 13a-15 and 15d-15 under the Exchange Act; (b) the Company’s disclosure controls and procedures are designed to ensure that all information (both financial and nonfinancial) required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act; (c) the Company’s management has completed an assessment of the effectiveness of the Company’s disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable Company SEC Documents that is a report on Form 10-K or Form 10-Q, or any amendment thereto, its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation, and (d) based on Company management’s most recently completed evaluation of the Company’s internal control over financial reporting, (1) the Company had no significant deficiencies or material weaknesses in the design or operation of its internal control over financial reporting that would reasonably be expected to adversely affect the Company’s ability to record, process, summarize and report financial information and (2) the Company does not have any Knowledge of any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. Since January 1, 2012, to the Knowledge of the Company, no executive officer or director of the Company has received or otherwise had or obtained knowledge of, and to the Knowledge of the Company, no auditor, accountant, or representative of the Company has provided written notice to the Company or any executive officer or director of, any substantive complaint or allegation that the Company or any Company Subsidiary has engaged in improper accounting practices. For the purposes of this Section 3.01(e)(iv), the terms “significant deficiency” and “material weakness” shall have the meanings assigned to them in Release 2007-005A of the Public Company Accounting Oversight Board, as in effect on the date hereof.

(f)          Absence of Changes. Since the Balance Sheet Date, except as set forth in Section 3.01(f) of the Company Disclosure Schedule and except for this Agreement and the Transactions contemplated by this Agreement, the Company and the Company Subsidiaries have conducted their respective businesses in the ordinary course of business, and there has not been any Material Adverse Change or any event, change or occurrence that would reasonably be expected to result in a Material Adverse Change.

(g)          Litigation. Except as set forth in Section 3.01(g) of the Company Disclosure Schedule or as filed or furnished as part of the Reporting Documents, there is no suit, claim, investigation, action, legal or administrative proceeding pending, or, to the Company’s Knowledge, threatened, against the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary is subject to any material outstanding order, writ, judgment, decree, injunction, ruling, arbitration award or decree by or before any Governmental Entity.

(h)          Contracts. Except as set forth in Section 3.01(h) of the Company Disclosure Schedule or as filed or furnished as part of the Reporting Documents, neither the Company nor any Company Subsidiary is a party to or bound by, and none of their respective properties or other assets is subject to (whether written or oral):

(i)          any Contract containing covenants limiting in any material respect the freedom of the Company or any Company Subsidiary to compete in any line of business or in any territory or with any other Person;

(ii)         any joint venture, partnership, manufacturer, development or supply agreement or other Contract which involves a sharing of material revenue, profits, losses, costs or liabilities by the Company or any Company Subsidiary with any other Person;

(iii)        any material royalty, dividend or similar arrangement to be paid, or received, by the Company that is based on the revenue or profits of the Company or any Company Subsidiary or any Contract or agreement involving fixed price or fixed volume arrangements;

(iv)        any Contract for the purchase or sale of materials, supplies, goods, services, equipment or other assets providing for annual payments by the Company and the Company Subsidiaries or to the Company and the Company Subsidiaries, respectively, of $100,000 or more, other than Contracts entered into in the ordinary course of business and those that can be terminated by the Company or any of the Company Subsidiaries on less than 30 calendar days’ notice without payment by the Company or any of the Company Subsidiaries of any material penalty;

(v)         any loan or guaranty agreement, note, indenture or other instrument, Contract, or agreement under which the Company or any Company Subsidiary has incurred any Indebtedness, other than obligations for the deferred purchase price of property, goods or services not in excess of $100,000 individually or $500,000 in the aggregate;

(vi)        other than the Severance Policy, any employment or severance agreement or arrangement (including any such arrangement that contains a change of control payment, retention bonus or other similar arrangement) with an executive officer (other than those that are terminable by the Company or any of the Company Subsidiaries without cost or penalty upon 90 or fewer calendar days’ notice);

(vii)       any Company Benefit Plan (as hereinafter defined), any of the benefits of which will be increased, or the vesting or payment of benefits of which will be accelerated, by the consummation of the Transactions or the value of any of the benefits of which will be calculated on the basis of any of the consummation of the Transactions;

(viii)      any Contract relating to any acquisition of securities or assets of another Person or another business by the Company or any Company Subsidiary pursuant to which the Company or any Company Subsidiary has continuing “earn-out” or other contingent payment or guarantee obligations in excess of $100,000;

(ix)         any Contract that prohibits the payment of dividends or distributions in respect of the capital stock of the Company or any of the Company Subsidiaries, prohibits the pledging of the capital stock or other ownership interests or assets of the Company or any of the Company Subsidiaries, or prohibits the issuance of guarantees by the Company or any of the Company Subsidiaries;

(x)          any Contract that contains a put, call or similar right pursuant to which the Company or any of the Company Subsidiaries could be required to purchase or sell, as applicable, any equity interests of any Person or assets;

(xi)         any master leases or other material agreements with any college, university or other educational institution regarding the leasing of space or units within any of the Company Communities;

(xii)        any Contract that contains any right of first refusal, right of first offer, option or other right of any Person other than the Company or the Company Subsidiaries to acquire any Company Real Property;

(xiii)       any mortgage, security agreement, capital lease or other agreement that effectively creates a Lien on any real estate or other material assets of the Company or any of the Company Subsidiaries;

(xiv)      any Contract with any Governmental Entity;

(xv)       any Contract that would prohibit or materially delay the consummation of the Merger or the other Transactions or otherwise materially impair the ability of the Company to perform its obligations hereunder;

(xvi)      other than (A) the Company Leases, and (B) real estate leases with tenants at Company Communities, any material Contract relating to the use, purchase, sale, lease, management or occupancy of any Company Real Property;

(xvii)     any agreement pursuant to which the Company or any Subsidiary of the Company is obligated to indemnify any other Person (other than the Company or a Subsidiary of the Company) for any taxes;

(xviii)    with respect to any Company Real Property, any agreements limiting the Company or any Company Subsidiary’s right to challenge any real estate tax or assessment that have not been recorded prior to the date hereof with the appropriate Governmental Entity; or

(xix)       any Contract that is material within the meaning set forth in Item 601(b)(10) or Regulation S-K of the Securities Act.

Each contract, agreement or arrangement (i) set forth or required to be set forth on Section 3.01(h) of the Company Disclosure Schedule, (ii) as filed or furnished or as required to be filed or furnished as part of the Reporting Documents, (iii) the Severance Policy, and (iv) each Company Lease shall be referred to herein as a “Material Contract”. The Company has furnished or made available to Parent (including in connection with the Reporting Documents) true, correct and complete copies of each Material Contract. Except as set forth on Section 3.01(h) of the Company Disclosure Schedule, each Material Contract is in full force and effect and, assuming its enforceability against the counterparties, is enforceable against the Company and/or any Company Subsidiary party to such Material Contract in accordance with its terms, except where the failure to be enforceable and in full force and effect would not reasonably be expected to have a Material Adverse Effect. None of the Company, any Company Subsidiary or, to the Company’s Knowledge, any other party thereto is in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default under) any Material Contract to which it is a party or by which it or any of its properties or other assets is bound, except for violations or defaults that have not had and would not reasonably be expected to have a Material Adverse Effect (without giving effect to clause (B)(II) contained in the definition of “Material Adverse Effect”).

(i)          Compliance with Laws; Permits.

(i)          Except with respect to Environmental Laws, the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and taxes, which are the subjects of Section 3.01(j), Section 3.01(l) and Section 3.01(m), respectively, and except as set forth on Section 3.01(i)(i) of the Company Disclosure Schedule, the Company and each Company Subsidiary are in compliance with all Laws applicable to it, its properties or other assets or its business or operations, and neither the Company nor any Company Subsidiary has received any written notice alleging that the Company or any Company Subsidiary is in violation of any Law to which the Company or any Company Subsidiary or any of their respective properties or other assets or its business or operations is subject, except for allegations which have been resolved and for non-compliance and written notices alleging any such non-compliance that have not had and would not reasonably be expected to have a Material Adverse Effect.

(ii)         Except as has not had and would not reasonably be expected to have a Material Adverse Effect, the Company and the Company Subsidiaries hold all Permits necessary for the operation of the businesses of the Company and Company Subsidiaries and each Company Community and other Company Real Property as currently improved and operated (the “Material Company Permits”). The Company and each of the Company Subsidiaries is and since January 1, 2013, has been in compliance with the terms of the Material Company Permits, except for failures to comply that have not had and would not reasonably be expected to have a Material Adverse Effect. Since January 1, 2013, no event has occurred that (A) gives to any third party any right of termination, cancellation, revocation or adverse modification (with or without notice or lapse of time or both) of any Material Company Permit or (B) to the knowledge of the Company, would otherwise reasonably be expected to result in the termination, cancellation, revocation, adverse modification or non-renewal of any Material Company Permit, other than, in the case of clauses (A) and (B), any such termination, revocation, cancellation, non-renewal or adverse modification that has not had and would not reasonably be expected to have a Material Adverse Effect.

(j)          Environmental Matters. Except as would not reasonably be expected to have a Material Adverse Effect: (i) neither the Company nor any Company Subsidiary has received any written notice, demand, complaint, or other written communication alleging that the Company or any Company Subsidiary is in violation of, or has incurred or triggered potential liability or financial and/or remedial responsibility under, any applicable Environmental Law or that any judicial, administrative or compliance order has been issued against the Company or any Company Subsidiary which remains unresolved, (ii) no suit, claim, action, legal or administrative proceeding or request for information is pending or, to the Knowledge of the Company, threatened in writing by any Governmental Entity against the Company or any Company Subsidiary under any applicable Environmental Law; (iii) the Company and the Company Subsidiaries are in compliance with all Environmental Laws and all Material Company Permits required under Environmental Laws for the conduct of their respective business; (iv) neither the Company nor any Company Subsidiary is a party to any order, judgment, decree or other judicial or administrative demand that imposes any obligations under any Environmental Law on the Company or any Company Subsidiary; (v) to the Knowledge of the Company, there has been no release or threatened release of any Hazardous Materials on, in, or under, or migrating from, any Company Real Property that requires investigation, remediation, removal, mitigation, abatement, monitoring or maintenance; and (vi) other than as set forth on Section 3.01(j) of the Company Disclosure Schedule, no land use restrictions or other institutional controls or engineered barriers are in place or being relied on to protect human health at any of the Company Real Property. For purposes of this Agreement, “Environmental Laws” means any foreign, federal, state or local Law (including common law) relating to human health and safety or the pollution, protection, or restoration of the Environment, including, without limitation, those relating to the use, handling, presence, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials or related activities and/or occurrences, “Environment” means soil, sediment, land, surface or subsurface strata, surface water, ground water, ambient air (including indoor air) and any biota living in or on such media, and “Hazardous Materials” means any regulated pollutant or contaminant (including any constituent, raw material, product or by-product thereof), petroleum, natural gas, synthetic gas (including radon), asbestos or asbestos-containing material, polychlorinated biphenyls, lead paint, any hazardous industrial or solid waste, and any toxic, radioactive, infectious or hazardous substance, compound, material or agent that is known or suspected to be harmful to human health or the Environment. It is agreed and understood that the only representations and warranties made in this Agreement by the Company with respect to Environmental Laws and environmental matters are those set forth in this Section 3.01(j).

(k)          Labor Relations. Except as set forth on Section 3.01(k) of the Company Disclosure Schedule, all employees of the Company or any Subsidiary of the Company are “at will.” There are no collective bargaining or other labor union agreements to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary or any of their respective properties or assets is bound and there are no negotiations or discussions currently pending or occurring between the Company or any Company Subsidiary and any union or employee association regarding any collective bargaining agreement or any other work rules or polices. None of the employees of the Company or any Company Subsidiary is represented by any union with respect to his or her employment by the Company or such Company Subsidiary. Except as set forth on Section 3.01(k), to the Company’s Knowledge, there are no, and for the past three (3) years there have not been, organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of the Company or any of the Company Subsidiaries, and there are no lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees. Except as would not reasonably be expected to have a Material Adverse Effect, the Company and each Company Subsidiary are, and since January 1, 2012, have been, in compliance, in all respects, with all applicable Laws respecting employment, discrimination in employment, terms and conditions of employment, worker classification, wages, hours and occupational safety and health and employment practices. Except as would not reasonably be expected to have a Material Adverse Effect, neither the Company nor any Company Subsidiary has engaged in any unfair labor practice and to the Company’s Knowledge there are no pending unfair labor practice charges.

(l)          ERISA Compliance.

(i)          Section 3.01(l) of the Company Disclosure Schedule sets forth each employment, change in control, retention, bonus plan, pension, profit sharing, deferred compensation, material incentive compensation, stock ownership, stock purchase, stock appreciation, restricted stock, stock option, “phantom” stock, material performance, retirement, thrift, savings, stock bonus, paid time off, material perquisite, material fringe benefit, vacation, severance, disability, death benefit, hospitalization, medical, welfare benefit or other material plan, program, policy, arrangement or agreement (whether written or unwritten) maintained, contributed to or required to be maintained or contributed to by the Company or any of its Subsidiaries or any other Person that, together with the Company, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code (each, a “Commonly Controlled Entity”), in each case providing benefits to any current or former director, officer or employee of the Company or any of its Subsidiaries (collectively, the “Company Benefit Plans”), including each Company Benefit Plan that is an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) (sometimes referred to herein as a “Company Pension Plan”) and each Company Benefit Plan that is an “employee welfare benefit plan” (as defined in Section 3(1) of ERISA). With respect to each Company Benefit Plan, the Company has provided (A) the most recent summary plan description for which such summary plan description is available, (B) each trust agreement and insurance or group annuity contract relating to any Company Benefit Plan, (C) the most recent annual reports (Form 5500 series) (with applicable attachments) for which such annual reports are required, (D) the most recent determination, opinion, or advisory letter received from the IRS, if any; and (E) the three (3) most recent reports with respect to the funded status of such Company Benefit Plan, if any. Each Company Benefit Plan has been administered and operated in all material respects in accordance with its terms and the applicable provisions of ERISA, the Code and all other applicable laws.

(ii)         Each Company Pension Plan intended to be tax-qualified within the meaning of Section 401(a) of the Code has received a favorable determination, or may rely on an opinion letter, from the Internal Revenue Service (the “IRS”) regarding its qualified status, and, to the Company’s Knowledge, no event or omission has occurred that is reasonably likely to cause any Company Pension Plan to lose such qualification.

(iii)        Except as set forth on Section 3.01(l)(iii) of the Company Disclosure Schedule, neither the Company nor any Commonly Controlled Entity has (A) maintained, contributed to or been required to contribute to any Company Benefit Plan that is subject to Title IV of ERISA (including, any multiemployer plan (as that term is defined in Section 3(37) of ERISA), Section 412 of the Code or Section 302 of ERISA), (B) any unsatisfied liability under Title IV of ERISA, (C) a “multiple employer plan” (within the meaning of ERISA or the Code), (D) a self-funded health plan, (E) any voluntary employees’ beneficiary association (within the meaning of Section 501(c)(9) of the Code), (F) any arrangement that provides medical, life insurance or other welfare benefits to any current, retired or terminated employee (or any dependent thereof) other than as required pursuant to COBRA or applicable laws, (G) an arrangement that is not either exempt from or in compliance in all material respects with Section 409A of the Code, or (H) an arrangement that provides for indemnification for or gross-up of any taxes under Section 409A of the Code.

(iv)        Neither the Company nor any of the Subsidiaries of the Company has received notice of, and to the Company’s Knowledge, there are no audits or investigations by any Governmental Entity with respect to, termination proceedings or other claims (except claims for benefits payable in the normal operation of the Company Benefit Plans), suits or proceedings against or involving any Company Benefit Plan or asserting any rights or claims to benefits under any Company Benefit Plan.

(v)         All contributions, premiums and benefit payments under or in connection with the Company Benefit Plans that are required to have been made as of the date hereof in accordance with the terms of the Company Benefit Plans have been timely made or have been reflected on the most recent balance sheet filed or incorporated by reference into the Company SEC Documents.

(vi)        Except as set forth on Section 3.01(l)(vi) of the Company Disclosure Schedule neither the execution and delivery of this Agreement, the Stockholder Approval, nor the consummation of the Transactions (either alone or in conjunction with any other event) (A) limit the right of the Company or any Subsidiary of the Company to amend, merge, terminate or receive a reversion of assets from any Company Benefit Plan or related trust; (B) result in any “parachute payment” as defined in Section 280G(b)(2) of the Code (whether or not such payment is considered to be reasonable compensation for services rendered); or (C) result in a requirement to pay any tax “gross-up” or similar “make-whole” payments to any employee, director or consultant of the Company or any Subsidiary of the Company.

(vii)       Other than individual agreements with employees that are listed on Section 3.01(l)(vii) of the Company Disclosure Schedule, neither the Company nor any Subsidiary of the Company is obligated (irrespective of any conditions or lapse of time) pursuant to any agreement or Company Benefit Plan to make any severance payment to any officer, director, employee or consultant.

(viii)      Except as would not reasonably be expected to result in a Material Adverse Effect, the Company and the Company’s Subsidiaries are in compliance with the Affordable Care Act (“ACA”) concerning the mandate to offer affordable, employer-sponsored group health coverage to their “full-time employees” (as those terms are defined under the ACA) beginning January 1, 2015 subject to applicable regulations and transition guidance. All offers of group health coverage required in order to avoid the imposition of penalties under the ACA have been given in compliance in all material respects with the ACA, and neither the Company nor any of its Subsidiaries reasonably expect to incur liability for any taxes or any penalty for failure to comply with any of the foregoing related to the period between January 1, 2015 and the Effective Time.

(ix)         Concurrently with the execution of this Agreement, the Company has amended its Severance Policy dated as of May 21, 2015 (as amended, the “Severance Policy”) in accordance with Section 3.01(l)(ix) of the Company Disclosure Schedule.

(m)          Taxes.

(i)          Each of the Company and the Subsidiaries of the Company has filed in a timely manner (within any applicable extension period) all material tax returns required to be filed by it pursuant to applicable Law. All such tax returns are true, complete and accurate in all material respects. The Company and the Subsidiaries of the Company have timely paid all material taxes due and owing, except for taxes that are being contested in good faith by appropriate proceedings. True, correct and complete copies of all material federal, state and local tax returns and reports for the Company and each Subsidiary, for all taxable years for which the statutory periods of limitation have not yet expired, and all written communications relating thereto with any Governmental Entity, have been delivered or made available to representatives of Parent. All material taxes which the Company and Subsidiary are required by Law to withhold or collect, including taxes required to have been withheld in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party and sales, gross receipts and use taxes, have been duly withheld or collected and, to the extent required, have been paid over to the proper Governmental Entities within the time period prescribed by Law.

(ii)         Neither the Company nor any Subsidiary has received notice in writing of any proposed material deficiencies in or material dispute or claim concerning any tax return filed by the Company, which allegations have not been resolved, from any Governmental Entity and there is no currently effective agreement extending the period of assessment or collection of any taxes of the Company or any of the Subsidiaries nor has any request been made for any such extension.

(iii)        The Company (A) for its taxable years commencing with the Company’s taxable year that ended on December 31, 2010 and through and including its taxable year ended December 31, 2014 has been subject to taxation as a real estate investment trust within the meaning of and under the provisions of Sections 856 et seq. of the Code (a “REIT”) and, except as set forth on Section 3.01(m)(iii) of the Company Disclosure Schedule, has satisfied all requirements to qualify as a REIT, and has so qualified, for United States federal tax purposes for such taxable years; (B) has operated since January 1, 2015 to the date hereof in such a manner so as to qualify as a REIT for United States federal tax purposes; (C) intends to continue to operate (including with regard to the REIT distribution requirements in the taxable year that includes and/or that ends on the Closing Date) through to the Merger (and the consummation thereof) in such a manner so as to qualify as a REIT for its taxable year that will end with the Merger (and consummation thereof); and (D) except as set forth in Section 3.01(m)(iii) of the Company Disclosure Schedule, has not taken or omitted to take any action that would reasonably be expected to result in a challenge by the IRS or any other Governmental Entity to its status as a REIT, and no such challenge is pending or, to the Company’s Knowledge, threatened. For each taxable year beginning with its taxable year ended December 31, 2010 through the Closing Date, the Company Operating Partnership was properly classified and qualified to be taxed as a partnership for U.S. federal income tax purposes. Since its inception, the Company and each Subsidiary of the Company has not incurred (i) any material liability for taxes under Sections 857(b)(1), 857(b)(4), 857(b)(6)(A), 857(b)(7), 860(c) or 4981 of the Code which have not been previously paid or accrued; and (ii) any material liability for taxes under Sections 857(b)(5) (for income test violations), 856(c)(7)(C) (for asset test violations), or 856(g)(5)(C) (for violations of other qualification requirements applicable to REITs).

(iv)        Each Subsidiary of the Company has been since the later of its acquisition or formation and continues to be treated for United States federal and state income tax purposes as (A) a partnership (or a disregarded entity) and not as a corporation or an association or publicly traded partnership taxable as a corporation, (B) a Qualified REIT Subsidiary, or (C) a Taxable REIT Subsidiary.

(v)         Within the two-year period ending on the Closing Date, neither the Company nor any of the Company’s Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” as such terms are defined in Section 355 of the Code in a distribution of stock outside of the affiliated group of which the Company is the common parent qualifying or intended to qualify for tax-free treatment (in whole or in part) under Section 355(a) or 361 of the Code.

(vi)        Except as set forth in Section 3.01(m)(vi) of the Company Disclosure Schedule, neither the Company nor any of the Subsidiaries of the Company (A) is a party to or bound by (1) any agreement currently in effect the principal purpose of which is tax sharing or tax indemnity whether or not written, other than among the Company and the Subsidiaries of the Company, or (2) any advance pricing agreement, closing agreement or other agreement relating to taxes with any taxing authority), or (B) (1) has requested, received or is subject to any written ruling of a Governmental Entity related to taxes or has entered into any written and legally binding agreement with a Governmental Entity relating to taxes, (2) has engaged in any transaction of which it has made (or was required to make) disclosure to any Governmental Entity to avoid the imposition of any penalties related to taxes, or (3) has participated in any transaction that could give rise to a disclosure obligation as a "listed transaction" under Section 6011 of the Code and the Treasury Regulations thereunder or any similar provision under applicable Law.

(vii)       There are currently no material Liens for taxes asserted with respect to any assets or properties of the Company or any of the Subsidiaries of the Company, except for statutory Liens for taxes not yet due and payable. Neither the Company nor any Subsidiary of the Company has waived any statute of limitations with respect to the assessment of material taxes or agreed to any extension of time with respect to any material tax assessment or deficiency for any open tax year. No written power of attorney has been granted by the Company or any Subsidiary of the Company currently is in force with respect to any matter relating to taxes.

(viii)      Except as set forth in Section 3.01(m)(viii) of the Company Disclosure Schedule, neither the Company nor any of the Subsidiaries of the Company (A) is a member of a group of corporations within the meaning of Section 1504(a) of the Code (other than a consolidated group of which the Company is the parent) that files or has filed or has been required to file consolidated, combined, or unitary tax returns or filed taxes on a combined, unitary or similar basis with any entity (other than the Company or the Subsidiaries of the Company) for foreign, state or local tax purposes or (B) has any material liability for the taxes of any person (other than Company or any of the Subsidiaries of the Company) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, or by contract or otherwise.

(ix)         Section 3.01(m)(ix) of the Company Disclosure Schedule sets forth all ongoing material tax and assessment certiorari proceedings and other material tax and assessment contests and appeals.

(x)          As used in this Agreement (A) “tax” or “taxes” means any Federal, state, local and foreign income, property, sales, use, excise, withholding, payroll, employment, social security, capital gain, alternative minimum, transfer and other taxes and similar governmental charges of any kind, including any interest, penalties and additions with respect thereto, whether or not disputed and including any obligations to indemnify or otherwise assume or succeed to the tax liability of any other Person; (B) “taxing authority” means any Federal, state, local or foreign government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising tax regulatory authority; and (C) “tax return” or “tax returns” means all returns, declarations of estimated tax payments, reports, estimates, information returns and statements, including any related or supporting information with respect to any of foregoing, filed or to be filed with any taxing authority in connection with the determination, assessment, collection or administration of any taxes.

(n)          Company Communities; Real Property.

(i)          Section 3.01(n)(i) of the Company Disclosure Schedule lists: (A) each student housing community owned, leased, subleased, managed or operated by the Company or any Company Subsidiary (each, a “Company Community”), (B) the address of each such Company Community and (C) whether each such Company Community is (I) owned and/or operated by the Company or any Company Subsidiary or (II) leased, subleased or managed by the Company or any Company Subsidiary. Except as would not reasonably be expected to have a Material Adverse Effect on the Company (A) all Company Communities are in working order sufficient for their normal operation in the ordinary course of business, subject to normal wear and tear, and are adequate and suitable for the purposes for which they are presently being used and (B) there are no pending or, to the Knowledge of the Company, threatened in writing, condemnation proceedings or enforcement actions relating to any Company Community. Except as would not reasonably be expected to have a Material Adverse Effect on the Company or as set forth on Section 3.01(n)(i) of the Company Disclosure Schedule, no portion of any Company Community has suffered any damage by fire or other casualty loss that has not heretofore been repaired and restored.

(ii)         Section 3.01(n)(ii) of the Company Disclosure Schedule lists all real property (other than (a) a Company Community, or (b) properties permitted to be bought or sold by the Company or any of the Company Subsidiaries during the period from the date of this Agreement to the Effective Time in accordance with Section 4.01) owned by the Company or any Company Subsidiary (together with the Company Communities owned by the Company or any Company Subsidiary, the “Owned Real Property”). Except as set forth on Section 3.01(n)(ii) of the Company Disclosure Schedule, with respect to each Owned Real Property, (A) either the Company or a Company Subsidiary has valid fee simple title to such Owned Real Property, free and clear of all Liens other than Permitted Liens and (B) there are no outstanding options or rights of first refusal, rights of first offer or other similar rights in favor of any other party to purchase such Owned Real Property or any material portion thereof or interest therein.

(iii)        Section 3.01(n)(iii) of the Company Disclosure Schedule lists all leases, subleases or other agreements pursuant to which the Company or any Company Subsidiary uses or occupies or has the right to use or occupy any real property (other than (a) a Company Community, (b) properties permitted to be bought or sold by the Company or any of the Company Subsidiaries during the period from the date of this Agreement to the Effective Time in accordance with Section 4.01 and (c) leases between Company Subsidiaries) (together with the Company Communities leased or subleased by the Company or any Company Subsidiary, the “Leased Real Property” and all such leases, the “Company Leases”). Except as set forth on Section 3.01(n)(iii) of the Company Disclosure Schedule, with respect to each Leased Real Property, (A) either the Company or a Company Subsidiary has valid leasehold title to such Leased Real Property free and clear of all Liens other than Permitted Liens, and (B) there are no outstanding options or rights of first offer or rights or first refusal in favor of any other party to acquire the leasehold interest of the Company or any Company Subsidiary in any Leased Real Property or any portion thereof. Except as has not had and would not reasonably be expected to have a Material Adverse Effect on the Company, (A) each Company Lease is valid, binding and in full force and (B) no uncured default of a material nature on the part of the Company or, as applicable, any Company Subsidiary or, to the Knowledge of the Company, the landlord thereunder exists under any Company Lease.

(iv)        Except as would not reasonably be expected to have a Material Adverse Effect on the Company, (A) neither the Company nor any Company Subsidiary has received written notice of any existing zoning or land use violations with respect to any Company Real Property, (B) to the Knowledge of the Company, there are no pending actions initiated by or on behalf of the Company or any Company Subsidiary to change or redefine the zoning classification or land use approvals of all or any portion of any Company Real Property, (C) to the Knowledge of Company, there are no restrictions of record or zoning ordinances that would prohibit any Company Community from being operated for its current use, and (D) to the Knowledge of Company, each Company Community has adequate access to operate as it is currently being operated.

(v)         Except as set forth on Section 3.01(n)(v) of the Company Disclosure Schedule, the Company’s or the Company Subsidiary’s fee simple or leasehold title to each Company Real Property is insured pursuant to a title insurance policy duly issued by a national title insurance company and, to the Knowledge of the Company, each such title insurance policy is valid, in full force and effect and no written claim has been made thereunder (and to the Knowledge of the Company, no fact or circumstances exist or have occurred which would be reasonably likely to result in a material claim thereunder) and will remain in full force and effect following the Closing in accordance with its terms.

(vi)        Except as set forth on Section 3.01(n)(vi) of the Company Disclosure Schedule, and except for work performed or materials furnished to the Company Real Property in the ordinary course of business within the sixty (60) day period (or such longer period to the extent that the applicable underlying agreement for services and/or materials allows a payment period in excess of sixty (60) days) prior to the date hereof, all material work performed or materials furnished to the Company Real Property prior to the date hereof has been paid for in full or will be paid in the ordinary course of business.

(vii)       The lease rolls and status reports for each Company Community contained in Section 3.01(n)(vii) of the Company Disclosure Schedule accurately reflects in all material respects the data contained therein as of the dates of such reports.

(o)          Intellectual Property. Section 3.01(o) of the Company Disclosure Schedule contains a complete and accurate list of all (i) patents and patent applications owned by the Company or any Subsidiary of the Company or used or held for use by the Company or any Subsidiary (“Company Patents”), registered and material unregistered trademarks and service marks owned by the Company or any Subsidiary or used or held for use by the Company or any Subsidiary (“Company Marks”) and registered copyrights and applications for copyright registration owned by the Company or any Subsidiary or used or held for use by the Company or any Subsidiary (“Company Copyrights”), any domain names owned by the Company or any Subsidiary (“Company Domains”) or any proprietary software used by the Company or any Subsidiary, (ii) licenses, sublicenses or other agreements under which the Company or any Subsidiary is granted rights by others in Company Intellectual Property (other than commercial off the shelf software) (“Licenses In”), and (iii) licenses, sublicenses or other agreements under which the Company or any Subsidiary has granted rights to others in Company Intellectual Property (“Licenses Out”). In the case of any licenses, sublicenses or other agreements disclosed pursuant to the foregoing clauses (ii) or (iii), Section 3.01(o) of the Company Disclosure Schedule also sets forth whether each such license, sublicense or other agreement is exclusive or non-exclusive. Except as set forth on Section 3.01(o) of the Company Disclosure Schedule:

(i)          The Company and each of the Company’s Subsidiaries owns the Company Intellectual Property purported to be owned, or has the right to use pursuant to a written, valid and enforceable license, all Intellectual Property Rights that are material to the conduct of the business of the Company and its Subsidiaries as of the date hereof, taken as a whole, in the case of the foregoing clauses above.

(ii)         All Company Patents, Company Marks and Company Copyrights that have been issued by, or registered or the subject of an application filed with, as applicable, the U.S. Patent and Trademark Office, the U.S. Copyright Office or any similar office or agency anywhere in the world, have been duly maintained (including the payment of maintenance fees) and are not expired, cancelled or abandoned and, to the Company’s Knowledge, are valid and enforceable.

(iii)        None of the Company Intellectual Property owned by the Company that has been issued by, or registered or the subject of an application filed with, as applicable, the U.S. Patent and Trademark Office, the U.S. Copyright Office or in any similar office or agency anywhere in the world is subject to any maintenance fees or taxes or actions falling due within 90 calendar days after the Closing Date.

(iv)        Neither the operation of the business of the Company or any Subsidiary, or any activity of the Company or any Subsidiary, nor the manufacture, use, importation, offer for sale and/or sale of any product or service infringes on or violates the right of others in or to any Intellectual Property Rights (“Third Party IP Rights”), or constitutes a misappropriation of any Third Party IP Rights or the subject matter of any Third Party IP Right.

(v)         Except as set forth in Section 3.01(o)(v) of the Company Disclosure Schedule, there are no pending or, to the Company’s Knowledge, threatened claims that the operation of the business of the Company or any Subsidiary or any activity by the Company or any Subsidiary is infringing, violating or misappropriating any Third Party IP Right or that any of the Company Intellectual Property is invalid or unenforceable.

(vi)        To the Company’s Knowledge, no Person or Persons are infringing the rights of the Company or any Subsidiary with respect to any Company Intellectual Property. No claims are pending or, to the Company’s Knowledge, are threatened, against the Company or any Subsidiary with regard to the ownership by the Company or any Subsidiary of any of the Company Intellectual Property.

(vii)       Any persons responsible for the creation, development or invention of any material Intellectual Property Rights owned or purported to be owned by the Company or any Subsidiary has assigned all right, title and interest in such Intellectual Property Rights to the Company or appropriate Subsidiary through a valid, written, enforceable assignment document.

(viii)      As used in this Agreement, “Intellectual Property Rights” shall mean all intellectual property rights arising from or in respect of the following, whether protected, created, or arising under the laws of the United States or any other jurisdiction: patents, copyrights, trademarks (registered or unregistered), trade names, domain names, service marks, brand names, trade dress, logos, slogans, and other indications of origin, together with the goodwill associated with the foregoing and registrations of, and applications to register, the foregoing, including any extension, modification or renewal of any such registration or application; software computer programs, information and materials not generally known to the public that is protected as trade secrets (“Trade Secrets”) and rights to limit the use or disclosure thereof by any person; registrations or applications for registration of copyrights, and any renewals or extensions thereof; any similar intellectual property or proprietary rights similar to any of the foregoing, including all rights in and privileges with respect to customer databases; and licenses and claims of infringement and misappropriation against third parties. “Company Intellectual Property” shall mean all Intellectual Property Rights owned by the Company or any Company Subsidiary or used or held for use by the Company or any Subsidiary in their respective businesses, including, without limitation, Company Patents, Company Marks Company Copyrights and Company Domains.

(p)          Takeover Statutes. The approval of the Merger by the Board of Directors of the Company referred to in Section 3.01(c)(i) constitutes approval of the Merger for purposes of Section 3-602 of the MGCL and represents the only action necessary to ensure that Section 3-602 of the MGCL does not and will not apply to the execution and delivery of this Agreement or the consummation of the Merger. No other state takeover, “control-share” or similar statute or regulation is applicable to this Agreement, the Company, the Merger or the other Transactions.

(q)          Financial Advisors. No broker, investment banker or financial advisor (other than Moelis & Company LLC (“Moelis”), which the Board has retained as its financial advisor in connection with the Merger, the fees and expenses of which have been disclosed to Parent and will be paid by the Company at the Closing), is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the negotiations leading to this Agreement or the consummation of the Merger or the other Transactions based upon arrangements made by or on behalf of the Company.

(r)          Opinion of Financial Advisor. The Board has received an opinion of Moelis, dated the date hereof, and subject to the various assumptions and qualifications set forth in such opinion, to the effect that, as of such date, the Merger Consideration to be received by holders of Common Stock is fair, from a financial point of view, to such holders.

(s)          Vote Required. The affirmative vote of a majority of the outstanding shares of Common Stock is the only vote of the holders of any class or series of capital stock of the Company, any Subsidiary or the Company Operating Partnership necessary under applicable Law and the Articles, Bylaws or any organizational document of any Subsidiary or the Company Operating Partnership to adopt this Agreement and consummate the Merger and the other Transactions.

(t)          Related Party Transactions. Except as set forth in the Reporting Documents or as permitted by this Agreement, no agreements, arrangements or understandings between the Company or any Subsidiary (or binding on any of its or their respective properties or assets), on the one hand, and any affiliate (including any officer or director or employee of the Company or any Company) thereof, on the other hand (other than those exclusively among the Company and the Company’s Subsidiaries), are in existence that would be required to be disclosed under Item 404 of Regulation S-K promulgated by the SEC.

(u)          Insurance. Section 3.01(u) of the Company Disclosure Schedule sets forth a complete list as of the date of this Agreement of all material insurance policies which the Company or any Company Subsidiary maintains with respect to its respective businesses or properties. Neither the Company nor any of the Company Subsidiaries has been informed that any such policies are not in full force and effect in all material respects. All premiums due and payable by the Company or any Company Subsidiary under each such policy have been paid.

(v)         Budget. Section 3.01(v) of the of the Company Disclosure Schedule sets forth the current monthly operating budget for the Company for the 2015-2016 academic year (the “Budget”).

(w)        No Other Representations or Warranties. Except for the representations and warranties made by the Company in this Section 3.01, neither the Company nor any other Person on behalf of the Company, including any director, officer or employee of the Company, makes any express or implied representation or warranty with respect to the Company or any of the Company Subsidiaries in connection with the Transactions contemplated hereby. Neither the Company nor any other Person, including any director, officer or employee of the Company, will have or be subject to any liability or obligation to Parent, Merger Sub or any other Person resulting from the distribution to Parent or Merger Sub, or Parent’s or Merger Sub’s use of, any such information, including any information, documents, projections, forecasts of other material made available to Parent or Merger Sub in expectation of the Transactions contemplated by this Agreement.

Section 3.02       Representations and Warranties of Parent and Merger Sub. Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

(a)          Organization, Standing and Corporate Power. Each of Parent and Merger Sub is a limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is formed and has all requisite power and authority to carry on its business as now being conducted. Each of Parent and Merger Sub is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except where the failure to be so qualified would not constitute a Parent Material Adverse Effect.

(b)          Authority; Noncontravention.

(i)          Each of Parent and Merger Sub has all requisite power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution and delivery of this Agreement and the consummation of the Transactions have been duly authorized by the Board of Managers of Parent and the sole member of Merger Sub and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the Transactions. This Agreement and the consummation of the Transactions do not require approval of the holders of any membership units of Parent. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Parent and Merger Sub, as applicable, enforceable against Parent and Merger Sub, as applicable, in accordance with its terms, subject to the Bankruptcy and Equity Exceptions.

(ii)         The execution and delivery of this Agreement does not, and the consummation of the Merger and the other Transactions, and compliance with the provisions of this Agreement will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties or other assets of Parent or Merger Sub under (A) the articles of organization or limited liability company agreements of Parent or Merger Sub, (B) any Contract to which Parent or Merger Sub is a party or any of their respective properties or other assets is subject, in any way that would prevent, materially impede or materially delay the consummation of the Merger (including the payments required to be made pursuant to ARTICLE II) or the other Transactions contemplated hereby, or (C) subject to the governmental filings and other matters referred to in Section 3.02(b)(iii), any (1) Law applicable to Parent or Merger Sub or their respective properties or other assets, or (2) order, writ, injunction, decree, judgment or stipulation, in each case applicable to Parent or Merger Sub or their respective properties or other assets, other than, in the case of clauses (B) and (C), any such conflicts, violations, breaches, defaults, rights, losses or Liens that would not reasonably be expected to have a Parent Material Adverse Effect.

(iii)        No material consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Parent or Merger Sub in connection with the execution and delivery of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the Merger or the other Transactions, except for the filing of the Articles of Merger with the SDAT.

(c)          Ownership and Interim Operations of Merger Sub. Parent owns, beneficially and of record, all of the outstanding capital stock of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the Transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

(d)          Financial Ability.

(i)          Parent or Merger Sub has received and accepted an executed commitment letter dated as of the date hereof from PNC Bank, National Association and PNC Capital Markets and an executed commitment letter dated as of the date hereof from Bank Of America, N.A. and Merrill Lynch, Pierce, Fenner & Smith Incorporated (collectively, the “Debt Commitment Letters”) (the arrangers, lenders and/or purchasers party thereto, collectively, the “Lenders”) pursuant to which the Lenders have agreed, subject to the terms and conditions thereof, to lend the amounts set forth therein (the “Debt Financing Commitments”). The debt financing contemplated by the Debt Financing Commitments is collectively referred to in this Agreement as the “Debt Financing.”

(ii)         Parent has received and accepted the Equity Commitment Letters from the Equity Investors pursuant to which the Equity Investors have agreed, subject to the terms and conditions thereof, to invest in Parent the amounts set forth therein (the “Equity Financing Commitments” and, together with the Debt Financing Commitments, the “Financing Commitments”). The equity committed pursuant to the Equity Commitment Letters is collectively referred to in this Agreement as the “Equity Financing.” The Equity Financing and the Debt Financing are collectively referred to as the “Financing.” Parent has delivered to the Company true, complete and correct copies of the executed Commitment Letters. There are no agreements, side letters or arrangements, other than the Commitment Letters and the fee letter referenced in each Debt Commitment Letter (each, a “Fee Letter” and together, the “Fee Letters”), to which Parent or Merger Sub is a party relating to any of the Financing Commitments that could affect the availability of the Financing.

(iii)        Assuming the satisfaction of the conditions set forth in Section 6.01 and Section 6.02, except as expressly set forth in the applicable Commitment Letter, as of the date hereof, there are no conditions precedent to the obligations of the Lenders to provide the Debt Financing or the Equity Investors to provide the Equity Financing or any contingencies that would permit the Lenders to reduce the total amount of the Debt Financing intended to be funded on the Closing Date. Assuming the satisfaction of the conditions set forth in Sections 6.01 and 6.02, as of the date hereof, Parent does not have any reason to believe that any of the conditions to the Financing Commitments will not be satisfied or that the Financing will not be available to Parent or Merger Sub on the Closing Date.

(iv)        Assuming the satisfaction of the conditions set forth in Section 6.01 and Section 6.02 and the accuracy of the Company’s representations and warranties, the Financing, when funded in accordance with the Commitment Letters, will provide Parent and Merger Sub with cash proceeds on the Closing Date (after netting out applicable fees, expenses, original issue discount and similar premiums and charges payable by Parent or Merger Sub) sufficient for the satisfaction of Parent’s and Merger Sub’s obligations to (a) pay the aggregate Cash Merger Consideration, (b) pay any fees and expenses of or payable by Parent or Merger Sub and/or the Surviving Corporation and its Subsidiaries in connection with the consummation of the Transactions, (c) subject to the terms and conditions set forth in this Agreement, deposit the Montreal Guaranty Amount into the escrow account contemplated by the Montreal Escrow Agreement, and (d) pay all other amounts required to be paid by Parent or Merger Sub on the Closing Date to consummate the Transactions.

(v)         As of the date hereof, the Commitment Letters are (i) valid and binding obligations of Parent and/or Merger Sub, as applicable, and, to the Knowledge of Parent and Merger Sub, of each of the other parties thereto (subject to the Bankruptcy and Equity Exceptions) and (ii) in full force and effect. As of the date hereof, assuming the satisfaction of the conditions set forth in Section 6.01 and Section 6.02 and the accuracy of the Company’s representations and warranties, no event has occurred that, with or without notice, lapse of time, or both, would reasonably be expected to constitute a default or breach on the part of Parent or Merger Sub under the terms and conditions of the Commitment Letters. Concurrently with the consummation of the Transactions, Parent and Merger Sub shall pay in full any and all commitment fees or other fees required to be paid pursuant to the terms of the Commitment Letters. None of the Commitment Letters has been modified, amended or altered as of the date hereof and none of the respective commitments under any of the Commitment Letters have been reduced, withdrawn or rescinded in any respect as of the date hereof.

(vi)        Neither Parent nor Merger Sub is a party to any Contract, or has made or entered into any formal or informal arrangement or other understanding (whether or not binding), with any other Person that has or would have the effect of limiting or prohibiting the right or ability of such Person to provide any other Person with financing or other potential sources of capital (whether equity, debt, rollover or a hybrid thereof) in connection with the Merger or the other Transactions.

(vii)       Concurrent with the execution of this Agreement, Parent has made a capital call to the Equity Investors in the amount of the Reverse Termination Fee.

(e)          Ownership. As of the date of this Agreement, none of Parent, Merger Sub or their respective Affiliates, directly or indirectly, beneficially own or control any shares of capital stock of the Company, and none of Parent, Merger Sub or their respective Affiliates have any rights to acquire any shares of capital stock of the Company other than pursuant to this Agreement.

(f)          Legal Proceedings. There is no pending or, to the Knowledge of Parent, threatened, legal or administrative proceeding, claim, suit, investigation or action against Parent, Merger Sub or any of their respective Subsidiaries, nor is there any injunction, order, judgment, ruling or decree imposed upon Parent, Merger Sub or any of their respective Subsidiaries, in each case, by or before any Governmental Entity, which would reasonably be expected to result in a Parent Material Adverse Effect.

(g)          Certain Arrangements. Other than as set forth in Section 3.02(g) of the Parent Disclosure Schedule, there are no Contracts between Parent or Merger Sub, on the one hand, and any member of the Company’s management or directors, on the other hand, as of the date hereof that relate in any way to the Company or the consummation of the Transactions. During the past three (3) years immediately preceding the date of this Agreement, neither Parent nor any of its Affiliates has beneficially owned more than five percent (5%) of the outstanding Common Stock.

(h)          Solvency. On the Closing Date, immediately after giving effect to the consummation of the Transactions (including the Merger and the Financing) and assuming (x) the accuracy of the representations and warranties of the Company and the Company Subsidiaries contained in this Agreement (without giving effect to any materiality or “Material Adverse Effect” qualifications or any Knowledge qualifications), (y) the satisfaction of the conditions in Section 6.01 and Section 6.02, and (z) any estimates, projections, or forecasts prepared by or on behalf of the Company or any of the Company Subsidiaries have been prepared in good faith based upon assumptions that were and continue to be true and correct, to the Knowledge of Parent: (i) the Surviving Entity and its Subsidiaries, taken as a whole, will be able to pay their debts and obligations in the ordinary course of business as they become due; and (ii) the Surviving Entity and its Subsidiaries, taken as a whole, will have adequate capital to carry on their respective businesses.

(i)          Brokers and Other Advisors. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the consummation of the Merger and the other Transactions based upon arrangements made by or on behalf of Parent or any of its Subsidiaries except for Persons whose fees and expenses will be paid by Parent at Closing.

(j)          Disclaimer of Other Representations and Warranties. Parent and Merger Sub each acknowledges and agrees that, except for the representations and warranties expressly set forth in this Agreement (i) neither the Company nor any of the Company Subsidiaries or their respective directors, officers or employees makes, or has made, any representations or warranties relating to itself or its business or otherwise in connection with the Merger and Parent and Merger Sub are not relying on any representation or warranty except for those expressly set forth in this Agreement, (ii) no Person has been authorized by the Company to make any representation or warranty relating to itself or any of the Company Subsidiaries or its business or otherwise in connection with the Merger, and if made, such representation or warranty must not be relied upon by Parent or Merger Sub as having been authorized by the Company, and (iii) any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to Parent, Merger Sub or any of their Agents are not and shall not be deemed to be or to include representations or warranties, including any representations or warranties relating to the reasonableness of the assumptions underlying such estimates, projections and related information.

Article IV.
COVENANTS RELATING TO CONDUCT OF BUSINESS; NO SOLICITATION

Section 4.01         Conduct of Business by the Company. During the period from the date of this Agreement to the Effective Time (or such earlier date on which this Agreement may be terminated in accordance with Section 7.01), except as required by applicable Law, consented to in writing in advance by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), or otherwise specifically contemplated or permitted by or required pursuant to this Agreement, the Company shall, and shall cause each of the Subsidiaries of the Company (including the Company Operating Partnership) to, and shall, to the extent it has the ability to do so, whether by Contract or otherwise, cause each other Company Subsidiary to, (i) carry on its business in the ordinary course consistent with past practice, and (ii) use commercially reasonable efforts to preserve intact in all material respects its current business organization, goodwill, ongoing businesses and the Company’s qualification as a REIT within the meaning of the Code. In addition to and without limiting the generality of the foregoing, during such period, except as required by applicable Law or as otherwise specifically contemplated or permitted by or required pursuant to this Agreement, the Company shall not, and shall not permit any of the Subsidiaries of the Company (including the Company Operating Partnership) to, and shall not, to the extent it has the ability to do so, whether by Contract or otherwise, permit any other Company Subsidiary to, without Parent’s prior written consent (which such consent shall not be unreasonably withheld, delayed or conditioned):

(a)          declare, set aside or pay any dividend on or make any other distributions (whether in cash, stock, property or otherwise) with respect to, or enter into any Contract relating to the declaration of any dividend or distribution with respect to, the shares of capital stock of the Company, the shares of capital stock of any Company Subsidiary or the Company OP Units of the Company Operating Partnership, except for (i) the declaration and payment by the Company of regular quarterly dividends in accordance with past practice for the period up to the Closing Date (including the portion of any month in which the Closing occurs), (ii) the declaration and payment of dividends or other distributions to the Company or any Company Subsidiary by any directly or indirectly wholly-owned Company Subsidiary, and (iii) dividends or other distributions by any Company Subsidiary that is not wholly owned, directly or indirectly, by the Company, in accordance with the terms of the organizational documents of such Company Subsidiary; provided, however, that, notwithstanding anything herein to the contrary, the Company and any Company Subsidiary shall be permitted to make (or increase) dividends or distributions, including under Sections 858 or 860 of the Code, reasonably necessary for the Company to maintain its status as a REIT under the Code and/or avoid or reduce the imposition of any entity-level income or excise tax under the Code or applicable state Law; provided, further, that, in each instance, the Company shall promptly notify Parent of the proposed record date for any such dividend or distribution prior to such date;

(b)          split, subdivide, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other ownership interests (including any securities convertible into, exchangeable for or exercisable for shares of its capital stock or other ownership interests);

(c)          purchase, redeem or otherwise acquire, or offer to purchase redeem or otherwise acquire, any shares of its capital stock or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities, except for (i) purchases, redemptions or other acquisitions of capital stock or other securities required under the terms of any plans, arrangements or Contracts existing on the date hereof between the Company or any of the Company’s Subsidiaries and any director, employee or former employee of the Company or any of the Company’s Subsidiaries or in connection with the vesting of Restricted Stock, (ii) purchases, redemptions or other acquisitions of any Company OP Units required by and in accordance with the terms of the Company Operating Partnership Agreement, the Copper Beech Agreement, (iii) redemption of the Series A Preferred Stock, and (iv) as otherwise consented to by Parent;

(d)          issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien any shares of capital stock or other ownership interests, any other voting securities or any securities convertible into, exchangeable for, exercisable for, or any rights, warrants or options to acquire, any such shares, ownership interests, voting securities or convertible securities, or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance units, including pursuant to Contracts as in effect on the date hereof (other than in connection with the redemption or exchange of any Company OP Units required by and in accordance with the Company Operating Partnership Agreement, the Copper Beech Agreement or as otherwise consented to by Parent);

(e)          amend the Articles or the Bylaws or other comparable organizational documents of the Company, the Company Operating Partnership or any of the Company Subsidiaries;

(f)          except as set forth on Section 4.01(f) of the Company Disclosure Schedule, make any acquisition (including by merger, consolidation, stock acquisition or otherwise) of the capital stock or other ownership interest or (except as otherwise permitted pursuant to this Agreement) assets of any other Person for consideration in excess for all such transactions of $100,000 (including future capital contribution requirements) in the aggregate;

(g)          adopt a plan or agreement of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company, the Company Operating Partnership or any of the Company Subsidiaries;

(h)          incur any Indebtedness for borrowed money (including pursuant to existing credit facilities and other arrangements in existence as of the date hereof), guarantee any Indebtedness of a third party, enter into any Contract with respect to any Indebtedness, or issue or sell debt securities, or enter into any Contract having the economic effect of any of the foregoing (collectively, “New Indebtedness”), that would result in an aggregate increase of outstanding Indebtedness of the Consolidated Company of greater than $100,000 more than the aggregate amount of outstanding Indebtedness of the Consolidated Company set forth on the Balance Sheet unless the net proceeds of such New Indebtedness are used to reduce, on a dollar-for-dollar basis, a liability of the Consolidated Company, to increase a current asset of the Consolidated Company, or to pay a bona-fide expense of the Consolidated Company consistent with the restrictions set forth in this Section 4.01;

(i)          except as set forth on Section 4.01(i) of the Company Disclosure Schedule, sell, transfer, lease, license, mortgage, sell and leaseback or otherwise encumber or subject to any Lien or otherwise dispose of any of its properties or other assets (including the capital stock or other equity interests in any Company Subsidiary) or any interests therein (including securitizations), except (A) Liens securing existing Indebtedness, (B) pursuant to Contracts in force as of the date hereof, (C) dispositions of obsolete or worthless assets (expressly excluding any real property) that are no longer useful in the conduct of the business of the Company, (D) for transfers among the Company and the Company Subsidiaries, or (E) for the sale of the Montreal Properties and the Montreal Interests;

(j)          pay, discharge, settle or satisfy any suit, action or claim, other than (A) settlements of current, pending or future suits, actions or claims that are set forth on Section 4.01(j) of the Company Disclosure Schedule subject to the limits and conditions set forth on Section 4.01(j) of the Company Disclosure Schedule, (B) settlements of any suit, action or claim, or threatened suit, action or claim, that (1) require payments by the Company or any Company Subsidiary (net of insurance proceeds) in an amount not to exceed $100,000 individually or $250,000 in the aggregate and (2) do not require any other actions or impose any other material restrictions on the business or operations of the Company or any of the Company Subsidiaries, or (C) settlements, in the ordinary course of business consistent with past practices, of any workers’ compensation claims or employee claims filed with the Equal Employment Opportunity Commission, so long as such settlements do not exceed $100,000 individually or $250,000 in the aggregate;

(k)          amend or modify in any material respect or terminate any Material Contract other than in accordance with its terms, or, other than actions expressly permitted by this Section 4.01, enter into any Contract that (i) if entered into on or prior to the date hereof would constitute a Material Contract, or (ii) is not terminable upon thirty (30) days’ notice without penalty or premium;

(l)          except as set forth on Section 4.01(l) of the Company Disclosure Schedule or as required to comply with applicable Law (A) adopt, enter into, terminate or materially amend (1) any Company Benefit Plan, (2) any other agreement, plan or policy involving the Company or any of the Company Subsidiaries and one or more of their respective current or former employees or members of the Board that is not terminable at will, or (3) any retention or bonus agreement involving the Company or any of the Company Subsidiaries and one or more of their respective current or former employees or members of the Board, (B) or to comply with any Contract entered into prior to the date hereof, increase the compensation, bonus or fringe or other benefits offered by the Company or the Company Subsidiaries other than increases in the ordinary course of business consistent with past practice, (C) or except as required by Section 2.03 of this Agreement, take any action to accelerate the vesting or payment of any compensation or benefit under any Company Benefit Plan or (D) loan or advance any money or other property (other than reimbursement of reimbursable expenses or any advances of such expenses pursuant to the Company credit cards or otherwise in the ordinary course of business consistent with past practice) to any current or former member of the Board or officer of the Company or any Company Subsidiary;

(m)          enter into any agreement or, other than pursuant to agreements currently in effect described in the Reporting Documents, engage in any transaction with one or more of the Company’s directors, officers or stockholders, or with any corporation, partnership (general or limited), limited liability company, association or other organization of which one or more of the Company’s directors, officers or stockholders is (A) a director, officer, manager, managing partner, managing member (or the holder of any office with similar authority), (B) has a direct or indirect financial interest, or (C) directly or indirectly controls, is controlled by or is under common control with;

(n)          adopt or implement any stockholder rights plan or similar arrangement;

(o)          elect to be subject to any state takeover, “control-share” or other similar statute or regulation with respect to this Agreement, the Company or the Merger or the other Transactions;

(p)          make any material change in any method of financial accounting principles or practices, in each case, except for any such change required by a change in GAAP or applicable Law;

(q)          (i) settle or compromise any material tax claim, audit or assessment, (ii) make or change any material tax election (including the Company’s election to qualify as a REIT), change any annual tax accounting period, adopt or change any method of tax accounting, (iii) amend any material tax returns or file claims for material tax refunds, or (iv) enter into any material closing agreement, surrender in writing any right to claim a material tax refund, offset or other reduction in tax liability or consent to any extension or waiver of the limitation period applicable to any material tax claim or assessment relating to the Company or the Company Subsidiaries;

(r)          except as set forth on Section 4.01(r) of the Company Disclosure Schedule, enter into any material agreement, agreement in principle, letter of intent, memorandum of understanding or similar Contract with respect to any joint venture, strategic partnership or alliance or any binding agreement with respect to the acquisition of any real property by the Company or any Subsidiary of the Company;

(s)          except in connection with actions permitted by Section 4.02, take any action to exempt any Person from, or make any acquisition of securities of the Company by any Person not subject to, any state takeover statute or similar statute or regulation that applies to the Company with respect to a Takeover Proposal or otherwise, including the restrictions on "business combinations" set forth in the MGCL, except for Parent, Merger Sub or any of their respective Subsidiaries, or the Transactions contemplated by this Agreement;

(t)          fail to use reasonable best efforts to maintain material current insurance coverages, or fail to enforce the material rights of the Company or any Company Subsidiary under any such existing coverage;

(u)          except as set forth in the Budget or on Section 4.01(u) of the Company Disclosure Schedule, make any capital expenditure which is in excess of Twenty-Five Thousand Dollars ($25,000) or a series of capital expenditures which are, in the aggregate, in excess of One Hundred Thousand ($100,000);

(v)         decrease the average rental rates charged for any Company Community in a manner which would reasonably be expected to result in the average rental rates for such Company Community for the 2016/2017 leasing period to be lower by more than one percent (1%) in the aggregate as compared to those target rental rates for such Company Community set forth in the 2016 Leasing Plan (with respect to the 2016/2017 leasing period);

(w)          make expenditures during the period between the date hereof and the Effective Time for advertising, marketing, concessions and rent inducements for any Company Community that would reasonably be expected to cause such expenditures, in the aggregate for such Company Community, to exceed by more than five percent (5%) the aggregate amounts for such expenditures contemplated for such Company Community for such period in the 2016 Marketing Budget;

(x)          except as set forth on Section 4.01(x) of the Company Disclosure Schedule, negotiate or refinance any form of Indebtedness of the Company or any Company Subsidiary having a maturity date at any time between the date of this Agreement and the 180th day following the Closing Date; or

(y)          authorize or agree or commit to take any of the foregoing actions.

Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall prohibit the Company from taking any action, at any time or from time to time, that in the reasonable judgment of the Company Board of Directors, upon advice of counsel to the Company and with prior written notice to Parent, is reasonably necessary for the Company to avoid incurring entity level income or excise taxes under the Code or to maintain its qualification as a REIT under the Code for any period or portion thereof ending on or prior to the Effective Time, including making dividend or other distribution payments to stockholders of the Company in accordance with this Agreement or otherwise. If the Company proposes to take any such action, it shall notify Parent as soon as reasonably practicable prior to the taking of such action. Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s operations prior to the Effective Time, and nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct Parent’s or its Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

Section 4.02         No Solicitation.

(a)          On the date hereof the Company will instruct and cause the Company’s directors, officers, employees, investment bankers, financial advisors, attorneys, accountants and other representatives (with respect to any such Person, collectively, such Person’s “Agents”), each of the Company’s Subsidiaries and their respective Agents to immediately cease all activities, discussions and negotiations with any Persons that may be ongoing with respect to a Takeover Proposal, and deliver a written notice to each such Person to the effect that the Company is ending all discussions and negotiations with such Person with respect to any Takeover Proposal and such notice shall also request such Person to promptly return or destroy all confidential information concerning the Company and the Company’s Subsidiaries.

(b)          The Company shall not, nor shall it permit any of the Company’s Subsidiaries to, nor shall it authorize or permit any of its or any of its Subsidiary’s Agents to directly or indirectly (i) solicit, initiate or knowingly encourage or take any action to facilitate any inquiries or the making of any proposal or offer that constitutes, or may reasonably be likely to lead to, any Takeover Proposal, (ii) provide any non-public information, or afford access to the properties, books, records, or personnel of the Company or any of its Subsidiaries to, or knowingly assist, participate in, facilitate or encourage any effort by, any Person that the Company, any of its Subsidiaries, or any of its or any of its Subsidiaries’ respective Agents has reason to believe is considering making, or has made, any Takeover Proposal, (iii) enter into or maintain or continue discussions or negotiate with any Person in furtherance of such inquiries or to obtain a Takeover Proposal or otherwise in connection with any Takeover Proposal, (iv) approve, endorse, recommend, or execute or enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement or other similar agreement relating to a Takeover Proposal (other than an Acceptable Confidentiality Agreement entered into pursuant to Section 4.02(c)) (an “Acquisition Agreement”) or any proposal or offer that could reasonably be expected to lead to a Takeover Proposal, (v) amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its Subsidiaries, (vi) take any action to exempt any Person from, or make any acquisition of securities of the Company by any Person not subject to, any state takeover statute or similar statute or regulation that applies to the Company with respect to a Takeover Proposal or otherwise, including the restrictions on "business combinations" set forth in the MGCL, except for Parent, Merger Sub or any of their respective Subsidiaries, or the Transactions, or (vii) resolve or agree to do any of the foregoing or otherwise authorize or permit any of its Agents to take any such action.

(c)          Notwithstanding anything to the contrary in Sections 4.02(a) or (b), prior to receipt of the Stockholder Approval, the Company may directly or indirectly through its Agents, subject to Section 4.02(d), (i) participate in negotiations or discussions with any third party that has made (and not withdrawn) a bona-fide, unsolicited Takeover Proposal in writing that the Board believes in good faith, after consultation with outside legal counsel and the Company’s financial advisor, constitutes or would reasonably be expected to result in a Superior Proposal, and (ii) thereafter furnish non-public information or data relating to the Company or any of its Subsidiaries to such third-party with which it has entered into a confidentiality agreement (a copy of which shall be provided to Parent within twenty-four (24) hours of execution) with provisions relating to confidentiality and standstill arrangements that are no less favorable to the Company than the provisions of the Confidentiality Agreement (it being understood that such confidentiality agreement shall contain provisions that expressly permit the Company to comply with the terms of this Agreement, including Section 4.02 hereunder) (an “Acceptable Confidentiality Agreement”) and afford access to the properties, books, records, or personnel of the Company and its Subsidiaries; provided that the Company shall promptly provide to Parent and Merger Sub any material non-public information that is provided to any such Person which has not previously been provided to Parent and Merger Sub. For the avoidance of doubt, the Board shall not take any of the actions referred to in this Section 4.02(c) unless the Company shall have delivered to Parent a prior written notice advising Parent that it intends to take such action.

(d)          The Company will notify Parent promptly (but in no event later than twenty-four hours) after receipt by the Company, its Subsidiaries, or any of its or their respective Agents, of any Takeover Proposal, any inquiry that the Company reasonably believes could be expected to lead to a Takeover Proposal, any request for non-public information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, books or records of the Company or any of its Subsidiaries by any third party. In such notice, the Company shall identify the third party making, and details of the material terms and conditions of, any such Takeover Proposal, indication or request. The Company will keep Parent reasonably informed, on a current and prompt basis, of the status of any such Takeover Proposal, inquiry or request (including the material terms and conditions thereof and any modifications thereto), and the Company shall promptly provide Parent with any non-public information concerning the Company's business, present or future performance, financial condition or results of operations, provided to any third party that has not been previously provided to Parent. The Company shall provide Parent with at least forty-eight (48) hours prior notice of any meeting of the Board at which the Board is reasonably expected to consider any Takeover Proposal.

(e)          For purposes of this Agreement:

(i)          “Takeover Proposal” means any inquiry, proposal, offer or indication of interest from any Person (other than Parent and its Subsidiaries) or “group”, within the meaning of Section 13(d) of the Exchange Act, relating to, in a single transaction or series of related transactions, any (A) direct or indirect sale, lease, exchange, transfer, license, acquisition or disposition of assets of the Company or any of its Subsidiaries equal to ten percent (10%) or more of the Company’s consolidated assets or to which ten percent (10%) or more of the Company’s net revenues or net income on a consolidated basis are attributable, (B) direct or indirect acquisition of five percent (5%) or more (or, in the case of any person beneficially owning (for purposes of Section 13(d) of the Exchange Act) five percent (5%) or more of the outstanding shares) of Common Stock as of the date of this Agreement, any additional shares of any class of outstanding voting or equity securities of the Company or any of its Subsidiaries, (C) tender offer or exchange offer that if consummated would result in any Person beneficially owning five percent (5%) or more (or, in the case of any person beneficially owning (for purposes of Section 13(d) of the Exchange Act) five percent (5%) or more of the outstanding shares of Common Stock as of the date of this Agreement, any additional shares) of any class of outstanding voting or equity securities of the Company or any of its Subsidiaries, (D) liquidation, dissolution (or the adoption of a plan of liquidation or dissolution), recapitalization, extraordinary dividend (whether in cash or other property) or other significant corporate reorganization of the Company or any of its Subsidiaries, (E) merger, consolidation or other combination involving the Company and any third-party other than a Subsidiary, or (F) any combination of the foregoing types of transactions if the sum of the percentage of consolidated assets, net revenues or net income and Common Stock involved is five percent (5%) or more; in each case, other than the Transactions contemplated hereunder; and

(ii)         “Superior Proposal” means a written, bona-fide Takeover Proposal, which, in the good faith determination of the Board, taking into consideration the various legal, financial, and regulatory aspects of such Takeover Proposal (provided that, for purposes of this definition of “Superior Proposal” only, references to five percent (5%) in the definition of Takeover Proposal shall be deemed to be references to thirty-five percent (35%)) and the Person or “group”, within the meaning of Section 13(d) of the Exchange Act, making such Takeover Proposal (including any required financing, stockholder approval requirements of the Person or group making the proposal, regulatory approvals, stockholder litigation, breakup fee and expense reimbursement provisions, expected timing and risk and likelihood of consummation, and, to the extent deemed appropriate by the Board, such other factors that may be considered in making such a determination under the MGCL, including any revisions to the terms of this Agreement proposed by Parent during the Notice Period) if consummated, would result in a transaction that is more favorable from a financial point of view to the stockholders of the Company than the Transactions contemplated hereby.

(f)          Except as permitted by Section 4.02(g), neither the Board nor any committee thereof shall (i)(A) fail to make, amend, change, qualify, withhold, withdraw or modify, or publicly propose to amend, change, qualify, withhold, withdraw or modify, in a manner adverse to Parent or Merger Sub, the Company Recommendation, or (B) adopt, approve, endorse or recommend, or publicly propose to adopt, approve, endorse or recommend to the stockholders of the Company any Takeover Proposal or Superior Proposal, (ii) fail to recommend against acceptance of any tender or exchange offer for the Common Stock within ten (10) Business Days after commencement of such offer, (iii) make any public statement inconsistent with the Company Recommendation (actions described in clauses (i)-(iii) being referred to as a “Company Adverse Recommendation Change”), (iv) authorize, cause or permit the Company or any of its Subsidiaries or any of its or their respective Agents to enter into any Acquisition Agreement, or (v) resolve to do any of the foregoing.

(g)          Notwithstanding anything to the contrary set forth in this Agreement, including Section 4.02(f), prior to the time the Stockholder Approval is obtained, but not after, the Board may make a Company Adverse Recommendation Change or cause the Company to (or permit any Company Subsidiary to) enter into an Acquisition Agreement with respect to a Takeover Proposal only if the Board has determined in good faith, after consultation with its financial advisor and outside legal counsel, (i) that failure to take such action would reasonably be expected to cause the Board to be in breach of its fiduciary duties under applicable Law, and (ii) that such Takeover Proposal constitutes a Superior Proposal; provided, however, that prior to taking such action (A) the Company has given Parent at least five (5) Business Days’ (the “Notice Period”) prior written notice of its intention to take such action (which notice shall include a copy of the Superior Proposal, a copy of the relevant proposed transaction agreements and a copy of any financing commitments relating thereto), (B) the Company and its Subsidiaries shall negotiate, and shall cause their respective Agents to negotiate, in good faith with Parent during such Notice Period, to the extent Parent wishes to negotiate, in order to enable Parent to propose revisions to the terms of this Agreement and any other agreements relating to the Transactions contemplated hereunder such that the Takeover Proposal would no longer constitute a Superior Proposal, (C) following the end of such Notice Period, the Board shall have considered in good faith any proposed revisions to this Agreement and any other agreements relating to the Transactions contemplated hereby proposed in writing by Parent, and shall have determined that the Takeover Proposal would continue to constitute a Superior Proposal if such revisions were to be given effect, and (D) in the event that, after the commencement of the Notice Period, there is any material change to the terms of such Takeover Proposal, the Company shall deliver to Parent an additional notice consistent with that described in clause (A) above, and the Notice Period shall be extended, if applicable, in order to ensure that at least three (3) Business Days remain in the Notice Period subsequent to the time that the Company notifies Parent of any such material revision (it being understood that there may be multiple extensions); and provided, further, that the Company has complied in with its obligations under this Section 4.02.

(h)          Nothing contained in this Section 4.02 shall prohibit the Company, after the receipt of advice from outside legal counsel that failure to disclose such position would constitute a violation of applicable Law, from (i) disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act, provided that any disclosures permitted under this Section 4.02(h) that does not contain either an express rejection of any applicable Takeover Proposal or an express reaffirmation of the Company Recommendation shall be deemed a Company Adverse Recommendation Change, or (ii) making any “stop-look-and-listen” communication to the stockholders of the Company pursuant to Section 14d-9(f) promulgated under the Exchange Act (or any similar communications to the stockholders of the Company) in which the Company indicates that it has not changed the Company Recommendation.

(i)          Notwithstanding the foregoing provisions of this Section 4.02, in the event that Parent has not funded the Escrow Account, or caused the Escrow Account to be funded, with an amount in cash equal to the Reverse Termination Fee within twenty-one (21) days following the date of this Agreement, then the provisions of this Section 4.02 shall be of no force or effect until such time, if any, as Parent funds the Escrow Account, or causes the Escrow Account to be funded, with an amount in cash equal to the Reverse Termination Fee, at which time (unless this Agreement shall have previously been terminated), and with no further action by any Party hereto, the provisions of this Section 4.02 shall be restored and in full force and effect and binding on the Parties hereto.

Article V.
ADDITIONAL AGREEMENTS

Section 5.01         Preparation of the Proxy Statement; Stockholders’ Meeting.

(a)          As promptly as practicable following the date of this Agreement, but in no event later than thirty (30) calendar days after the date hereof, the Company and Parent shall prepare, and the Company shall file with the SEC, the Proxy Statement, and the Company shall use its reasonable best efforts to respond as promptly as practicable to any comments of the SEC and its staff with respect thereto or the Transactions (whether written or oral) and, to the extent permitted by applicable Law, to commence mailing of the Proxy Statement to the stockholders of the Company as promptly as practicable (but in no event prior to the clearance of the Proxy Statement by the SEC) after responding to all such comments to the satisfaction of the SEC and its staff. The Company shall promptly notify Parent and its legal counsel upon the receipt of any such comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement, and shall provide Parent and its legal counsel with copies of all correspondence between the Company and its Agents, on the one hand, and the SEC and its staff, on the other hand. Prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC or the staff of the SEC with respect thereto, the Company (i) shall provide Parent and its legal counsel a reasonable opportunity to review and comment on such document or response and (ii) provide Parent and its counsel a reasonable opportunity to advise in connection with any discussions or meetings with the SEC; provided that Parent shall use reasonable best efforts to provide or cause to be provided its comments to the Company as promptly as reasonably practicable after such document or response is transmitted to Parent for its review.

(b)          Parent and the Company shall each cooperate in the preparation of the Proxy Statement and any amendment or supplement thereto. Without limiting the generality of the foregoing, each of the Company, Parent and Merger Sub, as the case may be, shall promptly furnish to the Company in writing the information relating to them required by the Exchange Act to be set forth in the Proxy Statement. The Company shall use reasonable best efforts to ensure that the Proxy Statement (i) will not on the date it is first mailed to stockholders of the Company and at the time of the Stockholders’ Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein in order to make the statements therein, in light of the circumstances under which they are made, not misleading and (ii) will comply as to form in all material respects with the applicable requirements of the Exchange Act. Notwithstanding the foregoing, the Company assumes no responsibility with respect to information supplied in writing by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement. If, at any time prior to receipt of the Stockholder Approval, any event occurs with respect to the Company, any of its Subsidiaries, Parent or Merger Sub, or any change occurs with respect to other information to be included in the Proxy Statement, which is required to be described in an amendment of, or a supplement to, the Proxy Statement, the Company or Parent, as the case may be, shall promptly notify the other party of such event and the Company shall promptly file, following compliance with Section 5.01(a), any necessary amendment or supplement to the Proxy Statement, and thereafter promptly prepare and disseminate amended or supplemented proxy materials (and, if required in connection therewith, re-solicit proxies).

(c)          (i) Unless this Agreement has been terminated pursuant to Section 7.01, the Company shall, as soon as practicable, but in no event later than 45 days after the Proxy Statement has been cleared by the SEC and its staff for mailing to the stockholders of the Company, duly call, give notice of, convene and hold a meeting of the stockholders of the Company (including any adjournment or postponement thereof, the “Stockholders’ Meeting”) for the purpose of obtaining Stockholder Approval to adopt this Agreement and approve the Merger, in each case, duly called and held for such purpose; provided, however, for the avoidance of doubt, the Company may postpone or adjourn the Stockholders’ Meeting only (i) with the consent of Parent, (ii) for the absence of a quorum, or (iii) to such date following the filing of the Company’s report on Form 10-Q for the quarter ended September 30, 2015 (the “2015 Q3 10-Q”) as is reasonably selected by the Company in accordance with Section 5.01(c)(ii) below. “Stockholder Approval” is obtained at the Stockholders’ Meeting if a majority of the outstanding shares of Common Stock entitled to vote thereon vote in favor of adopting the Agreement and approving the Merger.

(ii) The Company shall not hold the Stockholders Meeting at any time prior to the third (3rd) Business Day following the date that the 2015 Q3 10-Q is filed with the SEC.

(d)          Unless the Board shall have effected a Company Adverse Recommendation Change in accordance with Section 4.02(g), the Board shall make the Company Recommendation, include such Company Recommendation in the Proxy Statement and use its reasonable best efforts to obtain the Stockholder Approval. The notice of such Stockholders’ Meeting shall state that a resolution to approve and adopt this Agreement and the Merger will be considered at the Stockholder Meeting.

Section 5.02         Access to Information; Confidentiality.

(a)          Subject to restrictions under applicable Law, the Company shall afford to Parent, and to Parent’s officers, employees, accountants, counsel, financial advisors, and their respective Agents, reasonable access, during normal business hours and upon reasonable prior notice to the Company during the period prior to the earlier of the Effective Time or the termination of this Agreement, to all of its and the Company Subsidiaries’ properties, books, Contracts, personnel and records and, during such period, the Company shall furnish promptly to Parent (i) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of Federal or state securities Laws (unless such document is publicly available), (ii) a copy of each material correspondence or written communication with any United States Federal or other Governmental Entity, and (iii) all other information concerning its and the Company Subsidiaries’ business, properties and personnel as Parent may reasonably request, including but not limited to (A) information regarding the Company’s cash flow on a consolidated basis, (B) the occupancy rate, rental rates and capital expenditures and the advertising and marketing expenses and/or concessions and rent inducements for each Company Community, (C) updated balance sheets for the Company on a consolidated basis, and (D) preleasing rent rolls with respect to the 2016 Leasing Plan for each Company Community; provided, however, that that the Company may restrict the foregoing access to such information or personnel to the extent that such disclosure would, based on the advice of legal counsel, result in a waiver of attorney-client privilege, the work product doctrine or any other applicable privilege applicable to such information.

(b)          Except for disclosures expressly permitted by the terms of the confidentiality agreement, dated March 8, 2015, between the Company and Parent (as amended from time to time, the “Confidentiality Agreement”), Parent shall hold, and shall cause Merger Sub and its and Merger Sub’s respective officers, employees, accountants, counsel, financial advisors and other Agents to hold, all information received from the Company, directly or indirectly, in confidence in accordance with the Confidentiality Agreement.

(c)          No investigation pursuant to this Section 5.02 or information provided or received by any party hereto pursuant to this Agreement will affect any of the representations or warranties of the parties hereto contained in this Agreement or the conditions hereunder to the obligations of the parties hereto.

(d)          Promptly following the date hereof, Parent and the Company will work cooperatively in good faith to develop a mutually agreeable (i) monthly leasing plan (including proposed target rent rates) for the Company for the 2016-2017 academic year (the “2016 Leasing Plan”), and (ii) monthly advertising and marketing budget for each Company Community, including budgeted advertising and marketing expenses and/or concessions and rent inducements for each Company Community for the 2016-2017 academic year (the “2016 Marketing Budget”).

Section 5.03         Reasonable Best Efforts.

(a)          Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other Transactions, including using its respective reasonable best efforts to accomplish the following: (i) the taking of all acts necessary to cause the conditions to Closing to be satisfied as promptly as practicable; (ii) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities) and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity; and (iii) the delivery of required notices to and the obtaining of all necessary consents, approvals or waivers from third parties under any Material Contract or Company Lease or otherwise to the extent related to the Merger and the other Transactions, including any consent or approval set forth in Section 3.01(c)(ii) of the Company Disclosure Schedule.

(b)          In furtherance and not in limitation of the foregoing, each of Parent and the Company shall cooperate and use its respective reasonable best efforts to obtain all consents, approvals and agreements of, and to give and make all notices and filings with, any Governmental Entity necessary to consummate and make effective the Merger and the other Transactions. Parent and the Company shall cooperate and use their respective reasonable best efforts to obtain all other approvals and consents to the Transactions contemplated by this Agreement.

Section 5.04         Indemnification; Advancement of Expenses; Exculpation and Insurance.

(a)          From and after the Effective Time, Parent and the Surviving Entity shall (i) indemnify and hold harmless each individual who at the Effective Time is, or at any time prior to the Effective Time was, a director or officer of the Company or any of the Company Subsidiaries (each, an “Indemnitee” and, collectively, the “Indemnitees”) with respect to all claims, liabilities, losses, damages, judgments, fines, penalties, costs (including amounts paid in settlement or compromise) and expenses (including fees and expenses of legal counsel) in connection with any claim, suit, action, proceeding or investigation (whether civil, criminal, administrative or investigative), whenever asserted, based on or arising out of, in whole or in part, (1) the fact that an Indemnitee was a director or officer of the Company or any of the Company Subsidiaries or (2) acts or omissions by an Indemnitee in the Indemnitee’s capacity as a director, officer or employee of the Company or any of the Company Subsidiaries or taken at the request of the Company or any of the Company Subsidiaries (including in connection with serving at the request of the Company or any of the Company Subsidiaries as a director, officer, employee, trustee or fiduciary of another Person (including any Company Benefit Plan), in each case under (1) or (2), at, or at any time prior to, the Effective Time (including any claim, suit, action, proceeding or investigation relating in whole or in part to the Transactions), to the fullest extent permitted under applicable Law, and (ii) assume all obligations of the Company and the Company Subsidiaries to the Indemnitees in respect of indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time as provided in (1) the Articles and Bylaws and the organizational documents of the Company Subsidiaries, in each instance, as applicable and as in effect on the date of this Agreement, and (2) any indemnification agreement between any such Indemnitee and the Company or any of the Company Subsidiaries as currently in effect, which agreements shall survive the Merger and the other Transactions and continue in full force and effect in accordance with their terms. In addition, from and after the Effective Time, the Surviving Entity shall pay any expenses (including fees and expenses of legal counsel) of any Indemnitee under this Section 5.04 (including in connection with enforcing the indemnity and other obligations referred to in this Section 5.04) as incurred to the fullest extent permitted under applicable Law, provided that the person to whom expenses are advanced provides an undertaking to repay such advances to the extent required by applicable Law. Notwithstanding anything to the contrary herein, all rights to indemnification and advancement of expenses existing in favor of, and all limitations on the personal liability of, each Indemnified Party provided for in this Section 5.04 or in the Articles or Bylaws or the respective other organizational documents of the applicable Company Subsidiaries or otherwise in effect as of the date hereof (including through any indemnification agreement) shall not be modified, and shall survive the Merger and continue in full force and effect for a period of six (6) years from the Effective Time; provided, however, that all rights to indemnification, advancement of expenses and limitations on personal liability in respect of any claim, suit, action, proceeding or investigation asserted or made within such period shall continue until the final disposition of such claim, suit, action, proceeding or investigation.

(b)          For the six (6) year period commencing immediately after the Effective Time, Parent shall, subject to the provisions of this Section 5.04, maintain in effect the Company’s current directors’ and officers’ liability insurance covering acts or omissions occurring at or prior to the Effective Time with respect to those persons who are currently (and any additional persons who prior to the Effective Time become) covered by the Company’s directors’ and officers’ liability insurance policy on terms and scope with respect to such coverage, and in amount, not less favorable to such individuals than those of such policy in effect on the date hereof (or Parent may substitute therefor policies, issued by reputable insurers, of at least the same coverage required above with respect to matters occurring prior to the Effective Time); provided, however, that Parent shall not be obligated to make annual premium payments for such insurance to the extent such premiums exceed three hundred percent (300%) of the annual premium paid as of the date hereof by the Company for such insurance (such three hundred (300%) amount, the “Base Premium”); and provided further that, if the aggregate annual premiums for such insurance shall exceed the Base Premium, then Parent shall provide or cause to be provided a policy for the applicable individuals with the best coverage as shall then be available at an annual premium equal to the Base Premium. Prior to the Effective Time Parent or the Company may purchase, for an aggregate amount that shall not exceed the Base Premium, a 6-year prepaid “tail policy” on terms and conditions providing at least materially equivalent benefits as the current policies of directors’ and officers’ liability insurance maintained by the Company and the Company Subsidiaries with respect to matters existing or occurring prior to the Effective Time, covering without limitation the Transactions. If such prepaid “tail policy” has been obtained by Parent or the Company, it shall be deemed to satisfy all obligations of the Parent to obtain insurance pursuant to this Section 5.04. The Surviving Entity shall not amend, modify, cancel or revoke such policy and each shall use its reasonable best efforts to cause such policy to be maintained in full force and effect, for its full term, and to honor all of its obligations thereunder.

(c)          The provisions of this Section 5.04 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnitee, his or her heirs and his or her representatives, and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise. The obligations of Parent and the Surviving Entity under this Section 5.04 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnitee to whom this Section 5.04 applies unless (A) such termination or modification is required by applicable Law, or (B) the affected Indemnitee shall have consented in writing to such termination or modification (it being expressly agreed that the Indemnitees to whom this Section 5.04 applies shall be third party beneficiaries of this Section 5.04).

(d)          In the event that Parent, the Surviving Entity or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or Surviving Entity or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent and the Surviving Entity shall assume all of the obligations thereof set forth in this Section 5.04.

Section 5.05         Fees and Expenses. Except as otherwise specified in Section 7.02, Section 7.03, or agreed in writing by the parties, all fees and expenses incurred in connection with this Agreement, the Merger and the other Transactions shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

Section 5.06         Public Announcements. The Company and Parent shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the Merger and shall not issue any such press release or make any such public statement without the prior written consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that (a) a party may, without the prior written consent of the other party, issue such press release or make such public statement as may be required by Law or the applicable rules of any stock exchange if the party issuing such press release or making such public statement has used its reasonable best efforts to consult with the other party and to obtain such party’s consent but has been unable to do so in a timely manner, and (b) the Company may, without the prior written consent of Parent, and in compliance with any applicable notification provisions in Section 4.02, issue such press release or make such public statement release or announcement with respect to a Company Adverse Recommendation Change effected in accordance with Section 4.02(g). The parties agree that the initial press release to be issued with respect to the Transactions shall be in the form heretofore agreed to by the parties.

Section 5.07         Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (a) any notice or other communication received by such party from any Governmental Entity in connection with this Agreement, the Merger and the other Transactions or from any Person alleging that the consent of such Person is or may be required in connection with this Agreement, the Merger and the other Transactions, (b) any actions, suits, claims, investigations or proceedings commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting such party or, in the case of the Company, a Company Subsidiary, and, in the case of Parent and Merger Sub, any of their respective Subsidiaries, which relate to this Agreement, the Merger and the other Transactions, and (c) any inaccuracy or breach of any representation or warranty or breach of covenant or agreement contained in this Agreement at any time during the term hereof that could reasonably be expected to cause the conditions set forth in Section 6.01 or Section 6.02 not to be satisfied.

Section 5.08         [Reserved.]

Section 5.09         State Takeover Laws. If any “control share acquisition,” “fair price,” “moratorium” or other anti-takeover applicable Law becomes or is deemed to be applicable to the Company, Parent, Merger Sub, the Merger or any of the other Transactions, then each of the Company, Parent, Merger Sub, and their respective Boards of Directors shall grant such approvals and take such actions as are necessary so that the Transactions may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to render such anti-takeover applicable Law inapplicable to the foregoing.

Section 5.10         Director Resignations. Prior to the Closing, other than with respect to any directors identified by Parent in writing to the Company two (2) calendar days prior to the Closing Date, the Company shall deliver to Parent resignations executed by each director of the Company in office immediately prior to the Effective Time, which resignations shall be effective at the Effective Time.

Section 5.11         Financing Covenants.

(a)          Subject to the other provisions of this Agreement, Parent and Merger Sub shall use reasonable best efforts to take, or cause to be taken, all actions necessary to obtain, or cause to be obtained, the proceeds of the Financing on the terms and conditions described in the Commitment Letters, including using reasonable best efforts to (i) maintain in effect the Commitment Letters until the funding of the Financing at or prior to Closing, (ii) negotiate definitive agreements with respect to the Debt Financing (the “Definitive Agreements”) consistent in all material respects with the terms and conditions contained in each Debt Commitment Letter (including any related “flex” provisions) or on other terms not less favorable to Parent and Merger Sub (as determined by Parent in good faith) than the terms and conditions (including the “flex” provisions) contemplated by the Debt Financing Commitments and (iii) satisfy (or obtain a waiver of) all conditions applicable to Parent and Merger Sub to obtaining the Financing that are within their control, and Parent and/or Merger Sub shall, if necessary, use reasonable best efforts to fully enforce the obligations of the other parties to the Financing Commitments and Definitive Agreements, if any.

(b)          Parent and Merger Sub shall not, without the prior written consent of the Company (which shall not be unreasonably withheld, delayed or conditioned), (i) permit any amendment or modification to, or any waiver of, any material provision or remedy under, or replace, any of the Commitment Letters if such amendment, modification, waiver, or replacement (A) would add any new (or modify any existing) condition to the Financing Commitments (unless such new condition or modified condition would not reasonably be expected to prevent, impede or delay the consummation of the Financing), (B) reduces the aggregate amount of the Financing intended to be funded on the Closing Date unless the Equity Financing or Debt Financing is increased by a corresponding amount (or Merger Sub may draw upon an available revolver to fund an amount equal to such reduction), (C) adversely affects the ability of Parent to enforce its rights against other parties to the Commitment Letters or the Definitive Agreements, if any, to require such parties to provide the Debt Financing or Equity Financing, as applicable, or (D) would reasonably be expected to prevent, impede or materially delay the consummation of the Financing or (ii) terminate any Commitment Letter unless such Commitment Letter is replaced with another commitment letter that would not result in any of the items described in clause (i)(A) through (D) of this sentence (collectively, the “Restricted Financing Commitment Amendments”) (provided that the existence or exercise of “flex” provisions which do not permit a reduction in the aggregate amount of the Financing shall not constitute a Restricted Financing Commitment Amendment; and provided, further, that Parent and/or Merger Sub may amend or modify, or waive any provision or remedy under, the Financing Commitments if such amendment, modification or waiver is not a Restricted Financing Commitment Amendment, it being understood that any amendment or modification solely to add lenders, lead arrangers, bookrunners, syndication agents and similar entities (and make incidental or conforming amendments or modifications to reflect the addition of any such lenders, lead arrangers, bookrunners, syndication agents and similar entities) shall not be a Restricted Financing Commitment Amendment). Upon any such amendment, supplement, modification or replacement of the Debt Financing Commitments or the Equity Financing Commitments in accordance with this Section 5.11(b), the terms “Debt Financing Commitments” and “Equity Financing Commitments” shall mean, other than for purposes of representations and warranties made as of the date hereof in Section 3.02(d), the Debt Financing Commitments and the Equity Financing Commitments, respectively, as so amended, supplemented, modified or replaced.

(c)          In the event that any portion of the Financing becomes unavailable, regardless of the reason therefor, to the extent such portion is necessary to consummate the Merger, Parent shall (i) promptly notify the Company of such unavailability and (ii) use reasonable best efforts to obtain, as promptly as practicable following the occurrence of such event, alternative financing (in an amount sufficient, when taken together with other sources of funds available to Parent, to replace such unavailable portion) from the same or other sources and on terms which would not reasonably be expected to prevent, materially impede or materially delay the consummation of the Financing, the Merger or the other Transactions. For the purposes of this Agreement, other than for purposes of representations and warranties made as of the date hereof in Section 3.02(d), the terms “Debt Commitment Letter” and “Debt Financing Commitments” shall be deemed to include any commitment letter (or similar agreement) or commitment with respect to any alternative debt financing arranged in compliance herewith (and any Debt Commitment Letter and Debt Financing Commitment remaining in effect at the time in question) and all references to the Lenders shall include the persons providing or arranging such alternative debt financing. For the purposes of this Agreement, other than for purposes of representations and warranties made as of the date hereof in Section 3.02(d), the terms “Equity Commitment Letters” and “Equity Financing Commitments” shall be deemed to include any commitment letter (or similar agreement) or commitment with respect to any alternative equity financing arranged in compliance herewith (and any Equity Commitment Letters and Equity Financing Commitment remaining in effect at the time in question).

(d)          Parent shall provide the Company with prompt written notice of (A) any material breach or default by any party to any Commitment Letters or the Definitive Agreements, if any, of which Parent or Merger Sub has Knowledge or any termination of any of the Commitment Letters of which Parent or Merger Sub has Knowledge, (B) the receipt of any written notice or other written communication from any Lender or Equity Investor with respect to (1) any actual or potential material breach or material default, termination or repudiation by any party to any Commitment Letters or the Definitive Agreements, if any, of any provision thereof, and (2) any material dispute or disagreement between or among any parties to any of the Commitment Letters or the Definitive Agreements, if any, with respect to the obligation to fund the Financing or the amount of the Financing to be funded at Closing, in the case of clauses (1) and (2) that would reasonably be expected to result in Merger Sub not receiving the proceeds of the Financing on the Closing Date. Parent shall keep the Company reasonably informed of the status of its efforts to consummate the Financing. Notwithstanding the foregoing, compliance by Parent with this Section 5.11(d) shall not relieve Parent or Merger Sub of its respective obligation to consummate the transactions contemplated by this Agreement at the time specified in Section 1.02 whether or not the Financing is available, subject to the fulfillment or waiver of the conditions set forth in Article VI.

(e)          Nothing in this Section 5.11 or any other provisions of this Agreement shall require, and in no event shall the “reasonable best efforts” of Parent or Merger Sub be deemed or construed to require, Parent or Merger Sub to (i) seek the Equity Financing from any source other than the Equity Investors or in any amount in excess of that contemplated by the Equity Commitment Letters, (ii) seek or accept Debt Financing on terms less favorable than those set forth in the Debt Commitment Letters (including the “flex” provisions) provided on the date of this Agreement, (iii) waive any term or condition of this Agreement or (iv) pay any fees in excess of those contemplated by the Financing Commitments (whether to secure waiver of any conditions contained therein or otherwise).

(f)          Prior to the Closing, the Company shall use its reasonable best efforts to, and shall use its reasonable best efforts to cause its Agents to, cooperate with Parent to the extent reasonably requested by Parent in connection with the arrangement of the Debt Financing, including (i) participation at reasonable times in a reasonable number of meetings, presentations, rating agency sessions and sessions with prospective financing sources (including the Lenders and/or investors in the Debt Financing), and due diligence sessions, including direct contact between senior management and the other representatives of the Company and its Subsidiaries, on the one hand, and the actual and potential financing sources and potential lenders or investors in the Debt Financing (including the Lenders), on the other hand, (ii) reasonably assisting Parent, Merger Sub and their financing sources (including the Lenders) in the preparation of materials for rating agency presentations and bank books, lender and investor presentations, bank information memoranda, business projections, or other marketing documents, in each case to the extent that it relates to Company or its Subsidiaries, customarily used to arrange the Financing contemplated by the Commitment Letters, and identifying any portion of the information that constitutes material, non-public information, (iii) reasonably cooperating with the marketing efforts of Parent and/or Merger Sub and their financing sources (including the Lenders) for any portion of the Financing, (iv) furnishing the Parent, Merger Sub and their financing sources and potential lenders or investors in the Debt Financing (including the Lenders) with the financial statements regarding the Company and its Subsidiaries necessary to satisfy the relevant conditions set forth in the Debt Commitment Letters or any other information about the assets and properties of the Company and the Company Subsidiaries reasonably requested by the financing sources (including the Lenders) and reasonably available to the Company, (v) facilitating the granting of security interests (and perfection thereof) in collateral, or the execution and delivery of guarantees, mortgages, other definitive financing documents or other certificates or documents to the extent constituting a condition to any Lender’s obligation to fund any portion of the Debt Financing by the applicable Debt Commitment Letter (or otherwise required by such applicable Debt Commitment Letter), including obtaining releases of existing Liens; provided, that any grants of security interests or obligations and releases of Liens contained in all such agreements and documents shall be subject to the occurrence of the Effective Time; provided, that (i) in no event shall the Company or any of the Company Subsidiaries be required to enter into any agreement unless such agreement is contingent upon the Closing and (ii) (A) neither the Company nor any Persons who are directors of the Company shall be required to pass resolutions or consents to approve or authorize the execution of the Debt Financing and (B) no obligation of the Company or any of the Company Subsidiaries or any of its or their respective Agents under any certificate, document or instrument executed pursuant to the foregoing shall be effective until the Closing and (C) none of the Company or the Company Subsidiaries nor any of its or their respective Agents shall be required to pay any commitment or other similar fee or incur any other out-of-pocket cost or expense that is not reimbursed by Parent or Merger Sub. Nothing contained in this Section 5.11(f) or otherwise shall require the Company or any of the Company Subsidiaries to be an issuer or other obligor with respect to the Debt Financing prior to the Effective Time. Parent shall, promptly upon request by the Company, reimburse the Company for all out-of-pocket costs incurred by the Company or the Company Subsidiaries or their respective Agents in connection with such cooperation and shall indemnify and hold harmless the Company and the Company Subsidiaries and their respective Agents for, from and against any and all Losses actually suffered or incurred by them in connection with the arrangement of the Debt Financing, any action taken by them at the request of Parent pursuant to this Section 5.11(f) and any information utilized in connection therewith.

(g)          All non-public or otherwise confidential information regarding the Company or the Company Subsidiaries obtained by Parent pursuant to this Section 5.11 shall be kept confidential in accordance with the terms of the Confidentiality Agreement.

Section 5.12         Section 16 Matters. Prior to the Effective Time, the Company may approve, in accordance with the procedures set forth in Rule 16b-3 promulgated under the Exchange Act and in accordance with the Interpretative Letter dated January 12, 1999 issued by the SEC relating to Rule 16b-3, any dispositions of equity securities of the Company (including derivative securities with respect to equity securities of the Company) resulting from the Transactions by each officer or director of the Company who is subject to Section 16 of the Exchange Act with respect to equity securities of the Company.

Section 5.13         Montreal Properties; CVR Arrangements.

(a)          Montreal Sale. From any after the date of this Agreement, upon the terms and subject to the conditions set forth in this Agreement, the Company agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to, in the most commercially reasonable manner practicable, effectuate the (i) sale of the Montreal Properties or the Montreal Interests, as applicable, and (ii) satisfaction and discharge of the Montreal Guaranty, in each instance, prior to the Effective Time.

(b)          Montrealco. As promptly as practicable after the date of this Agreement (but in no event more than fifteen (15) calendar days after the date hereof), the Company shall form a wholly-owned Subsidiary (“Montrealco”), which shall be a limited liability company and shall have organizational documents that are identical to the organizational documents of Merger Sub, other than for ministerial differences. In the event that the Montreal Closing Date has not occurred prior to the Effective Time, prior to the Effective Time the Company shall contribute and assign to Montrealco the Montreal Properties and/or the Montreal Interests, as applicable, and shall (i) obtain all necessary consents and approvals for such contribution and assignment, and (ii) pay in full any costs, expenses or fees associated with such consents and approvals prior to, or concurrent with, such transfer.

(c)          Appointment of Stockholders’ Representative. Subject to the terms and conditions set forth in this Agreement, for purposes of (i) negotiating and settling matters with respect to the Contingent Value Rights (including, but not limited to, effectuating the (x) sale of the Montreal Properties or the Montreal Interests, as applicable, and (y) satisfaction and discharge of the Montreal Guaranty), and (ii) taking any and all actions necessary or appropriate in the judgment of the Stockholders’ Representative on behalf of the holders of Contingent Value Rights in connection with this Agreement (as it relates to Contingent Value Rights), the Montreal Escrow Agreement and the CVR Agreement (including engaging counsel, accountants or other advisors and executing any agreements, certificates, statements, notices, approvals, extensions, waivers, undertakings, amendments and other documents required or permitted to be given in connection with the foregoing, in each case to the extent permitted by the CVR Agreement), the Stockholders’ Representative is hereby appointed, authorized and empowered to be the exclusive representative, agent and attorney-in-fact of the holders of Contingent Value Rights, with full power of substitution, to make all decisions and determinations and to act (or not act) and execute, deliver and receive all agreements, documents, instruments and consent on behalf of and as agent for the holders of the Contingent Value Rights at any time in connection with, and that may be necessary or appropriate to accomplish the intent and implement the provisions of this Agreement (as it relates to the Contingent Value Rights), the Montreal Escrow Agreement and the CVR Agreement, and to facilitate the consummation of the transactions contemplated hereby and thereby (in each instance, as it relates to the Contingent Value Rights). By executing this Agreement, the Stockholders’ Representative accepts such appointment, authority and power. Without limiting the generality of the foregoing, subject to the terms and conditions set forth in this Agreement, the Stockholders’ Representative shall have the power to take any of the following actions on behalf of the holders of the Contingent Value Rights: (i) to give and receive notices, communications and consents under this Agreement (as it relates to the Contingent Value Rights) and the CVR Agreement on behalf of the holders of Contingent Value Rights; (ii) to negotiate, enter into settlements and compromises of, resolve and comply with Law and other orders or awards of third-party intermediaries with respect to any disputes arising under the CVR Agreement; (iii) to make, execute, acknowledge and deliver all such other agreements, guarantees, orders, receipts, endorsements, notices, requests, instructions, certificates, stock powers, letters and other writings; and (iv) to do any and all things and to take any and all action that the Stockholders’ Representative, in its sole and absolute discretion, may consider necessary or proper or convenient in connection with or to carry out the activities described in this Section 5.13, in each case except as limited by the CVR Agreement. Prior to the Effective Time, the Stockholders’ Representative shall take all actions necessary to permit the Transactions to be consummated as promptly as practicable after the date of this Agreement.

(d)          Authority. The adoption of this Agreement by Stockholder Approval at the Stockholders’ Meeting shall constitute the appointment of the Stockholders’ Representative and ratification of the Stockholders’ Representative’s authority by each stockholder (both in its capacity thereas and, if applicable, as a future holder of Contingent Value Rights) and such appointment is coupled with an interest and may not be revoked in whole or in part (including upon the death or incapacity of any stockholder). Such appointment shall be binding upon the heirs, executors, administrators, estates, personal representatives, officers, directors, security holders, successors and assigns of each stockholder and holder of Contingent Value Rights. All decisions of the Stockholders’ Representative shall be final and binding on all of the holders of Contingent Value Rights, and no holder of Contingent Value Rights, shall have the right to object, dissent, protest or otherwise contest the same. Parent shall be entitled to rely upon, without independent investigation, any act, notice, instruction or communication from the Stockholders’ Representative and any document executed by the Stockholders’ Representative on behalf of any holder of Contingent Value Rights and shall be fully protected in connection with any action or inaction taken or omitted to be taken in reliance thereon by Parent absent willful misconduct by Parent. The Stockholders’ Representative shall not be responsible for any loss suffered by, or liability of any kind to, the stockholders or holders of Contingent Value Rights arising out of any act done or omitted by the Stockholders’ Representative in connection with the acceptance or administration of the Stockholders’ Representative’s duties hereunder or otherwise in connection with this Agreement.

(e)          Execution of CVR Agreement and Montreal Escrow Agreement. In the event that the Montreal Closing Date has not occurred prior to the Effective Time, then, at or prior to the Closing, but subject to this Section 5.13(e), the Company shall, and shall cause the Stockholders’ Representative to, execute and deliver to Parent the CVR Agreement and Montreal Escrow Agreement. If the Stockholders’ Representative shall fail to execute and deliver to Parent any such documents, then the Company shall cause the Stockholders’ Representative to be removed and shall appoint a successor Stockholders’ Representative. At or prior to the Closing, Parent shall execute and deliver the CVR Agreement and the Montreal Escrow Agreement to the Company and the Stockholders’ Representative. Parent and the Company shall cooperate, including by making changes to the CVR Agreement, as necessary, to ensure that the Contingent Value Rights are not subject to registration under the Securities Act, the Exchange Act or any applicable state securities or “blue sky” Laws.

Section 5.14         Notice of Exchange Right. As promptly as practicable following the date of this Agreement, but in no event less than fifteen (15) Scheduled Trading Days (as such term is defined in the Indenture) prior to the anticipated effective date of the Merger, the Company shall, or shall cause the Company Operating Partnership to deliver notice of the proposed Fundamental Change (as such term is defined in the Indenture) to the holders of record of all of the then-outstanding Notes in accordance with the terms of the Indenture. In addition, the Company shall, and shall cause the Company Operating Partnership to comply with all of the Company’s and the Company Operating Partnership’s other obligations under Article 13 of the Indenture.

Section 5.15         Indebtedness. (a)          Prior to the Closing, the parties hereto agree to cooperate and use their respective reasonable best efforts (including paying or providing Additional Concessions, if any, up to the aggregate amount specified on Section 5.15 of the Company Disclosure Schedule) to obtain all of the consents, approvals and waivers, as applicable, relating to the Indebtedness of the Company and the Company Subsidiaries set forth on Section 5.15 of the Company Disclosure Schedule (the “Assumed Indebtedness”), as are required to permit the consummation of the Merger and such Assumed Indebtedness to be assumed by Parent or its designated Affiliate (including the change in control of the applicable Company Subsidiary) at the Effective Time on substantially the same terms and conditions as currently in effect (such consents, approvals and waivers, collectively, the “Required Indebtedness Consents”), other than any requirement that any of the Company, Parent or its designated Affiliate is required to (i) pay consent fees, transfer fees or other similar fees and expenses, in each case, to the extent required by the express terms of the underlying loan documents, (ii) agree to conforming amendments or modifications necessary solely to substitute loan parties, carve out guarantors or otherwise to document the assignment or assumption, or (iii) substitute Parent or its designated Affiliate in the place of the Company or a Company Subsidiary with respect to any guarantees, letters of credit, reserve requirements or other similar arrangements existing as of the date hereof (or as modified after the date hereof in compliance with Section 4.01(x), which modifications shall not increase materially any liability of the Company or any Subsidiary of the Company thereunder without the consent of Parent) (clauses (i) through (iii), the “Excepted Concessions”). For purposes of this Agreement, “Excepted Concessions” shall not include any (x) fees or expenses payable by any of the Company, Parent or their respective Affiliates (including, but not be limited to, any penalty, make-whole premium, defeasance, principal pay-down or other payment) to the lenders in respect of such Assumed Indebtedness, in each instance, other than those fees and expenses expressly set forth in clause (i) of “Excepted Concessions,” or (y) instance in which the Company, Parent or their respective Affiliates is required to provide additional credit support or collateral, in each case, other than as set forth in clause (iii) of “Excepted Concessions” (any amounts paid or provided in accordance with clauses (x) or (y), the “Additional Concessions”). Notwithstanding anything contained in this Agreement, without the prior consent of Parent, in no instance shall the Company, Parent or their respective Affiliates, pay or provide Additional Concessions in excess of the amount specified on Section 5.15 of the Company Disclosure Schedule in connection with obtaining the Required Indebtedness Consents necessary to satisfy the condition set forth in Section 6.02(g). Prior to the Closing, the Company and Parent further agree to cooperate and use their respective reasonable best efforts to obtain such other consents, approvals and waivers, as applicable, relating to the Assumed Indebtedness as Parent may reasonably request.

(b)          Prior to the Closing, the Company agrees to cooperate with Parent and use its reasonable best efforts to implement such arrangements as may be requested by Parent with respect to the defeasance of any Indebtedness in connection with the Closing, including, without limitation, executing and delivering such documents, instruments and other arrangements as may be reasonably required in connection therewith.

Section 5.16         Certain Litigation. Each of the Company and Parent shall use their respective reasonable best efforts to prevent the entry of (and, if entered, to have vacated, lifted, reversed or overturned) any injunction, ruling, decree, judgment or similar order that results from any stockholder or derivative suit, action, litigation or claim against the Company, Parent, Merger Sub, any of their respective Affiliates, or any of their respective directors or officers, in each instance, relating to this Agreement, the Merger or any of the other Transactions. Each of Parent and the Company shall notify promptly the other party of the commencement of any such stockholder or derivative suit, action, litigation or claim of which it has received written notice related to this Agreement, the Merger or the other Transactions.

Section 5.17         Assistance with Property Dispositions. The Company shall, and shall cause the Company Subsidiaries to, use their reasonable best efforts to take any and all actions necessary or required in order to transfer (including directing payment of proceeds to the Paying Agent for the benefit of holders of Common Stock), immediately prior to, but conditioned upon, the Effective Time, the properties (or the equity interests of the Company Subsidiaries owning the properties) set forth on Section 5.17 of the Parent Disclosure Schedule (each, a “Pre-Closing Disposition”). None of the representations, warranties or covenants of the Company shall be deemed to apply to, or deemed breached or violated by, any of the actions contemplated by this Section 5.17 or by any action taken by the Company, any of the Company Subsidiaries or any of their Agents at the request of Parent in furtherance of this Section 5.17. Notwithstanding the foregoing, (i) in no event shall the Company or any of the Company Subsidiaries be required to enter into any agreement under or with respect to this Section 5.17 unless such agreement is contingent upon the Closing, and (ii) no obligation of the Company or any of the Company Subsidiaries or any of their respective Agents under any certificate, document or instrument executed pursuant to the foregoing shall be effective until the Closing. Parent shall indemnify and hold harmless the Company and the Company Subsidiaries and their respective Agents for, from and against any and all Losses actually suffered or incurred by them in connection with such cooperation, any action taken by them at the request of Parent pursuant to this Section 5.17 and any information utilized in connection therewith. Notwithstanding anything to the contrary in this Section 5.17, Parent and Merger Sub shall not seek to implement a Potential Disposition that would reasonably be expected to cause a breach, violation or default under, or give rise to a termination right with respect to, the Debt Commitment Letters or that would reasonably be expected to materially delay the Closing or have a material adverse effect on the ability of Parent or Merger Sub to consummate the Merger.

Section 5.18         Copper Beech Agreement; Scheduled Limited Partners.

(a)          Subject to the other provisions of this Agreement, Parent and Merger Sub shall (i) use reasonable best efforts to take, or cause to be taken, all actions necessary to effect the closing of the transactions contemplated by the Copper Beech Agreement at, or immediately prior to, the Effective Time, in accordance with the terms of the Copper Beech Agreements, including using reasonable best efforts to satisfy (or obtain a waiver of) all conditions applicable to Parent and Merger Sub to closing such transactions that are within their control, and (ii) if necessary, (A) waive or exercise its rights under any of the conditions to the closing of such transactions set forth in the Copper Beach Agreement solely to the extent required by Section 5.18 of the Parent Disclosure Schedule, and (B) use reasonable best efforts to fully enforce the obligations of the other parties to the Copper Beech Agreement. Parent and Merger Sub shall not, without the prior written consent of the Company (which shall not be unreasonably withheld, delayed or conditioned), consent to any amendment or modification to, or any waiver of, any material provision or remedy under, the Copper Beech Agreement if such amendment, modification, or waiver (1) would add any new (or modify any existing) material condition to the closing of such transactions (unless such new condition or modified condition would not reasonably be expected to prevent, or materially impede or delay such closing), (2) adversely affects the ability of Parent to enforce its rights against other parties to the Copper Beech Agreements to require such parties to consummate such transactions, or (3) would reasonably be expected to prevent, or materially impede or delay the closing of such transactions. Parent shall provide the Company with prompt written notice of (i) any material breach or default by any party to the Copper Beech Agreement which Parent or Merger Sub becomes aware of, (ii) any termination of the Copper Beech Agreement, (iii) the receipt of any written notice from any party to the Copper Beech Agreement with respect to (A) any material breach or material default, termination or repudiation by any party to the Copper Beech Agreement, if any, of any provision thereof, or (B) any material dispute or disagreement between or among any parties to the Copper Beech Agreement, if any. Parent shall keep the Company reasonably informed of the status of its efforts to consummate the closing of the transactions contemplated by the Copper Beech Agreement.

(b)          Prior to the Closing, at Parent’s request, the Company shall, and shall cause the Company Operating Partnership to, use its reasonable best efforts to take any and all actions reasonably necessary or required in order to (i) consummate, the transactions contemplated by the Copper Beech Agreement, and (ii) redeem, exchange or terminate or cause the Company Operating Partnership to redeem, exchange or terminate (or otherwise satisfy, including in accordance with Section 2.05, its and the Company Operating Partnership’s respective obligations under the Company Operating Partnership Agreement), the Company OP Units held by the Scheduled Limited Partners or any other Person (other than any Person party to the Copper Beech Agreement). Notwithstanding the foregoing, (i) in no event shall the Company or any of the Company Subsidiaries be required to enter into any agreement under or with respect to this Section 5.18(b) unless such agreement is contingent upon the Closing, and (ii) no obligation of the Company or any of the Company Subsidiaries or any of their respective Agents under any certificate, document or instrument executed pursuant to the foregoing shall be effective until the Closing. Parent shall indemnify and hold harmless the Company and the Company Subsidiaries and their respective Agents for, from and against any and all Losses actually suffered or incurred by them in connection with such cooperation, any action taken by them at the request of Parent pursuant to this Section 5.18(b) and any information utilized in connection therewith.

Section 5.19         SEC Filings. Prior to the Effective Time, the Company shall use its best efforts to timely file with or furnish to the SEC all forms, reports, statements, certifications and other documents required to be filed by it with the SEC under the Exchange Act.

Section 5.20         Montreal Employees. Prior to the Effective Time, the Company shall use its reasonable best efforts to (i) (a) transfer the employment of the Montreal Employees to the Montreal Partner on substantially the same terms and conditions in effect immediately prior to the transfer and (b) obtain a valid and binding release of claims against the Company and its Affiliates from each Montreal Employee, and (ii) transfer any benefit plans sponsored by the Company or an Affiliate of the Company that provide benefits to the Montreal Employees (the “Montreal Benefit Plans”) to the Montreal Partner such that the Montreal Partner shall assume all obligations under such Montreal Benefit Plans.

Article VI.
CONDITIONS PRECEDENT

Section 6.01         Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or (to the extent permitted by Law) waiver on or prior to the Closing Date of the following conditions:

(a)          Stockholder Approval. The Stockholder Approval shall have been obtained.

(b)          No Injunctions or Restraints. No Law, injunction, judgment, order, decree or ruling enacted, promulgated, issued, entered, amended or enforced by any Governmental Entity having jurisdiction over the parties hereto (collectively, “Restraints”) shall be in effect, whether temporary, preliminary or permanent, enjoining, restraining, preventing or prohibiting consummation of the Merger or making the consummation of the Merger illegal.

Section 6.02         Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction or (to the extent permitted by Law) waiver by Parent or Merger Sub, as applicable, on or prior to the Closing Date of the following conditions:

(a)          Representations and Warranties. Each of the representations and warranties of the Company shall be true and correct at and as of the Closing Date as though made on and as of the Closing Date (except (i) for such changes resulting from actions permitted under Section 4.01, (ii) to the extent any such representation or warranty is made as of a time other than the Closing Date, such representation or warranty need only be true and correct at and as of such time, or (iii) where the failure of any such representation or warranty to be true and correct (without giving effect to any materiality or Material Adverse Effect qualification or limitation) would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, other than with respect to the representations and warranties contained in Sections 3.01(b)(i), (iv), (v), (vii), and (viii), which shall be true and correct in all respects), and Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

(b)          Performance of Obligations of the Company. The Company shall have performed in all material respects all covenants and obligations required to be performed by it under this Agreement at or prior to the Closing Date (other than with respect to any covenants and agreements of the Company contained in this Section 6.02, which shall be performed in all respects), and Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

(c)          Material Adverse Effect. Since the date of this Agreement, there shall have occurred no changes, events or circumstances which constitute a Material Adverse Effect. Parent and Merger Sub shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

(d)          Opinion Relating to REIT Qualification. Parent and Merger Sub shall have received an opinion, dated as of the Closing Date, of Kilpatrick, Townsend & Stockton LLP to the effect that, at all times since its taxable year ended December 31, 2011 through the Closing Date, the Company has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code.

(e)          Consents. Other than as contemplated by Section 6.02(e) of the Company Disclosure Schedule, and without prejudice to the provisions of Section 6.02(g), all necessary consents and waivers from third parties in connection with the consummation of the Merger and the other Transactions shall have been obtained, other than such consents and waivers from third parties, which, if not obtained, would not reasonably be expected to have a Material Adverse Effect.

(f)          FIRPTA Certificate. Parent shall have received a certificate, duly completed and executed on behalf of the Company by an executive officer of the Company, pursuant to Section 1.1445-2(b)(2) of the U.S. Treasury Regulations, certifying that the Company is not a "foreign person" within the meaning of Section 1445 of the Code.

(g)          Indebtedness Consents. Subject to the limitations set forth in Section 5.15 regarding Additional Concessions, the parties shall have received the Required Indebtedness Consents relating to no less than eighty five percent (85%) of the outstanding principal balance of the Assumed Indebtedness. For the avoidance of doubt, the requirements set forth in this Section 6.02(g) shall be separate from and, in addition to, the requirements set forth in Section 6.02(e).

(h)          Contingent Value Rights. Unless the Montreal Closing Date has occurred, (i) the Company shall have transferred the Montreal Properties and/or Montreal Interests, as applicable, to Montrealco in accordance with Section 5.13(b), (ii) the Company and the Stockholders’ Representative shall have executed and delivered to Parent and Merger Sub the CVR Agreement and the Montreal Escrow Agreement in accordance with Section 5.13(e), and (iii) no consents, approvals, permits or authorizations shall be required to be obtained under any federal or state securities or “blue sky” Laws by the Company, Parent or Merger Sub with respect to the Contingent Value Rights that have not been made or obtained prior to the Effective Time.

(i)          Payoff Letters. Parent shall have received payoff letters executed by the lenders and other financing sources set forth on Section 6.02(i) of the Parent Disclosure Schedule setting forth all amounts (including principal and accrued but unpaid interest) necessary to be paid to repay in full any such Indebtedness through the Closing, and (ii) providing that, upon payment in full of such amounts, all obligations with respect to the Indebtedness owed to such lender or other financing source will be satisfied and released, and that any and all related Liens will be terminated and released, each in form and substance reasonably satisfactory to Parent.

(j)          Copper Beech. The transactions contemplated by the Copper Beech Agreement shall have been closed, conditioned only upon the occurrence of the Closing of the Merger.

(k)          Form 10-K. In the event that the Company’s Form 10-K for the fiscal year ended December 31, 2015 (the “2015 10-K”) shall have become due under the Exchange Act (without giving effect to any extensions permitted thereunder), the Company shall have filed the 2015 10-K with the SEC.

Section 6.03          Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is further subject to the satisfaction or (to the extent permitted by Law) waiver by the Company on or prior to the Closing Date of the following conditions:

(a)          Representations and Warranties. Each of the representations and warranties of Parent and Merger Sub shall be true and correct at and as of the Closing Date as though made on and as of the Closing Date (except (i) for such changes resulting from actions permitted under Section 4.01, (ii) to the extent any such representation or warranty is made as of a time other than the Closing Date, such representation or warranty need only be true and correct at and as of such time, and (iii) where the failure of any such representation or warranty to be true and correct (without giving effect to any materiality or Parent Material Adverse Effect qualification or limitation) would not reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect), and the Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

(b)          Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

(c)          Parent Material Adverse Effect. Since the date of this Agreement, there shall have occurred no changes, events or circumstances which constitute a Parent Material Adverse Effect. The Company Sub shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

(d)          Consents. All necessary consents and waivers from third parties in connection with the consummation of the Merger and the other Transactions shall have been obtained, other than such consents and waivers from third parties, which, if not obtained, would not reasonably be expected to have a Parent Material Adverse Effect.

(e)          Contingent Value Rights. If the Montreal Closing Date has not occurred, Parent shall have executed and delivered to the Company the CVR Agreement and the Montreal Escrow Agreement, and shall have deposited the Exchange Rate Adjusted Montreal Guaranty Amount into the escrow account (the “Montreal Escrow Account”) contemplated by the Montreal Escrow Agreement.

Section 6.04         Frustration of Closing Conditions. None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in Section 6.01, Section 6.02, or Section 6.03, as the case may be, to be satisfied if such failure was caused by such party’s breach, including such party’s failure to use the standard of efforts required from such party to consummate the Merger and the other Transactions, as required by and subject to Section 5.03.

Article VII.
TERMINATION, AMENDMENT AND WAIVER

Section 7.01         Termination. This Agreement may be terminated, and the Merger abandoned, at any time prior to the Effective Time, whether before or after receipt of the Stockholder Approval:

(a)          by the mutual written consent of Parent and the Company;

(b)          by either Parent or the Company, if:

(i)          the Merger shall not have been consummated on or before March 31, 2016 (the “End Date”); provided, however, that (A) the right to terminate this Agreement under this Section 7.01(b)(i) shall not be available to any party whose willful and material breach of a representation, warranty or covenant in this Agreement has been a principal cause of or resulted in the failure of the Merger to be consummated on or before the End Date, and (B) in the event that prior to the End Date all conditions set forth in Sections 6.01 and 6.02 have been met other than the condition set forth in Section 6.02(g), the “End Date” shall be deemed to be extended until May 31, 2016;

(ii)         any Restraint shall be in effect, enjoining, restraining, preventing or prohibiting consummation of the Merger or making the consummation of the Merger illegal and shall have become final and nonappealable after the parties have used reasonable best efforts to have such Restraint removed, repealed or overturned; or

(iii)        the Stockholder Approval shall not have been obtained at the Stockholders’ Meeting duly convened therefor or at any permitted adjournment or postponement thereof.

(c)          by Parent, if:

(i)          the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.01 or Section 6.02 and (B) is incapable of being cured, or is not cured, by the Company within 30 calendar days (but in no instance beyond the End Date) following receipt of written notice of such breach or failure to perform from Parent; provided, that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.01(c)(i) if Parent or Merger Sub is then in breach of any representation, warranty, covenant or agreement hereunder that would result in the closing conditions set forth in Section 6.03 not being satisfied;

(ii)         the Board shall have effected a Company Adverse Recommendation Change, withdrawn or modified in any manner adverse to Parent its approval or recommendation of the Merger or this Agreement in connection with, or approved or recommended, any alternative Takeover Proposal; or

(iii)         (A) the Company shall have entered into, or publicly announced its intention to enter into, an Acquisition Agreement in respect of an alternative Takeover Proposal; or (B) the Company shall have breached in any material respect the provisions of Section 4.02, and such violation or breach has resulted in the receipt by the Company of a Takeover Proposal.

(d)          by the Company, if:

(i)          Parent or Merger Sub shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.01 or Section 6.03, and (B) is incapable of being cured, or is not cured, by Parent and Merger Sub within 30 calendar days (but in no instance beyond the End Date) following receipt of written notice of such breach or failure to perform from the Company; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.01(d)(i) if the Company is then in breach of any representation, warranty, covenant or agreement hereunder that would result in the closing conditions set forth in Section 6.02 not being satisfied;

(ii)          (A) the Board authorizes the Company to enter into, or publicly announced its intention to enter into, an Acquisition Agreement in respect of an alternative Takeover Proposal, or (B) the Board has effected a Company Adverse Recommendation Change, withdrawn or modified in any manner adverse to Parent its approval or recommendation of the Merger or this Agreement in connection with, or approved or recommended, any alternative Takeover Proposal, in either instance, (X) in accordance with the provisions of this Agreement, including Section 4.02, and (Y) the Company has paid the Termination Fee;

(iii)        (A) all of the conditions set forth in Section 6.01 and Section 6.02 have been satisfied (other than those that require deliveries or are tested at the time of Closing, which conditions would have been satisfied if the Closing had occurred at the time of such termination), (B) the Company has irrevocably confirmed by written notice to Parent that (x) all conditions set forth in Section 6.03 have been satisfied (other than those that require deliveries or are tested at the time of Closing, which conditions would have been satisfied if the Closing had occurred at the time of such termination) or that it has provided an irrevocable notice of waiver (effective as of Closing) of any unsatisfied conditions in Section 6.03 and (y) it is prepared to consummate the Merger at the Closing, and (C) Parent and Merger Sub do not receive the proceeds of the Financing on the terms provided for in the Commitment Letters or any Alternative Financing and, as a result, fail to consummate the Merger within two (2) business days following the delivery of such notice; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.01(d)(iii) if the Company is then in breach of any representation, warranty, covenant or agreement hereunder that would result in the closing conditions set forth in Section 6.02 not being satisfied; or

(iv)        Parent has not funded the Escrow Account, or caused the Escrow Account to be funded, within twenty-one (21) days following the date of this Agreement, with an amount in cash equal to the Reverse Termination Fee; provided, however, that if at any time following such twenty-first (21st) day, Parent funds the Escrow Account, or causes the Escrow Account to be funded, with an amount in cash equal to the Reverse Termination Fee, the Company shall cease to have the right to terminate this Agreement pursuant to this Section 7.01(d)(iv), and this Section 7.01(d)(iv) shall be of no further force or effect.

The right of any party hereto to terminate this Agreement pursuant to this Section 7.01 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto or any of their respective Agents, whether prior to or after the execution of this Agreement. A terminating party shall provide written notice of termination to the other parties specifying with particularity the reason for such termination. If more than one provision in this Section 7.01 is available to a terminating party in connection with a termination, a terminating party may rely on any and all available provisions in this Section 7.01 for any such termination.

Section 7.02         Termination Fee; Parent Expenses.

(a)          In the event that (i) after the date hereof and prior to obtaining of the Stockholder Approval (or prior to the termination of this Agreement if there has been no Stockholders’ Meeting), a Takeover Proposal shall have been made to the Company or shall have been made directly to the stockholders of the Company generally, and (ii) thereafter this Agreement is terminated by Parent or the Company pursuant to Section 7.01(b)(i) or Section 7.01(b)(iii) or by Parent pursuant to Section 7.01(c)(i), and (iii) within twelve (12) months after such termination, the Company consummates a transaction that constitutes a Takeover Proposal or enters into an Acquisition Agreement with respect to any Takeover Proposal, then the Company shall pay Parent a fee equal to $5,000,000 (the “Termination Fee”) by wire transfer of same-day funds on the second (2nd) Business Day following the consummation of such transaction.

(b)          In the event that this Agreement is terminated by Parent pursuant to Sections 7.01(c)(ii) or (iii), then the Company shall pay Parent a fee equal to the Termination Fee by wire transfer of same-day funds on the second (2nd) Business Day following such termination.

(c)          In the event that this Agreement is terminated by the Company pursuant to Section 7.01(d)(ii), then the Company shall pay Parent the Termination Fee by wire transfer of same-day funds prior to or concurrently with such termination.

(d)          The Company agrees that if this Agreement shall be terminated by Parent pursuant to Section 7.01(c)(i) or Section 7.01(b)(iii), then the Company will pay to Parent, or as directed by Parent, an amount equal to the Parent Expenses; provided that if this Agreement shall be terminated by Parent pursuant to Section 7.01(b)(iii), the aggregate amount of Parent Expenses payable by the Company shall not exceed $1,000,000; provided further that such amount shall be paid promptly, but in no event later than two (2) Business Days after such termination. In the event that following such payment of the Parent Expenses, Parent is paid a Termination Fee pursuant to Section 7.02(a), the aggregate amount of Parent Expenses shall be netted against the Termination Fee. For purposes of this Agreement, the “Parent Expenses” shall be an amount equal to Parent’s reasonable and documented out of pocket expenses incurred in connection with this Agreement and the Transactions contemplated hereby (including, without limitation, all outside attorneys’, accountants’ and investment bankers’ fees and expenses).

(e)          The parties acknowledge and agree that the provisions for payment of the Termination Fee and Parent Expenses are an integral part of the Transactions and are included herein in order to induce Parent to enter into this Agreement and to reimburse Parent for incurring the costs and expenses related to entering into this Agreement and consummating the Transactions. If the Company fails to pay any amounts due under this Section 7.02 and Parent commences a suit which results in a final, non-appealable judgment against the Company, for any such amounts or any portion thereof, then the Company shall pay Parent’s costs and expenses (including reasonable attorney’s fees and disbursements) in connection with such suit, together with interest on any such amounts at the prime rate (as published in The Wall Street Journal) in effect on the date such payment was required to be made through the date of payment.

(f)          The parties acknowledge that in no event shall the Company be required to pay the applicable Termination Fee on more than one occasion.

Section 7.03         Reverse Termination Fee; Company Expenses.

(a)          In the event that this Agreement is terminated by the Company pursuant to Section 7.01(d)(iii) or Section 7.01(d)(iv), then Parent shall pay, or cause to be paid, the Company a fee equal to the Reverse Termination Fee by wire transfer of same-day funds on the second (2nd) Business Day following such termination.

(b)          Parent agrees that if this Agreement shall be terminated by the Company pursuant to Section 7.01(d)(i) then Parent will pay to the Company, or as directed by the Company, an amount equal to the Company Expenses; provided that such amount shall be paid promptly, but in no event later than two (2) Business Days after such termination. In the event that following such payment of the Company Expenses, the Company is paid a Reverse Termination Fee pursuant to Section 7.03(a), the aggregate amount of Company Expenses shall be netted against the Reverse Termination Fee. For purposes of this Agreement, the “Company Expenses” shall be an amount equal to the Company’s out of pocket expenses incurred in connection with this Agreement and the Transactions contemplated hereby (including, without limitation, all attorneys’, accountants’ and investment bankers’ fees and expenses and fees and expenses).

(c)          The parties acknowledge and agree that the provisions for payment of the Reverse Termination Fee and Company Expenses are an integral part of the Transactions and are included herein in order to induce the Company to enter into this Agreement and to reimburse the Company for incurring the costs and expenses related to entering into this Agreement and consummating the Transactions. If Parent fails to pay any amounts due under this Section 7.03 and the Company commences a suit which results in a final, non-appealable judgment against Parent, for any such amounts or any portion thereof, then Parent shall pay the Company’s costs and expenses (including reasonable attorney’s fees and disbursements) in connection with such suit, together with interest on any such amounts at the prime rate (as published in The Wall Street Journal) in effect on the date such payment was required to be made through the date of payment

(d)          For purposes of this Agreement, “Reverse Termination Fee” means an amount equal to $10,000,000.

(e)          The parties acknowledge that in no event shall Parent be required to pay the applicable Reverse Termination Fee on more than one occasion.

Section 7.04         Effect of Termination.

(a)          In the event of the termination of this Agreement by either the Company or Parent as provided in Section 7.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Merger Sub or the Company and their respective directors, officers, employees, partners, members or stockholders; provided, however, that (i) the agreements and obligations contained in Section 5.02(b), Section 5.05, Section 5.11(f), Section 7.02, Section 7.03, this Section 7.04 and ARTICLE VIII shall survive the termination of this Agreement, and (ii) other than in the event of actual fraud, none of Parent, Merger Sub or the Company shall have any liability for any damages whatsoever (which shall include reimbursement of expenses or out-of-pocket costs) following a valid termination of this Agreement other than as expressly set forth in Sections 7.02 and 7.03.

(b)          The parties agree that the payment of the Termination Fee shall be the sole and exclusive remedy available to Parent and Merger Sub with respect to this Agreement and the Transaction in the event any payment of the Termination Fee becomes due and payable under the terms of this Agreement, and, upon payment of the Termination Fee the Company shall have no further liability to Parent and Merger Sub hereunder. The parties agree that the payment of the Termination Fee in the circumstances in which the Termination Fee becomes payable, constitutes liquidated damages and is not a penalty, but rather a reasonable amount that will compensate the Parent and Merger Sub for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions.

(c)          The parties agree that the payment of the Reverse Termination Fee shall be the sole and exclusive remedy available to the Company with respect to this Agreement and the Transaction in the event any payment of the Reverse Termination Fee becomes due and payable under the terms of this Agreement, and, upon payment of the Reverse Termination Fee, neither Parent or Merger Sub shall have any further liability to the Company hereunder. The parties agree that the payment of the Reverse Termination Fee in the circumstances in which the Reverse Termination Fee becomes payable, constitutes liquidated damages and is not a penalty, but rather a reasonable amount that will compensate the Company for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions.

Article VIII.
GENERAL PROVISIONS

Section 8.01         Non-survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time or, if earlier, the termination of this Agreement in accordance with the terms hereof.

Section 8.02         Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given if delivered personally, sent by facsimile (providing confirmation of transmission) or sent by prepaid overnight courier (providing proof of delivery) to the parties at the following addresses or facsimile numbers (or at such other address or facsimile number for a party as shall be specified by like notice):

 if to Parent or Merger Sub, to:

HSRE Quad Merger Parent, LLC or

HSRE Quad Merger Sub, LLC

c/o Harrison Street Real Estate Capital LLC

71 South Wacker Drive Suite 3575

Chicago, Illinois 60606

Telecopy No.: (312) 920-1855

Attention: Stephen Gordon

with a copy (which shall not constitute notice) to:

DLA Piper LLP (US)

1251 Avenue of the Americas

New York, New York 10020

Telecopy No.: (212) 884-8522

Attention: Christopher Giordano

if to the Company, to:

Campus Crest Communities, Inc.

2100 Rexford Road
Suite 414
Charlotte, North Carolina 28211

Telecopy No.: (704) 749-8696

Attention: Aaron Halfacre

with a copy (which shall not constitute notice) to:

Kilpatrick, Townsend & Stockton LLP

1100 Peachtree Street NE, Suite 2800

Atlanta, Georgia 30309

Telecopy No.: (404) 541-3121

Attention: W. Benjamin Barkley, Esq.

Section 8.03         Definitions. For purposes of this Agreement:

“Affiliate” means, as to any Person (i) any other Person that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise and (ii) with respect to any natural Person, any member of the immediate family of such natural Person.

“Business Day” means any day other than a Saturday, Sunday or any day on which banks located in New York, New York are authorized or required to be closed for the conduct of regular banking business.

“Commitment Letters” means the Debt Commitment Letters together with the Equity Commitment Letters.

“Company Operating Partnership” means Campus Crest Communities Operating Partnership, LP.

“Company Operating Partnership Agreement” means the Second Amended and Restated Agreement of Limited Partnership of the Company Operating Partnership, dated as of February 9, 2012 as amended, modified or supplemented from time to time.

“Company OP Unit” shall mean a unit in the Company Operating Partnership designated by the Company Operating Partnership as a partnership unit or limited partnership unit of the Company Operating Partnership under the Company Operating Partnership Agreement.

“Company Real Property” means the Owned Real Property and the Leased Real Property.

“Company Subsidiary” means (i) a Subsidiary of the Company, a list of which such Subsidiaries is set forth in Section 3.01(b)(vii) of the Company Disclosure Schedule, and which, for the avoidance of doubt, shall include (a) the Company Operating Partnership, and (b) upon formation, Montrealco, and (ii) any joint ventures (or Subsidiaries thereof) in which the Company owns (directly or indirectly) less than fifty percent (50%) of the membership interest, but for which the Company or one of its Subsidiaries directly or indirectly controls day-to-day management, a list of which such Company Subsidiaries is set forth in Section 3.01(b)(vii) of the Company Disclosure Schedule.

“Copper Beech Agreement” mean that certain Purchase, Sale and Redemption Agreement dated as of the date hereof, by and among Harrison Street Real Estate, LLC and the other parties signatory thereto.

“Equity Commitment Letters” shall mean that certain equity financing commitment letter by and among the Equity Investors and Parent, pursuant to which, subject to the terms and conditions contained therein, the Equity Investors have committed to invest in Parent the amount set forth therein.

“Equity Investors” shall mean the investors party to the Equity Commitment Letters.

“Indebtedness” means all of the following, whether matured, unmatured, liquidated, unliquidated, contingent or otherwise (A) any indebtedness for borrowed money (including the issuance of any debt security) to any Person or any indebtedness issued in substitution for or exchange of indebtedness for borrowed money, or for the deferred purchase price of property or services with respect to which a Person is liable, contingently or otherwise, as obligor or otherwise (including reimbursement and all other obligations with respect to surety bonds, letters of credit and bankers’ acceptances, whether or not matured, and similar obligations), including the current portion of such indebtedness, (B) any obligations evidenced by notes, bonds, debentures or similar instruments or Contracts to any Person, (C) any capital lease obligations properly categorized as such under GAAP to any Person, (D) any obligations in respect of letters of credit and bankers’ acceptances, (E) all obligations under conditional sale or other title retention agreements, (F) all “cut” but un-cashed checks or any overdrafts outstanding as of the Closing Date, (G) any indebtedness secured by a lien on a Person’s assets, (H) any accrued liabilities or expenses, (I) any accrued interest on any of the foregoing, (J) any prepayment or other similar fees, expenses or penalties on or relating to the repayment or assumption of any of the foregoing and (K) any guaranty of any such obligations described in clauses (A) through (J) of any Person other than the Company or any of the Company Subsidiaries, in each case, together with all interest, fees and penalties relating to any of the foregoing. For the avoidance of doubt, the term “Indebtedness” shall not include accounts payable to trade creditors and accrued expenses, in each case arising in the ordinary course of business.

“Indenture” means that certain Indenture dated as of October 9, 2013, by and among the Company Operating Partnership as issuer, the Company as guarantor and U.S. Bank National Association as trustee.

“Knowledge of the Company”, the “Company’s Knowledge” or references to the Company’s “awareness” or similar references means, with respect to any matter in question, (i) the actual knowledge of the officers of the Company listed on Section 8.03 of the Company Disclosure Schedule, or (ii) with respect to any particular fact or matter, if any of the persons listed on Section 8.03 of the Company Disclosure Schedule reasonably would have obtained knowledge of such fact or matter after making reasonable inquiry, the Company will be deemed to have Knowledge of such fact or matter.

“Laws” means all statutes, laws, ordinances, rules, regulations, judgments, orders and decrees of any Governmental Entity.

“Material Adverse Change” or “Material Adverse Effect” means, any condition, circumstance, change, event or occurrence, that, individually or in the aggregate, (i) has had or would reasonably be expected to have, a material adverse effect on the assets, business, results of operations or financial condition of the Company and the Company Subsidiaries taken as a whole, or (ii) would reasonably be expected to prevent, materially delay or materially impair the Company’s ability to consummate the Merger or the other Transactions, other than conditions, circumstances, changes, events, occurrences or effects (A) generally affecting (I) the segments of the off-campus student housing market in which the Company and the Company Subsidiaries operate (the “Industry”), provided that such changes, events, occurrences or effects do not affect the Company and the Company Subsidiaries, in a materially disproportionate manner as compared to other participants in the Industry, or (II) the economy, credit or financial or capital markets, in the United States or elsewhere in the world, including changes in interest or exchange rates, provided that such changes, events, occurrences or effects do not affect the Company and the Company Subsidiaries in a materially disproportionate manner as compared to other participants in the Industry, or (B) arising out of, resulting from or attributable to (I) changes in Law or in GAAP, or changes in general legal, regulatory or political conditions, (II) the negotiation, execution, announcement or performance of this Agreement or the consummation of the Transactions, including the impact thereof on relationships, contractual or otherwise, with vendors, clients, customers, partners or employees, (III) acts of war, sabotage, hostilities or terrorism, or any escalation or worsening of any such acts of war, sabotage, hostilities or terrorism threatened or underway as of the date of this Agreement that do not disproportionately affect the Company and the Company Subsidiaries in a materially disproportionate manner as compared to other participants in the Industry, (IV) earthquakes, hurricanes, tornados or other natural disasters that do not disproportionately affect the Company and the Company Subsidiaries in a materially disproportionate manner as compared to other participants in the Industry, (V) any action taken, or omissions, by the Company or any Company Subsidiary that is specifically required by this Agreement or is taken or omitted with Parent’s written consent or at Parent’s written request, (VI) any decline in the market price, or change in trading volume, of the capital stock of the Company (it being understood that the facts or occurrences giving rise or contributing to such decline or change that are not otherwise excluded from the definition of a “Material Adverse Effect” may be deemed to constitute, or be taken into account in determining whether there has been, is, or would be a Material Adverse Effect on the Company), or (VII) any failure to meet any analysts or internal or public projections, forecasts or estimates of revenue or earnings in and of itself (it being understood that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from the definition of a “Material Adverse Effect” may be taken into account in determining whether there has been, is, or would be a Material Adverse Effect on the Company).

“Montreal Employees” means the employees set forth on Section 5.20 of the Company Disclosure.

“Montreal Partner” means the Company’s joint venture partner with respect to the Montreal Properties.

“Notes” mean the 4.75% Exchangeable Senior Notes due 2018 issued by the Company Operating Partnership and guaranteed by the Company.

“Parent Material Adverse Effect” means any condition, circumstance, change, event or occurrence that, individually or in the aggregate, would reasonably be expected to prevent, materially delay or materially impair the Parent’s or Merger Sub’s ability to consummate the Merger and the other Transactions.

“Permits” means all approvals, accreditations, authorizations, certificates, filings, franchises, licenses, notices and permits of or with all Governmental Entities, including all operating authorities, state operating licenses or registrations and other interstate, intrastate, national or international regulatory licenses and other Governmental Entity authorizations held by the Company and the Company Subsidiaries.

“Permitted Liens” means (i) Liens specifically identified on the Balance Sheet or in the notes thereto; (ii) Liens for taxes, assessments or other governmental charges and levies not yet due and payable or that are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are reflected on Balance Sheet in accordance with GAAP; (iii) immaterial Liens that, individually or in the aggregate with all other Permitted Liens, do not and will not materially interfere with the use or value of the properties or assets of the Company and the Company Subsidiaries taken as a whole as currently used; (iv) licenses granted by the Company or the Company Subsidiaries in the ordinary course of business consistent with past practices; (v) purchase money liens or similar Liens securing rental payments under capital lease arrangements that are not, in the aggregate, material to the Company and the Company Subsidiaries; (vi) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen, and other Liens imposed by applicable Law incurred in the ordinary course of business, excluding any such Liens that secure or relate to amounts currently claimed to be due and payable by the Company or any Company Subsidiary for work or materials performed or provided more than sixty (60) days (or such longer period to the extent that the applicable underlying agreement for services and/or materials allows a payment period in excess of sixty (60) days) prior to the date hereof; and (vii) Liens relating to deposits made in the ordinary course of business consistent with past practices in connection with workers’ compensation, unemployment insurance, and other types of social security.

“Person” means any natural person, individual, firm, corporation, company, partnership, limited liability company, joint venture, association, business trust, trust, unincorporated organization, Governmental Entity or other entity.

“Scheduled Limited Partners” means those Persons designated as “Scheduled Limited Partners” on Section 3.01(b)(vii) of the Company Disclosure Schedule.

“Stock Plan” means the Company’s Amended and Restated Equity Incentive Compensation Plan in effect on the date hereof.

“Subsidiary” means, with respect to any Person, any other Person, an amount of the voting securities, other voting rights or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, fifty percent (50%) or more of the equity interests of which) is owned directly or indirectly by such first Person.

Section 8.04         Interpretation. When a reference is made in this Agreement to an Article, a Section or Exhibit, such reference shall be to an Article of, a Section of, or an Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Phrases such as “to the Company’s Knowledge” or “Known to the Company” are used to qualify and limit the scope of any representation or warranty in which they appear and are not affirmations of any Person’s “superior knowledge” that the representation or warranty in which they are used is true. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any Contract or statute defined or referred to herein or in any Contract that is referred to herein means such Contract or statute as from time to time amended, modified or supplemented, including (in the case of Contracts) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns. Each party and its counsel have reviewed the terms and provisions of this Agreement and have contributed to its drafting. The rules of construction providing that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement. The terms and provisions of this Agreement shall be construed fairly as to all parties hereto and not in favor of or against any party, regardless of which party was generally responsible for the preparation of this Agreement.

Section 8.05         Amendments. This Agreement may be amended by the parties hereto at any time prior to the Effective Time; provided, however, that after the approval of this Agreement by the stockholders of the Company, no amendment may be made which under applicable Law requires the approval of the stockholders of the Company without such further approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

Section 8.06         Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties of the other parties contained herein or in any document, certificate or writing delivered pursuant hereto by the other parties, and (c) subject to the requirements of applicable Law, waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties granting the waiver or extension. Neither the waiver by any of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure by any of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, may be construed as a waiver of any other breach or default, or as a waiver of any future breaches of, defaults under or rights to exercise such provisions, rights or privileges hereunder.

Section 8.07         Consents and Approvals. For any matter under this Agreement requiring the consent or approval of any party to be valid and binding on the parties hereto, such consent or approval must be in writing.

Section 8.08         Counterparts; Effectiveness. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement. This Agreement shall become effective when each party hereto shall have received counterparts thereof signed and delivered (by facsimile or other electronic means) by the other party hereto.

Section 8.09         Entire Agreement; No Third-Party Beneficiaries. This Agreement, the Company Disclosure Schedule, the Parent Disclosure Schedule, the Escrow Agreement and the Confidentiality Agreement (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties and their Affiliates with respect to the subject matter of this Agreement, the Company Disclosure Schedule and the Confidentiality Agreement and shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, and (b) except for the provisions of ARTICLE II and Section 5.04, are not intended to and do not confer upon any Person other than the parties hereto any legal or equitable rights or remedies hereunder.

Section 8.10         GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF MARYLAND, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

Section 8.11         Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of law or otherwise, by any of the parties without the prior written consent of the other parties, and any assignment without such consent shall be null and void.

Section 8.12         Specific Enforcement; Consent to Jurisdiction.

(a)          The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such damages. It is accordingly agreed that prior to the valid termination of this Agreement in accordance with Section 7.01 (i) the parties shall be entitled to seek (in a court of competent jurisdiction as set forth in Section 8.12(c)) an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, without bond or other security being required, this being in addition to any remedy to which they are entitled pursuant to Sections 7.02, 7.03 and 7.04, as applicable, but subject in all cases to Section 8.12(b) and (ii) the right of specific enforcement is an integral part of the Transactions and without that right, neither the Company nor Parent nor Merger Sub would have entered into this Agreement. It is explicitly further agreed that the Company shall be entitled to an injunction, specific performance or other equitable remedy to specifically enforce the Parent’s and Merger Sub’s obligations to effect the Closing on the terms and conditions set forth herein (as opposed to an injunction, specific performance or other equitable remedy to force Parent and Merger Sub to comply with their other obligations set forth herein (other than Parent’s and/or Merger Sub’s obligations to effect the Closing), which shall be governed by the preceding sentence) only in the event that (x) all conditions in Section 6.01 and Section 6.02 have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the Closing, each of which is then capable of being satisfied at a Closing on such date) at the time when the Closing would have occurred but for the failure of the Parent to comply with its obligations to effect the Closing pursuant to the terms of this Agreement, and (y) the Company does not have the right to terminate this Agreement pursuant to Section 7.01(d)(iii).

(b)          Each of the Company, Parent, Holdings and Merger Sub acknowledges and agrees that in all circumstances not addressed in Sections 7.04(b) or (c), the parties’ only remedies under this Agreement and with respect to the Transactions contemplated by this Agreement shall be (i) prior to a valid termination of this Agreement in accordance with Section 7.01, the equitable remedies to the extent provided in Section 8.12(a), and (ii) following a valid termination of this Agreement in accordance with Section 7.01, the right to seek monetary damages for actual fraud to the extent provided in Section 7.04(a).

(c)          Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of the state courts of the State of Maryland, including state appellate courts within the State of Maryland (or, if such state courts of the State of Maryland decline to accept jurisdiction over a particular matter, any federal court within the State of Maryland) in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of Maryland for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process.

Section 8.13         Waiver of Jury Trial. EACH PARTY HERETO HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 8.13.

Section 8.14         Severability. If any term, condition or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term, condition or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the Transactions contemplated hereby are fulfilled to the extent possible.

Section 8.15         Legal Representation; Privilege. Each of the parties to this Agreement hereby agrees, on its own behalf and on behalf of its and its directors, managers, members, partners, stockholders, officers and employees, that Kilpatrick Townsend & Stockton LLP may serve as counsel to the Stockholder’s Representative, on the one hand, and the Company and its Subsidiaries, on the other hand, in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the Transactions, and that, following consummation of the Transactions, Kilpatrick Townsend & Stockton LLP (or any successor) may serve as counsel to the Stockholders’ Representative if the Stockholders’ Representative so requests, in connection with any litigation, claim or obligation arising out of or relating to this Agreement, the CVR Agreement, the Montreal Escrow Agreement or the Transactions or any other matter notwithstanding such representation (or any continued representation) of the Company and/or any of its Subsidiaries, and each of the parties hereto hereby consents thereto and waives any conflict of interest arising therefrom, and each of such parties shall cause any Affiliate thereof to consent to waive any conflict of interest arising from such representation. Any privilege attaching as a result of Kilpatrick Townsend & Stockton LLP’s service as counsel to the Company or any of its Subsidiaries in connection with the Transactions will survive the Closing and will remain in effect, and such privilege from and after the Closing will be controlled by, and may not be waived without the approval of, the Surviving Entity or Parent; provided that in any action against the Stockholders’ Representative such privilege from and after the Closing will be jointly controlled by, and may not be waived without the approval of, the Stockholders’ Representative. As to any privileged attorney-client communications between Kilpatrick Townsend & Stockton LLP and the Company or Kilpatrick Townsend & Stockton LLP and any of the Company’s Subsidiaries prior to the Effective Time (collectively, the “Privileged Communications”), Parent, the Surviving Entity and each of its Subsidiaries together with any of their respective Affiliates, Subsidiaries, successors or assigns, agree that no such party may use or rely on any of the Privileged Communications in any action against the Stockholders’ Representative after the Effective Time.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers hereunto duly authorized, all as of the date first written above.

Parent:

HSRE Quad Merger Parent, LLC

By:	/s/ Christopher Merrill
Name: Christopher Merrill
Title: Manager

[Signature Page to Merger Agreement]

MERGER SUB:

HSRE QUAD MERGER SUB, LLC

By: HSRE Quad Merger Parent, LLC, a Delaware limited liability company, its sole member

By:	/s/ Christopher Merrill
Name: Christopher Merrill
Title: Manager

[Signature Page to Merger Agreement]

COMPANY:

CAMPUS CREST COMMUNITIES, INC.

By:	/s/ Aaron S. Halfacre
Name: Aaron S. Halfacre
Title: President

[Signature Page to Merger Agreement]

STOCKHOLDERS’ REPRESENTATIVE:

CCGSR, INC.

By:	/s/ Richard Kahlbaugh
Name: Richard Kahlbaugh
Title: Chairman of the Board of Directors

[Signature Page to Merger Agreement]

ANNEX I

Index of Defined Terms

Term	Section

2015 10-K	Section 6.02(k)
2015 Q3 10-Q	Section 5.01(c)(i)
2016 Leasing Plan	Section 5.02(d)
2016 Marketing Budget	Section 5.02(d)
ACA	Section 3.01(l)(viii)
Acceptable Confidentiality Agreement	Section 4.02(c)
Acquisition Agreement	Section 4.02(b)
Additional Concessions	Section 5.15(a)
Affiliate	Section 8.03
Agents	Section 4.02(a)
Agreement	Preamble
Articles	Section 3.01(b)(vi)
Articles of Merger	Section 1.03
Assumed Indebtedness	Section 5.15(a)
Balance Sheet	Section 3.01(e)(iii)
Balance Sheet Date	Section 3.01(e)(iii)
Bankruptcy and Equity Exceptions	Section 3.01(c)(i)
Base Premium	Section 5.04(b)
Board	Recitals
Book-Entry Shares	Section 2.01(c)
Budget	Section 3.01(v)
Business Day	Section 8.03
Bylaws	Section 3.01(b)(vi)
Cancelled Shares	Section 2.01(a)
Cash Merger Consideration	Section 2.01(c)
Closing	Section 1.02
Closing Date	Section 1.02
Code	Section 2.07(g)
Commitment Letters	Section 8.03
Common Stock	Recitals
Common Stock Certificate	Section 2.01(c)
Commonly Controlled Entity	Section 3.01(l)(i)
Company	Preamble
Company Adverse Recommendation Change	Section 4.02(f)
Company Benefit Plans	Section 3.01(l)(i)
Company Community	Section 3.01(n)(i)
Company Copyrights	Section 3.01(o)
Company Disclosure Schedule	Section 3.01
Company Domains	Section 3.01(o)
Company Expenses	Section 7.03(b)

Term	Section

Company Intellectual Property	Section 3.01(o)(viii)
Company Leases	Section 3.01(n)(iii)
Company Marks	Section 3.01(o)
Company Operating Partnership	Section 8.03
Company Operating Partnership Agreement	Section 8.03
Company OP Unit	Section 8.03
Company Patents	Section 3.01(o)
Company Pension Plan	Section 3.01(l)(i)
Company Real Property	Section 8.03
Company Recommendation	Section 3.01(c)(i)
Company SEC Documents	Section 3.01(e)(i)
Company Subsidiary	Section 8.03
Company Subsidiary Securities	Section 3.01(b)(viii)
Company’s Knowledge	Section 8.03
Confidentiality Agreement	Section 5.02(b)
Consolidated Company	Section 3.01(e)(ii)
Contingent Consideration Denominator	Section 2.01(c)
Contingent Value Right	Section 2.01(c)
Contract	Section 3.01(c)(ii)
Copper Beach Agreement	Section 8.03
CVR Agreement	Recitals
Debt Commitment Letter	Section 3.02(d)(i)
Debt Commitment Letters	Section 3.02(d)(i)
Debt Financing	Section 3.02(d)(i)
Debt Financing Commitments	Section 3.02(d)(i)
Definitive Agreements	Section 5.11(a)
Effective Time	Section 1.03
End Date	Section 7.01(b)(i)
Environment	Section 3.01(j)
Environmental Laws	Section 3.01(j)
Equity Commitment Letters	Section 5.11(c)
Equity Financing	Section 3.02(d)(ii)
Equity Financing Commitments	Section 3.02(d)(ii);
Equity Investors	Section 8.03
ERISA	Section 3.01(i)(i)
Escrow Account	Recitals
Escrow Agreement	Recitals
Excepted Concessions	Section 5.15(a)
Exchange Act	Section 3.01(d)
Exchange Rate	Section 2.01(c)
Exchange Rate Adjusted Montreal Guaranty Amount	Section 2.01(c)
Fee Letter(s)	Section 3.02(d)(ii)
Financing	Section 3.02(d)(ii)
Financing Commitments	Section 3.02(d)(ii)
GAAP	Section 3.01(e)(ii)

Term	Section

Governmental Entity	Section 3.01(d)
Hazardous Materials	Section 3.01(j)
Indebtedness	Section 8.03
Indemnitee(s)	Section 5.04(a)
Indenture	Section 8.03
Industry	Section 8.03
Intellectual Property Rights	Section 3.01(o)(viii)
IRS	Section 3.01(l)(ii)
Knowledge of the Company	Section 8.03
Laws	Section 8.03
Leased Real Property	Section 3.01(n)(iii)
Lenders	Section3.02(d)(i)
Licenses In	Section 3.01(o)
Licenses Out	Section 3.01(o)
Liens	Section 3.01(c)(ii)
Material Adverse Change	Section 8.03
Material Adverse Effect	Section 8.03
Material Company Permits	Section 3.01(i)(i)
Material Contract	Section 3.01(h)
Merger	Recitals
Merger Consideration	Section 2.01(c)
Merger Sub	Preamble
Merger Sub Membership Units	Section 2.01
MGCL	Recitals
MLLCA	Recitals
Moelis	Section 3.01(q)
Montreal Closing Date	Section 2.01(c)
Montreal Employees	Section 8.03
Montreal Escrow Account	Section 6.03(e)
Montreal Escrow Agreement	Recitals
Montreal Guaranty	Section 2.01(c)
Montreal Guaranty Amount	Section 2.01(c)
Montreal Guaranty Shortfall Amount	Section 2.01(c)
Montreal Interests	Section 2.01(c)
Montreal Net Proceeds	Section 2.01(c)
Montreal Partner	Section 8.03
Montreal Properties	Section 2.01(c)
Montreal Sale Agreement	Section 2.01(c)
Montrealco	Section 5.13(b)
New Indebtedness	Section 4.01(h)
Nominal Per-Share Cash Consideration	Section 2.01(c)
Notes	Section 8.03
Notice Period	Section 4.02(g)
OP Merger	Recitals
OP Merger Agreement	Recitals

Term	Section

Owned Real Property	Section 3.01(n)(ii)
Parent	Preamble
Parent Expenses	Section 7.02(d)
Parent Material Adverse Effect	Section 8.03
Paying Agent	Section 2.07(a)(i)
Per Share Contingent Consideration	Section 2.01(c)
Permits	Section 8.03
Permitted Liens	Section 8.03
Person	Section 8.03
Pre-Closing Disposition	Section 5.17
Preferred Stock	Section 3.01(b)(i)
Privileged Communications	Section 8.15
Proxy Statement	Section 3.01(d)
Qualified REIT Subsidiary	Section 3.01(b)(vi)
REIT	Section 3.01(m)(iii)
Reporting Documents	Section 3.01
Required Indebtedness Consents	Section 5.15(a)
Restraints	Section 6.01(b)
Restricted Financing Commitment Amendments	Section 5.11(b)
Restricted Stock	Section 2.03
Reverse Termination Fee	Section 7.03(d)
Scheduled Limited Partners	Section 8.03
SDAT	Section 1.03
SEC	Section 3.01(d)
Securities Act	Section 3.01(e)(i)
Series A Preferred Stock	Section 2.04
Severance Policy	Section 3.01(1)(ix)
Stockholder Approval	Section 5.01(c)
Stockholders’ Meeting	Section 5.01(c)
Stockholders’ Representative	Preamble
Stock Plan	Section 8.03
Subsidiary	Section 8.03
Superior Proposal	Section 4.02(e)(ii)
Surviving Entity	Section 1.01
Takeover Proposal	Section 4.02(e)(i)
tax or taxes	Section 3.01(m)(x)
tax returns	Section 3.01(m)(x)
Taxable REIT Subsidiary	Section 3.01(b)(vi)
taxing authority	Section 3.01(m)(x)
Termination Fee	Section 7.02(a)
Third Party IP Rights	Section 3.01(o)(iv)
Trade Secrets	Section 3.01(o)(viii)
Transaction	Recitals

EXHIBIT A

ESCROW AGREEMENT

This Escrow Agreement, dated this ___ day of October, 2015 (this “Escrow Agreement”), is entered into by and among HSRE Quad Merger Parent, LLC, a Maryland limited liability company (“Parent”), Campus Crest Communities, Inc., a Maryland corporation (the “Company”), and Wells Fargo Bank, National Association, a national banking association, as escrow agent (“Escrow Agent”). Unless the context otherwise requires, references herein to a “party” or the “parties” shall refer to Parent, on the one hand, and to the Company, on the other hand, in each case individually and collectively.

RECITALS

WHEREAS, Parent, HSRE Quad Merger Sub, LLC, a Maryland limited liability company and a wholly owned subsidiary of Parent (“Merger Sub”), the Company and CCGSR, Inc., a Delaware corporation, have entered into an Agreement and Plan of Merger, dated of even date herewith (the “Merger Agreement”), pursuant to which the Company, at the Closing, will be merged with and into Merger Sub with Merger Sub as the surviving entity;

WHEREAS, the Merger Agreement contemplates the execution and delivery of this Escrow Agreement and the deposit by Parent with the Escrow Agent of certain funds to secure certain obligations of Parent and Merger Sub under the Merger Agreement;

WHEREAS, the Escrow Agent agrees to hold and distribute such funds in accordance with the terms of this Escrow Agreement; and

WHEREAS, the parties acknowledge that the Escrow Agent is not a party to, is not bound by, and has no duties or obligations under, the Merger Agreement, that all references in this Escrow Agreement to the Merger Agreement are for convenience, and that the Escrow Agent shall have no implied duties beyond the express duties set forth in this Escrow Agreement.

NOW, THEREFORE, in consideration of the respective covenants, agreements and representations and warranties set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

ARTICLE 1
ESCROW DEPOSIT

Section 1.1.          Certain Definitions. For purposes of this Escrow Agreement, capitalized terms used but not defined herein shall have the meaning set forth in the Merger Agreement. The Escrow Agent will not be responsible to determine or to make any inquiry into any term, capitalized, or otherwise, not defined herein.

Section 1.2.          Appointment of Escrow Agent. The Escrow Agent is hereby constituted and appointed as the escrow agent under this Escrow Agreement and the Escrow Agent accepts the appointment in accordance with the terms and conditions set forth in this Escrow Agreement and agrees to assume and perform the duties of the escrow agent pursuant to this Escrow Agreement. The Escrow Agent hereby agrees and covenants that it will perform all of its obligations under this Escrow Agreement and will not deliver custody or possession of any of the Escrow Fund (as hereinafter defined) to anyone except pursuant to the express terms of this Escrow Agreement.

Section 1.3.          Receipt of Escrow Amount. Simultaneously with the execution hereof, in accordance with the Merger Agreement, Parent shall deliver to the Escrow Agent an aggregate amount in cash equal to Ten Million US Dollars ($10,000,000) (the “Escrow Amount,” and together with any interest from time to time earned thereon, and reduced by any subsequent disbursements, amounts withdrawn or losses on investments, the “Escrow Fund”) in immediately available funds. The Escrow Agent shall hold the Escrow Fund as security for the obligation of Parent and the Merger Sub to pay the Reverse Termination Fee pursuant to the terms of the Merger Agreement under the circumstances described herein. For purposes of this Escrow Agreement, “Reverse Termination Fee” means an amount equal to $10,000,000.

Section 1.4.          Investments.

(a)          The Escrow Agent is authorized and directed to deposit, transfer, hold and invest the Escrow Fund as set forth in Exhibit A hereto, or as set forth in any subsequent joint written instruction signed by the Company and Parent.

(b)          The Escrow Agent is hereby authorized and directed to sell or redeem any such investments as it deems necessary to make any payments or distributions required under this Escrow Agreement. The Escrow Agent shall have no responsibility or liability for any loss which may result from any investment or sale of investment made pursuant to this Escrow Agreement. The Escrow Agent is hereby authorized, in making or disposing of any investment permitted by this Escrow Agreement, to deal with itself (in its individual capacity) or with any one or more of its affiliates, whether it or any such affiliate is acting as agent of the Escrow Agent or for any third person or dealing as principal for its own account. The parties acknowledge that the Escrow Agent is not providing investment supervision, recommendations, or advice.

Section 1.5.          Administration of Escrow Fund.

(a)          The Escrow Fund shall be disbursed by the Escrow Agent within two (2) Business Days following Escrow Agent’s receipt of (i) joint written instructions signed by Parent and the Company authorizing the disbursement of all or a portion of the Escrow Fund to Parent and/or Company, or (ii) a copy of a Final Determination (as hereinafter defined) establishing the Company’s or Parent’s right to receive all or a portion of the Escrow Fund, subject to compliance with the procedures set forth in Section 1.6. The term “Final Determination” means a final and non-appealable judgment of a court of competent jurisdiction having the authority to determine the amount of, and liability with respect to, the payment of the Reverse Termination Fee to Parent and/or Company under the Merger Agreement and the denial of, or expiration of all rights to, appeal related thereto. Any Final Determination shall be accompanied by a written instrument of the presenting party certifying that such Final Determination is final, non-appealable and from a court of competent jurisdiction, upon which instrument the Escrow Agent shall be entitled to conclusively rely without further investigation. “Business Day” shall mean any day other than a Saturday, a Sunday, a federal or state holiday, and any other day on which the Escrow Agent is closed.

(b)          If the Merger is consummated then, at the Closing, the Company and Parent shall jointly instruct the Escrow Agent in writing to disburse any remaining Escrow Fund to Parent. Escrow Agent shall disburse such amount to Parent within two (2) Business Days following Escrow Agent’s receipt of such joint written instruction.

(c)           If Merger Agreement is terminated under circumstances that require the payment by Parent to the Company of the Reverse Termination Fee pursuant to the provisions of the Merger Agreement, then the Company and Parent shall jointly instruct the Escrow Agent in writing to disburse the Reverse Termination Fee to the Company and the remaining balance of the Escrow Fund, if any, to the Parent. Escrow Agent shall disburse such amounts to Company and/or Parent within two (2) Business Days following its receipt of such joint written instruction.

(d)          If the Merger Agreement is terminated for any other reason, then the Company and Parent shall jointly in writing instruct the Escrow Agent to disburse to Parent the remaining balance of the Escrow Fund. Escrow Agent shall disburse such amount to Parent within two (2) Business Days following Escrow Agent’s receipt of such joint written instruction.

Section 1.6.          Security Procedure For Funds Transfers.

(a)          The Escrow Agent shall confirm each funds transfer instruction received in the name of a party by means of the security procedure selected by such party and communicated to the Escrow Agent through a signed certificate in the form of Exhibit B-1, with respect to Parent, and Exhibit B-2, with respect to the Company, in each instance, which upon receipt by the Escrow Agent shall become a part of this Escrow Agreement. The person(s) identified by Parent and the Company in Part I on Exhibit B-1 and Exhibit B-2, as applicable, shall be an “Authorized Representative” of such party. Once delivered to the Escrow Agent, Exhibit B-1 or Exhibit B-2 may be revised or rescinded only by a writing signed by an Authorized Representative of the applicable party. Such revisions or rescissions shall be effective only after actual receipt and following such period of time as may be necessary to afford the Escrow Agent a reasonable opportunity to act on it. If a revised Exhibit B-1 or B-2 or a rescission of an existing Exhibit B-1 or B-2 is delivered to the Escrow Agent by an entity that is a successor-in-interest to such party, such document shall be accompanied by additional documentation satisfactory to the Escrow Agent showing that such entity has succeeded to the rights and responsibilities of the party under this Escrow Agreement.

(b)          The parties understand that the Escrow Agent’s inability to receive or confirm funds transfer instructions pursuant to the security procedure selected by such party may result in a delay in accomplishing such funds transfer, and agree that the Escrow Agent shall not be liable for any loss caused by any such delay.

Section 1.7. Income Tax Allocation and Reporting and Earnings Distribution.

(a)          The Parent and Company agree that, for all tax reporting purposes, all interest from investment of the Escrow Fund in any calendar year shall be allocated to and reported to the extent required by the Internal Revenue Service (“IRS”) as having been earned by Parent, whether or not such income was disbursed during such calendar year. Within forty-five (45) calendar days after the end of each calendar year, Parent may deliver to Escrow Agent a written direction to distribute from the Escrow Fund an amount equal to forty percent (40%) of the interest received or accrued with respect to the Escrow Fund during such calendar year.

(b)          Prior to the date hereof, the parties shall provide the Escrow Agent with certified tax identification numbers by furnishing appropriate forms W-9 or W-8 and such other forms and documents that the Escrow Agent may request. The parties understand that if such tax reporting documentation is not provided and certified to the Escrow Agent, the Escrow Agent may be required by the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder, to withhold a portion of any interest earned on the investment of the Escrow Fund. The Escrow Agent annually shall report information on appropriate IRS Form 1099 with respect to such interest consistent with the provisions of Section 1.7(a). Parent and the Company shall cause to be provided to the Escrow Agent all forms and information necessary to complete such information reports. The Escrow Agent shall have no duty to prepare or file any other federal or state tax report or return with respect to the Escrow Fund.

(c)          To the extent that the Escrow Agent becomes liable for the payment of any taxes in respect of income derived from the investment of all or any portion of the Escrow Fund, the Escrow Agent shall satisfy such liability to the extent possible from the Escrow Fund. Parent and the Company shall, jointly and severally, indemnify, defend and hold the Escrow Agent harmless from and against any tax, late payment, interest, penalty or other cost or expense that may be assessed against the Escrow Agent on or with respect to the Escrow Fund and the investment thereof unless such tax, late payment, interest, penalty or other expense was directly caused by the gross negligence or willful misconduct of the Escrow Agent. The indemnification provided by this Section 1.7(c) is in addition to the indemnification provided in Section 3.1 and shall survive the resignation or removal of the Escrow Agent and the termination of this Escrow Agreement.

Section 1.8. Termination. This Escrow Agreement shall terminate on the earlier of (i) [October ____, 2025]1, and (ii) upon disbursement of the Escrow Fund pursuant to Section 1.5, Section 1.7.(a) or Section 3.5. and following such termination, this Escrow Agreement shall be of no further force or effect except that the provisions of Sections 1.7(c), 3.1 and 3.2 hereof shall survive termination and no further fees or expenses shall be invoiced by the Escrow Agent pursuant hereto except for unbilled fees or expenses incurred by the Escrow Agent prior to such time.

1 To be the date that is 10 years from date of the Escrow Agreement.

ARTICLE 2
DUTIES OF THE ESCROW AGENT

Section 2.1.          Scope of Responsibility. Notwithstanding any provision to the contrary, the Escrow Agent is obligated only to perform the duties specifically set forth in this Escrow Agreement, which shall be deemed purely ministerial in nature. Under no circumstance will the Escrow Agent be deemed to be a fiduciary to any party or any other person under this Escrow Agreement. The Escrow Agent will not be responsible or liable for the failure of any party to perform in accordance with this Escrow Agreement. The Escrow Agent shall have no liabilities or obligations with respect to the Escrow Fund except for liabilities or obligations directly resulting from the Escrow Agent’s willful misconduct or gross negligence. The Escrow Agent shall have no implied duties or obligations and shall not be charged with knowledge or notice of any fact or circumstance not specifically set forth herein or in any written notices given to it in accordance with the notice provisions of this Escrow Agreement. The Escrow Agent shall not be required to take notice of the Merger Agreement and shall have no duty or responsibility to take any action pursuant to the terms thereof. The Escrow Agent shall incur no liability with respect to any action taken by it or for any inaction on its part in reliance upon any notice, direction, instruction, consent, statement or other document believed by it to be genuine and duly authorized, nor for any other action or inaction except as the same directly results from or related to Escrow Agent’s own willful misconduct or gross negligence.

Section 2.2.          Attorneys and Agents. The Escrow Agent shall be entitled to rely on and shall not be liable for any action taken or omitted to be taken by the Escrow Agent in accordance with the reasonable advice of counsel or other professionals retained by the Escrow Agent. The Escrow Agent shall be reimbursed as set forth in Section 3.1 for any and all reasonable compensation (reasonable fees, expenses and other costs) paid and/or reimbursed to such counsel and/or professionals. The Escrow Agent may perform any and all of its duties through its agents, representatives, attorneys, custodians, and/or nominees.

Section 2.3.          Reliance. The Escrow Agent shall not be liable for any action taken or not taken by it in accordance with the direction or consent of the parties or their respective agents, representatives, successors, or assigns. The Escrow Agent shall not be liable for acting or refraining from acting upon any notice, request, consent, direction, requisition, certificate, order, affidavit, letter, or other paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, without further inquiry into the person’s or persons’ authority. Concurrent with the execution of this Escrow Agreement, the parties shall deliver to the Escrow Agent Exhibit B-1 and Exhibit B-2, which contain Authorized Representative designations of the parties in Part I thereof.

Section 2.4.          Right Not Duty Undertaken. The permissive rights of the Escrow Agent to do things enumerated in this Escrow Agreement shall not be construed as duties.

Section 2.5.          No Financial Obligation. No provision of this Escrow Agreement shall require the Escrow Agent to risk or advance its own funds or otherwise incur any financial liability or potential financial liability in the performance of its duties or the exercise of its rights under this Escrow Agreement.

ARTICLE 3
PROVISIONS CONCERNING THE ESCROW AGENT

Section 3.1.          Indemnification. Parent and the Company, jointly and severally, shall indemnify and hold the Escrow Agent harmless from and against any loss, liability, cost, damage and expense, including, without limitation, reasonable attorneys’ fees and expenses or other professional fees and expenses which the Escrow Agent actually incurs by reason of any action, claim or proceeding brought against the Escrow Agent, resulting from or relating in any way to this Escrow Agreement or any transaction to which this Escrow Agreement relates, unless such loss, liability, cost, damage or expense shall have been finally adjudicated by a court of competent jurisdiction or arbitrator chosen by the parties and the Escrow Agent to have been directly caused by the willful misconduct or gross negligence of the Escrow Agent. The parties agree solely among themselves, and without limitation of the Escrow Agent’s rights under this Section 3.1 and Section 1.7(c), that any obligation for indemnification of the Escrow Agent under this Section 3.1 and Section 1.7(c) shall be borne, unless otherwise agreed, by the party determined by a court of competent jurisdiction or by a mediator, arbitrator or other neutral decision maker chosen by the parties to be responsible for causing the loss, damage, liability, cost or expense against which the Escrow Agent is entitled to indemnification or, if no such determination is made, then one-half by Parent, and one-half by the Company. Solely as between the parties, neither this Section 3.1, nor Section 1.7(c), nor any other provision of this Escrow Agreement shall prejudice any right or obligation of Parent or the Company pursuant to the Merger Agreement. The provisions of this Section 3.1 shall survive the resignation or removal of the Escrow Agent and the termination of this Escrow Agreement.

Section 3.2.          Limitation of Liability. the escrow agent SHALL NOT be liable, directly or indirectly, for any (A) damages, Losses or expenses arising out of the services provided hereunder, other than damages, losses or expenses which have been finally adjudicated BY A COURT OF ComPETENT JURISDICTION OR ARBITRATOR CHOSEN BY THE PARTIES AND THE ESCROW AGENT, to have DIRECTLY resulted from the escrow agent’s gross negligence or willful misconduct OR (b) special, Indirect, PUNITIVE, or consequential damages or LOSSES OF ANY KIND WHATSOEVER (INCLUDING WITHOUT LIMITATION LOST PROFITS), even if the ESCROW AGENT has been advised of the possibility of such LOSSES OR damages AND REGARDLESS OF THE FORM OF ACTION.

Section 3.3.          Resignation or Removal. The Escrow Agent may resign by furnishing written notice of its resignation to the parties, and the parties may remove the Escrow Agent by furnishing to the Escrow Agent a joint written notice of its removal along with payment of all fees and expenses to which the Escrow Agent is entitled through the date of removal. Such resignation or removal, as the case may be, shall be effective thirty (30) calendar days after the delivery of such notice or upon the earlier appointment of a successor, and the Escrow Agent’s sole responsibility thereafter shall be to safely keep the Escrow Fund and to deliver the same to a successor escrow agent as shall be appointed by the parties, as evidenced by a joint written notice of the parties filed with the Escrow Agent or in accordance with a court order. If the parties have failed to appoint a successor escrow agent prior to the expiration of thirty (30) calendar days following the delivery of such notice of resignation or removal, the Escrow Agent may petition any court of competent jurisdiction for the appointment of a successor escrow agent or for other appropriate relief, and any such resulting appointment shall be binding upon the parties.

Section 3.4.          Compensation. The Escrow Agent shall be entitled to compensation for its services as stated in the fee schedule attached hereto as Exhibit C, which compensation shall be paid one-half by Parent and one-half by the Company. The fee agreed upon for the services rendered hereunder is intended as full compensation for the Escrow Agent’s services as contemplated by this Escrow Agreement; provided, however, that in the event that the conditions for the disbursement of funds under this Escrow Agreement are not fulfilled, or the Escrow Agent renders any service not contemplated in this Escrow Agreement, or there is any assignment of interest in the subject matter of this Escrow Agreement, or any material modification hereof, or if any material controversy arises hereunder, or the Escrow Agent is made a party to any litigation pertaining to this Escrow Agreement or the subject matter hereof, then the Escrow Agent shall be compensated for such extraordinary services and reimbursed for all costs and expenses, including reasonable attorneys’ fees and expenses, occasioned by any such delay, controversy, litigation or event. If any amount due to the Escrow Agent hereunder is not paid within thirty (30) calendar days of the date due, the Escrow Agent in its sole discretion may charge interest on such amount up to the highest rate permitted by applicable law. The Escrow Agent shall have, and is hereby granted the right to set off and deduct any unpaid fees, non-reimbursed expenses and unsatisfied indemnification rights from the Escrow Fund.

Section 3.5.          Disagreements. If any conflict, disagreement or dispute arises between, among, or involving any of the parties hereto concerning the meaning or validity of any provision hereunder or concerning any other matter relating to this Escrow Agreement, or the Escrow Agent is in doubt as to the action to be taken hereunder, the Escrow Agent may, at its option, retain the Escrow Fund until the Escrow Agent (a) receives a final non-appealable order of a court of competent jurisdiction or a final non-appealable arbitration decision directing delivery of the Escrow Fund or any portion thereof, in which event the Escrow Agent shall be authorized to disburse the Escrow Fund or the relevant portion thereof in accordance with such final court order or arbitration decision, (b) receives a written agreement executed by each of the parties directing delivery of the Escrow Fund or the relevant portion thereof, in which event the Escrow Agent shall be authorized to disburse the Escrow Fund or the relevant portion thereof in accordance with such agreement, or (c) files an interpleader action in any court of competent jurisdiction, and upon the filing thereof, the Escrow Agent shall be relieved of all liability as to the Escrow Fund and shall be entitled to recover attorneys’ fees, expenses and other costs incurred in commencing and maintaining any such interpleader action. The Escrow Agent shall be entitled to act on any such agreement, court order, or arbitration decision without further question, inquiry, or consent.

Section 3.6.          Merger or Consolidation. Any corporation or association into which the Escrow Agent may be converted or merged, or with which it may be consolidated, or to which it may sell or transfer all or substantially all of its corporate trust business and assets as a whole or substantially as a whole, or any corporation or association resulting from any such conversion, sale, merger, consolidation or transfer to which the Escrow Agent is a party, shall be and become the successor escrow agent under this Escrow Agreement and shall have and succeed to the rights, powers, duties, immunities and privileges as its predecessor, without the execution or filing of any instrument or paper or the performance of any further act.

Section 3.7.          Attachment of Escrow Amount; Compliance with Legal Orders. In the event that the Escrow Fund or any portion thereof shall be attached, garnished or levied upon by any court order, or the delivery thereof shall be stayed or enjoined by an order of a court, or any order, judgment or decree shall be made or entered by any court order affecting the Escrow Fund, the Escrow Agent is hereby expressly authorized, in its sole discretion, to respond as it deems appropriate or to comply with all writs, orders or decrees so entered or issued, or which it is advised by legal counsel of its own choosing is binding upon it, whether with or without jurisdiction. In the event that the Escrow Agent obeys or complies with any such writ, order or decree, it shall not be liable to any of the parties or to any other person, firm or corporation, should such writ, order or decree be subsequently reversed, modified, annulled, set aside or vacated.

Section 3.8           Force Majeure. The Escrow Agent shall not be responsible or liable for any failure or delay in the performance of its obligations under this Escrow Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of God; earthquakes; fire; flood; wars; acts of terrorism; civil or military disturbances; sabotage; epidemic; riots; interruptions, loss or malfunctions of utilities, computer (hardware or software) or communications services; accidents; labor disputes; acts of civil or military authority or governmental action; it being understood that the Escrow Agent shall use commercially reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as reasonably practicable under the circumstances.

ARTICLE 4
MISCELLANEOUS

Section 4.1.          Successors and Assigns. This Escrow Agreement shall be binding on and inure to the benefit of the parties and the Escrow Agent and their respective successors and permitted assigns. No other persons shall have any rights under this Escrow Agreement.  No assignment of the interest of any of the parties shall be binding unless and until written notice of such assignment shall be delivered to the other party and the Escrow Agent. Notwithstanding the foregoing, no assignment of this Escrow Agreement by Company or Parent shall have any effect unless all “know your customer” due diligence has been performed to the Escrow Agent’s reasonable satisfaction prior to any such replacement.

Section 4.2.          Escheat. The parties are aware that under applicable state law, property which is presumed abandoned may under certain circumstances escheat to the applicable state. The Escrow Agent shall have no liability to the parties, their respective heirs, legal representatives, successors and assigns, or any other party, should any or all of the Escrow Fund escheat by operation of law.

Section 4.3.          Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing, in English, and shall be deemed given if delivered personally, sent by facsimile (providing confirmation of transmission) or sent by prepaid overnight courier (providing proof of delivery) to the parties at the following addresses or facsimile numbers (or at such other address or facsimile number for a party as shall be specified by like written notice and delivered to the other party and Escrow Agent):

if to Parent, to:

HSRE Quad Merger Parent, LLC

c/o Harrison Street Real Estate Capital LLC

71 South Wacker Drive Suite 3575

Chicago, Illinois 60606

Facsimile: (312) 920-1855

Attention: Stephen Gordon

with a copy (which shall not constitute notice) to:

DLA Piper LLP (US)

1251 Avenue of the Americas

New York, New York 10020

Facsimile: (212) 884-8522

Attention: Christopher Giordano

if to the Company, to:

Campus Crest Communities, Inc.

2100 Rexford Road
Suite 414
Charlotte, North Carolina 28211

Facsimile: (704) 749-8696

Attention: Aaron Halfacre

with a copy (which shall not constitute notice) to:

Kilpatrick, Townsend & Stockton LLP

1100 Peachtree Street NE, Suite 2800

Atlanta, Georgia 30309

Facsimile: (404) 541-3121

Attention: W. Benjamin Barkley, Esq.

If to the Escrow Agent:

Karen Z. Kelly, Corporate, Municipal & Escrow Solutions

171 17th Street NW, 4th floor

Atlanta, GA 30363

Telephone: (404) 214-3914

Facsimile: (404) 214-5881

E-mail: Karen.z.kelly@wellsfargo.com

Section 4.4.          Governing Law. This Escrow Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

Section 4.5.          Entire Agreement. Except for the Merger Agreement as it applies solely to the Parent and the Company, this Escrow Agreement and the exhibits hereto set forth the entire agreement and understanding of the parties related to the Escrow Fund.

Section 4.6.          Amendment. This Escrow Agreement may be amended, modified, superseded, rescinded, or canceled only by a written instrument executed by the parties and the Escrow Agent.

Section 4.7.          Waivers. The failure of any party to this Escrow Agreement at any time or times to require performance of any provision under this Escrow Agreement shall in no manner affect the right at a later time to enforce the same performance. A waiver by any party to this Escrow Agreement of any such condition or breach of any term, covenant, representation, or warranty contained in this Escrow Agreement, in any one or more instances, shall neither be construed as a further or continuing waiver of any such condition or breach nor a waiver of any other condition or breach of any other term, covenant, representation, or warranty contained in this Escrow Agreement.

Section 4.8.          Headings. Section headings of this Escrow Agreement have been inserted for convenience of reference only and shall in no way restrict or otherwise modify any of the terms or provisions of this Escrow Agreement.

Section 4.9.         Counterparts. This Escrow Agreement may be executed and delivered (including electronically) in one or more counterparts, each of which when executed shall be deemed to be an original, and such counterparts shall together constitute one and the same instrument.

Section 4.10. Severability. Whenever possible, each provision of this Escrow Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Escrow Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Escrow Agreement.

Section 4.11. Third Party Beneficiaries. Nothing expressed or implied or referred to in this Escrow Agreement will be construed to give any person other than the parties to this Escrow Agreement any legal or equitable right, remedy, or claim under or with respect to this Escrow Agreement or any provision of this Escrow Agreement.

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IN WITNESS WHEREOF, this Escrow Agreement has been duly executed as of the date first written above.

PARENT:

HSRE Quad Merger Parent, LLC

By:
Name:
Title:

COMPANY:

Campus Crest Communities, Inc.

By:
Name:
Title:

ESCROW AGENT:

Wells Fargo Bank, National Association, solely in its capacity as Escrow Agent hereunder

By:
Name:
Title:

[Signature Page to Escrow Agreement]